Exhibit 99.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

☐	Definitive Additional Materials

RAFAEL HOLDINGS, INC.

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14c-5(g), and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Howard S. Jonas

Chairman of the Board of Directors

IDT Corporation
520 Broad Street
Newark, NJ 07102

__________, 2017

Dear IDT Corporation Stockholder:

We are pleased to inform you that the Board of Directors of IDT Corporation (“IDT”) has approved the spin-off of Rafael Holdings, Inc. (“Rafael”), a wholly-owned subsidiary of IDT, to IDT’s stockholders. IDT will be distributing its entire interest in Rafael to IDT’s stockholders. Following the spin-off, IDT’s business will consist principally of IDT Telecom’s core telecommunications, payment services, and related businesses. Rafael will consist of certain non-core businesses and assets of IDT, specifically real estate and IDT’s pharmaceutical industry holdings.

The spin-off of Rafael will occur by way of a pro rata distribution of Rafael Class A common stock and Class B common stock to IDT’s stockholders. On the distribution date, each IDT stockholder will receive one share of Rafael Class A common stock for every two shares of IDT Class A common stock and one share of Rafael Class B common stock for every two shares of IDT Class B common stock, held at 5:00 p.m., New York City time, on ________, 2017, which is the record date for the spin-off. The distribution of shares of our Class B common stock will be issued in book-entry form and physical certificates of Rafael will be issued only to holders of IDT Class A common stock and, upon request, to holders of IDT Class B common stock.

Stockholder approval of the spin-off is not being sought, and you are not required to take any action to receive your Rafael common stock.

Rafael will focus on the development of its assets – which are not closely related to the operation of IDT’s telecom and payment services businesses. The spin-off will allow both Rafael and IDT to focus on their respective operations and facilitate industry-centric strategic activities, incentive compensation and other operational advantages intended to create value for our stockholders. By spinning-off a separate entity with management focused on the Rafael businesses, we expect to unlock greater value in Rafael than would have been possible had these businesses and assets remained within IDT.

Following the spin-off, you will own shares in both IDT and Rafael. We intend to apply to have Rafael’s Class B common stock listed for trading on the NYSE American LLC (“NYSE American”) under the symbol “RFL” and to satisfy all the requirements for that listing. IDT Class B common stock will continue to trade on the New York Stock Exchange under the symbol “IDT.”

We intend for the spin-off to be tax-free for stockholders. To that end, prior to consummation of the spin-off, we expect to receive a favorable legal opinion as to the spin-off’s tax-free status from Goulston & Storrs PC. You should, of course, consult your own tax advisor to determine the spin-off’s implications for your particular tax situation.

The enclosed information statement, which is being mailed to all IDT stockholders as of the record date, describes the spin-off in detail and contains important information about Rafael including its financial statements.

We look forward to your continued support as a stockholder of IDT. We remain committed to working on your behalf to build long-term stockholder value.

Sincerely,

Howard S. Jonas Chairman of the Board of Directors

[RAFAEL HOLDINGS LETTERHEAD]

_______________, 2017

Dear Rafael Stockholder:

It is my pleasure to welcome you as a stockholder of our newly independent company, Rafael Holdings, Inc. We look forward to working with you to build long term shareholder value following our planned spin-off to the stockholders of IDT Corporation.

Rafael will own certain commercial real estate assets and interests in clinical and early stage pharmaceutical companies. The assets will be operated as separate lines of business. The commercial real estate holdings consist of IDT’s headquarters building and its associated public garage in Newark, New Jersey, an office/data center building in Piscataway, New Jersey and a portion of a building in Israel that hosts offices for IDT and its affiliates. The pharmaceutical holdings include debt interests in Rafael Pharmaceuticals, Inc. (“Rafael Pharmaceuticals”), which is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells, and an equity interest in Lipomedix Pharmaceuticals Ltd., an early stage pharmaceutical development company based in Israel. All of these assets were non-core assets - outside of IDT’s telecom and payment services businesses.

Our interest in Rafael Pharmaceuticals includes convertible notes issued by Rafael Pharmaceuticals, and a warrant (held by us and certain minority holders) to purchase a majority equity stake in Rafael Pharmaceuticals at our discretion in accordance with the terms of the convertible note and the warrant.

As an independent publicly held company, we will have the ability to focus exclusively on the development of our businesses to unlock the potential of our assets, and, in so doing, we expect to create value for our stockholders.

Following the spin-off, you will own shares in both IDT and Rafael. We intend to apply to have Rafael’s Class B common stock listed for trading on the NYSE American LLC (“NYSE American”) under the symbol “RFL” and to satisfy all the requirements for that listing. IDT Class B common stock will continue to trade on the NYSE under the symbol “IDT”. We invite you to learn more about us by reviewing the enclosed information statement.

I am excited about the opportunities that the spin-off will create for our company and for our stockholders.

Sincerely,

[____________________] Chief Executive Officer

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED [______________], 2017

INFORMATION STATEMENT

RAFAEL HOLDINGS, INC.

Class A Common Stock

and

Class B Common Stock

(each, par value $0.01 per share)

This information statement is being furnished by IDT Corporation, or IDT, to its stockholders in connection with the distribution to holders of its Class A common stock and Class B common stock, each par value $0.01 per share, of all the outstanding shares of Class A common stock and Class B common stock, each par value $0.01 per share, of Rafael Holdings, Inc., or Rafael.

Rafael will own certain commercial real estate assets and interests in clinical and early stage pharmaceutical companies. The assets will be operated as separate lines of business. The commercial real estate holdings consist of IDT’s headquarters building and its associated public garage in Newark, New Jersey, an office/data center building in Piscataway, New Jersey and a portion of a building in Israel that hosts offices for IDT and its affiliates. The pharmaceutical holdings include debt interests in Rafael Pharmaceuticals, Inc., or Rafael Pharmaceuticals, which is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells, and an equity interest in Lipomedix Pharmaceuticals Ltd., an early stage pharmaceutical development company based in Israel. All of these assets were non-core assets - outside of IDT’s telecom and payment services businesses.

Rafael will also hold approximately $50-$60 million in cash and cash equivalents at the time of the spin-off.

The 20-story office building at 520 Broad Street in Newark, New Jersey houses the headquarters of IDT, Genie Energy Ltd. (Genie) and Rafael.  There are also leases with three unrelated parties for space in the building. The associated public parking garage has in excess of 800 parking spaces and is located across the street from the building.

Rafael Pharmaceuticals is a clinical-stage, oncology-focused, pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells. Rafael Pharmaceuticals' primary objective is to develop highly selective and effective oncology agents with minimal toxicity to normal cells and tissues. Rafael Pharmaceuticals’ proprietary approach to targeting cancer metabolism has led to two distinct technology platforms: its altered energy metabolism directed, or AEMD compounds, and a lipid nanoemulsion-based drug delivery system.

The spin-off will separate our businesses from the remainder of IDT’s operations and holdings. Following the spin-off, IDT’s business will consist of IDT Telecom’s core telecommunications, payment services, and related businesses.

We believe that the spin-off will more effectively deploy Rafael’s assets and operations and will allow for the realization of greater value to you with the creation of an entity with management and resources that are focused on Rafael’s businesses rather than having those assets remain within IDT. Separating the two entities will allow management of Rafael to design and implement corporate strategies and policies that are based solely on the business characteristics of Rafael and to maintain a sharper focus on execution of its business model. In addition, the spin-off will separate business units with different risk profiles and performance characteristics from one another and allow stockholders to choose to invest or remain invested in a company that meets their investment criteria and goals. Rafael will primarily be engaged in operating its businesses and expanding its business operations and activities. Accordingly, we believe the spin-off will build long-term stockholder value.

Our business will consist of one reportable segment consisting of our real estate assets, and our pharmaceutical industry holdings will be included with all other assets under “all other”.

The spin-off of Rafael will occur by way of a pro rata distribution of the Rafael Class A common stock and Class B common stock held by IDT to IDT’s stockholders. On the distribution date each IDT stockholder will receive one share of Rafael Class A common stock for every two shares of IDT Class A common stock and one share of Rafael Class B common stock for every two shares of IDT Class B common stock, held at 5:00 p.m., New York City time, on [________], 2017, which is the record date for the spin-off. The distribution of shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of Class A common stock and, upon request, to holders of Class B common stock.

No stockholder approval of the spin-off is required or sought and you are not required to take any action to receive your Rafael common stock.

We are not asking you for a proxy and you are requested not to send us a proxy. IDT stockholders will not be required to pay for the shares of our Class A common stock or Class B common stock to be received by them in the spin-off or to surrender or exchange shares of IDT Class B common stock or Class A common stock in order to receive our Class A common stock and Class B common stock or to take any other action in connection with the spin-off.

Currently, there is no trading market for our Class A common stock or Class B common stock. We intend to apply to have the Rafael Class B common stock traded on NYSE American under the symbol “RFL” and to satisfy all the requirements for that listing. IDT Class B common stock will continue to trade on the NYSE under the symbol “IDT”.

We do not intend to list our Class A common stock for trading on any exchange or trading system.

In reviewing this Information Statement, you should carefully consider the matters described under “Risk Factors” beginning on page 7 for a discussion of certain factors that should be considered by recipients of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This Information Statement is first being mailed to IDT stockholders on or about [__________], 2017.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

EXECUTIVE SUMMARY	5
RISK FACTORS	7
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS	24
THE SPIN-OFF	26
DIVIDEND POLICY	31
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	32
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
BUSINESS	44
MANAGEMENT	59
CORPORATE GOVERNANCE	59
DIRECTOR COMPENSATION	61
EXECUTIVE COMPENSATION	62
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63
OUR RELATIONSHIP WITH IDT AFTER THE SPIN-OFF AND RELATED PERSON TRANSACTIONS	64
LEGAL PROCEEDINGS	66
DESCRIPTION OF OUR CAPITAL STOCK	66
WHERE YOU CAN FIND MORE INFORMATION	68
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS RAFAEL HOLDINGS, INC. AND SUBSIDIARIES	F-1

This information statement is being furnished solely to provide information to IDT stockholders who will receive shares of our common stock in the distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our or IDT’s securities. This information statement describes our business, our relationship with IDT, and how the spin-off affects IDT and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover, except as otherwise set forth herein. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Unless the context indicates otherwise, all references in this information statement:

●	to “Rafael,” “us,” “we,” or “our” are to Rafael Holdings, Inc. and its subsidiaries; and
●	to “IDT” are to IDT Corporation and its subsidiaries, and, with respect to periods following the spin-off, IDT Corporation and its subsidiaries other than Rafael.

The transaction in which we will be separated from IDT and become a separately-traded public company is referred to in this information statement as the “separation,” the “distribution” or the “spin-off.”

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	Why am I receiving this document?

A:	IDT is delivering this document to you because you were a holder of IDT’s Class A common stock or Class B common stock on the record date for the distribution of shares of our Class A common stock and Class B common stock to IDT’s stockholders. You are entitled to receive one share of our Class A common stock for every two shares of IDT Class A common stock that you held on the record date and one share of our Class B common stock for every two shares of IDT Class B common stock that you held on the record date. No action is required for you to participate in the distribution.

Q:	What is the spin-off?

A:	The spin-off is the overall transaction of separating our company from IDT resulting in Rafael being owned by the public and continuing to own and operate its assets and businesses. The final step of the spin-off will be the pro rata distribution by IDT of our Class A common stock and Class B common stock held by IDT to holders of IDT’s Class A common stock and Class B common stock, as set forth in the answer to the previous question. We refer to this last step as the “distribution.” For additional information regarding these transactions, see “The Spin-Off--Manner of Effecting the Spin-Off” beginning on page 27.

Q:	What is Rafael?

A:

Up to the time of the spin-off, we will be a wholly-owned subsidiary of IDT. Following the spin-off, we will be a separate publicly-traded company. Rafael will own certain commercial real estate assets and interests in clinical and early stage pharmaceutical companies. The assets will be operated as separate lines of business. The commercial real estate holdings consist of IDT’s headquarters building and its associated public garage in Newark, New Jersey, an office/data center building in Piscataway, New Jersey and a portion of a building in Israel that hosts offices for IDT and its affiliates. The pharmaceutical holdings include debt interests in Rafael Pharmaceuticals, Inc., which is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells, and an equity interest in Lipomedix Pharmaceuticals Ltd., an early stage pharmaceutical development company based in Israel. All of these assets were non-core assets outside of IDT’s telecom and payment services businesses. Prior to the spin-off, IDT will transfer cash to Rafael such that we will have approximately $50-$60 million in cash, including $10 million in cash currently held in a controlled entity of which we will effectively be a 45% owner, at the time of the spin-off for our working capital and growth initiatives. Our interests in Rafael Pharmaceuticals are held through a 90%-owned non-operating subsidiary, IDT-Rafael Holdings, LLC (“IDT-Rafael Holdings”). IDT-Rafael Holdings holds a warrant (the “Warrant”) to purchase a significant stake in Rafael Pharmaceuticals, as well as other equity and governance rights in Rafael Pharmaceuticals, and owns 50% of CS Pharma Holdings, LLC, which holds the convertible debt and other rights to purchase equity interests in Rafael Pharmaceuticals. As of the date hereof and based on the current shares issued and outstanding, we would need to pay approximately $71 million to exercise the Warrant in full and approximately $56 million to purchase a 51% controlling stake in Rafael Pharmaceuticals. On an as-converted fully diluted basis, we would need approximately $122 million to exercise the Warrant in full and approximately $98 million to purchase a 51% controlling stake in Rafael Pharmaceuticals as more fully discussed below on page 44.

Q:	Why is IDT separating our businesses and distributing our stock?

A:	IDT’s Board of Directors and management believe the separation will provide the benefits set forth below under the caption “The Spin-Off – Reasons for the Spin-Off” beginning on page 26, which are being undertaken to unlock greater value for Rafael and thus for stockholders than was the case as part of IDT. Management also considered the other factors set forth below under the caption “The Spin-Off – Other Benefits of the Spin-Off” on page 27.

Q:	Why is the separation of the two companies structured as a spin-off?

A:	IDT’s Board of Directors believes that a spin-off of our shares is a cost-effective and tax efficient way to separate the companies.

Q:	What is the record date for the distribution?

A:	The record date is [__________], 2017 and ownership will be determined as of 5:00 p.m., New York City time, on that date. When we refer to the “record date,” we are referring to that time and date.

Q:	When will the spin-off be completed?

A:	Shares of our common stock will be distributed at 11:59 p.m. on [______________], 2017. We refer to this date as the “distribution date.”

Q:	What will be our relationship with IDT after the spin-off?

A:	Following the spin-off, IDT and Rafael each will be independent publicly-traded companies and legally separate entities. We expect to contract with IDT for certain corporate services including administrative, legal, financial, internal audit, corporate tax assistance, and for a lease of space in 520 Broad Street and associated public garage. The lease will cover 80,000 square feet of office space and two parking spots for each thousand square feet of space leased. The annual base rent is $1,498,400. We will also enter into a separate lease with IDT’s affiliate, Genie, covering 8,631 square feet of space in 520 Broad Street. In addition, we expect to cooperate with IDT with respect to certain matters related to periods prior to the spin-off. Relationships among management of Rafael and IDT are described below under the caption “Our Relationship with IDT After the Spin-Off and Related Person Transactions.”

Q:	What will happen to the listing of IDT’s Class B common stock?

A:	IDT Class B common stock will continue to be traded on the New York Stock Exchange under the symbol “IDT.”

Q:	Will the spin-off affect the market price of my IDT shares?

A:	Possibly. As a result of the spin-off, the trading price of IDT shares immediately following the distribution may be lower than immediately prior to the distribution because the trading price will no longer reflect the value of our assets. In addition, until the market has fully analyzed the value of IDT without these assets, the price of IDT shares may fluctuate more than it has historically. Furthermore, the combined trading prices of IDT’s Class B common stock and, if and when outstanding, our Class B common stock, after the distribution may be higher or lower than the trading price of IDT Class B common stock prior to the distribution. See the Risk Factor entitled “There may not be an active trading market for shares of our common stock and Rafael stockholders may find it difficult to transfer our securities.” on page 22.

Q:	What will IDT stockholders receive in the spin-off?

A:

In the spin-off, IDT stockholders will receive one share of our Class A common stock for every two shares of IDT Class A common stock and one share of our Class B common stock for every two share of IDT Class B common stock that they own as of the record date, and compensation in lieu of fractional shares as set forth below. Immediately after the spin-off, IDT stockholders will still own all of IDT’s businesses and assets, but they will own them as two separate investments rather than as a single investment.

Holders of our Class A common stock will be entitled to three votes per share and holders of our Class B common stock will be entitled to one tenth of one vote per share.

After the spin-off, the certificates and book-entry interests representing IDT Class A common stock and Class B common stock will represent such stockholders’ interests in the businesses and assets that will continue to be held by IDT following the spin-off, and the certificates and book-entry interests representing our Class A common stock and Class B common stock that IDT stockholders receive in the spin-off will represent their interest in Rafael’s businesses and assets only.

Q:	If an IDT stockholder owns unvested restricted stock or deferred stock units of IDT, what will that stockholder receive in the spin-off?

A:	Holders of unvested restricted stock of IDT will receive, in respect of those unvested restricted shares, one share of our Class B common stock for every two unvested restricted shares of IDT Class B common stock that they own as of the record date for the spin-off. Those particular unvested restricted shares of our stock that you will receive will be restricted under the same terms as the IDT unvested restricted shares in respect of which they were issued. This means that unvested restricted shares of our stock received in the spin-off are subject to forfeiture on the same terms, and their restrictions lapse at the same time, as the corresponding IDT shares. Holders of deferred stock units, or DSUs with respect to Class B common stock of IDT will receive, upon vesting, in addition to the shares of IDT Class B common stock, one share of our Class B common stock for every two shares of IDT Class B common stock subject to the DSU. Vesting of the DSUs will not be impacted by the spin-off.

Q:	I own options to purchase shares of IDT stock that have been issued by IDT, what will happen to my IDT options and what will I receive in respect of that option in the spin-off?

A:	In the spin-off, the exercise price of each outstanding option to purchase IDT Class B common stock that was issued by IDT will be proportionately reduced based on the relative trading prices of IDT and Rafael following the spin-off. In addition, holders of options to purchase shares of IDT Class B common stock will receive an option to purchase one share of our Class B common stock for every option to purchase two shares of IDT Class B common stock held as of the distribution date for the spin-off. The options will have a term of five years from the distribution date and will have an exercise price based on the trading price of our Class B common stock after the spin-off.

Q:	What does an IDT stockholder need to do now?

A:

IDT stockholders do not need to take any action, although we urge you to read this entire document carefully. The approval of IDT stockholders is not required or sought to effect the spin-off, and IDT stockholders have no appraisal rights in connection with the spin-off. IDT is not seeking a proxy from any stockholders, and you are requested not to send us a proxy.

IDT stockholders will not be required to pay anything for our shares distributed in the spin-off or to surrender any shares of IDT Class A common stock or Class B common stock. IDT stockholders should not send in their IDT share certificates. IDT stockholders will automatically receive their shares of our Class A common stock and Class B common stock when the spin-off is executed.

Q:	Are there risks associated with owning Rafael common stock?

A:	Yes. Our business is subject to both general and specific risks relating to our operations. In addition, our spin-off from IDT presents risks relating to our becoming a separately-traded public company as well as risks relating to the nature of the spin-off transaction itself. See “Risk Factors” beginning on page 7.

Q:	What are the U.S. Federal income tax consequences of the spin-off to IDT stockholders?

A:	IDT stockholders should not recognize a gain or loss on the receipt of shares of our common stock in the spin-off other than with respect to fractional shares of our common stock for which cash is received. IDT stockholders should apportion their tax basis in IDT common stock between such IDT common stock and our common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off. An IDT stockholder’s holding period for our common stock received in the spin-off should include the period for which that stockholder’s IDT common stock was held. See “The Spin-Off--Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 29. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE SPIN-OFF TO YOU.

Q:	What if I want to sell my IDT common stock or my Rafael common stock?

A:

You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. We do not make any recommendations on the purchase, retention or sale of shares of IDT common stock or our common stock.

If you decide to sell any shares after the record date, but before the spin-off, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your IDT common stock, or your Rafael common stock after it is distributed, or both.

Q:	Where will I be able to trade shares of Rafael common stock?

A:

There is no current public market for our common stock. Upon satisfaction of all necessary initial listing requirements, we intend to have our Class B common stock traded on NYSE American under the symbol “RFL”. We anticipate that trading in shares of our Class B common stock will begin on a “when-issued” basis on or shortly before the record date and before the distribution date, and “regular way” trading will begin on the first trading day following the distribution date. If trading does begin on a “when-issued” basis, you may purchase or sell our Class B common stock after that time, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, when-issued trading with respect to our Class B common stock will end and regular way trading will begin. However, neither method of trading will occur on the NYSE American unless our Class B common stock has received prior approval for listing.

Q:	Do you intend to pay dividends on your common stock?

A:	We do not anticipate paying dividends on our common stock in the foreseeable future. Our current intent is to retain earnings, if any, to finance the working capital needs and potential expansion of our businesses. The payment of dividends in the future will be at the sole discretion of Rafael’s Board of Directors and will depend on, among other things, Rafael’s results of operations, financial condition, capital expenditures and other cash obligations. We and IDT will be separate entities after the spin-off. As such, our decision to pay (or not pay) dividends in the future will not impact IDT’s decision of whether to pay (or not pay) dividends in the future. See “Dividend Policy” on page 31 for additional information on our dividend policy following the spin-off.

Q:	Where can IDT stockholders get more information?

A:

If you have any questions relating to the distribution, you should contact:

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Attention: Bill Ulrey, Vice President–Investor Relations and External Affairs

(973) 438-3838

Q:	Who will be the distribution agent for the spin-off?

A:

American Stock Transfer & Trust Company will be the distribution agent for the spin-off. The distribution agent can be contacted at:

59 Maiden Lane

Plaza Level

New York, New York 10038

Telephone (800) 937-5449

EXECUTIVE SUMMARY

Rafael will own the following non-core businesses and assets: (i) commercial real estate including IDT’s headquarters building and associated public garage in Newark, New Jersey, an office/data center building in Piscataway, New Jersey and a portion of a building in Israel that hosts offices for IDT and its affiliates; (ii) interests in Rafael Pharmaceuticals, Inc., or Rafael Pharmaceuticals, which is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells, and (iii) an interest in Lipomedix Pharmaceuticals Ltd. or Lipomedix, an early stage pharmaceutical development company based in Israel. All of these assets were non-core assets - outside of IDT’s telecom and payment services businesses.

Summary of the Spin-Off

The following is a summary of the terms of the spin-off. Please see “The Spin-Off” beginning on page 26 for a more detailed description of the matters described below.

Distributing company	IDT Corporation, a Delaware corporation.

Distributed company	Rafael Holdings, Inc., a Delaware corporation. Rafael’s principal executive offices are located at 520 Broad Street, Newark, New Jersey 07102.

Distribution ratio	Each holder of IDT Class A will receive a distribution of one share of Rafael Class A common stock for every two shares of IDT Class A common stock held on the record date and each holder of IDT Class B common stock will receive a distribution of one share of Rafael Class B common stock for every two shares of IDT Class B common stock held on the record date. For additional information regarding how holders of IDT common stock will receive cash in lieu of fractional shares of our common stock, see “The Spin-Off-Manner of Effecting the Spin-Off on page 27.

Securities to be distributed

Approximately 0.8 million shares of Rafael Class A common stock, which will constitute all of the outstanding shares of Rafael Class A common stock immediately after the spin-off (based on approximately 1.6 million shares of IDT Class A common stock that are expected to be outstanding on the record date).

Approximately 11.63 million shares of Rafael Class B common stock, which will constitute all of the outstanding shares of Rafael Class A common stock immediately after the spin-off (based on approximately 23.27 million shares of IDT Class B common stock that are expected to be outstanding on the record date).

Record date	The record date is 5:00 p.m., New York City time, on [___________], 2017. In order to be entitled to receive shares of Rafael Class A common stock and/or Class B common stock in the spin-off, holders of shares of IDT Class A common stock and Class B common stock must be stockholders as of 5:00 p.m., New York City time, on the record date.

Distribution date	The distribution date will be on or about [_____], 2017.

Relationship between Rafael and IDT after the spin-off	Following the spin-off, IDT and Rafael each will be independent, publicly-traded companies. We expect to enter into a Services Agreement with IDT, to allow us to utilize certain personnel of, and obtain administrative, legal, financial, internal audit, corporate, tax and other services from IDT unless we develop those capabilities internally or arrange for such services from other vendors and a lease of the IDT’s headquarters building and associated public garage (the “Lease”). The Lease will cover 80,000 square feet of office space and two parking spots for each thousand square feet of space leased. The annual base rent is $1,498,400. We will also enter into a separate lease with IDT’s affiliate, Genie covering 8,631 square feet of space in 520 Broad Street.

Dividend policy	We do not anticipate paying dividends on our common stock in the foreseeable future. Our current intent is to retain earnings, if any, to finance the potential expansion of our businesses. The payment of dividends in the future will be at the sole discretion of our Board of Directors and will depend on our results of operations, financial condition, capital expenditure plans and other cash obligations.

Payment of intercompany indebtedness	Any intercompany debt between IDT and Rafael as of the distribution date will be capitalized to equity prior to the completion of the spin-off and there will be no indebtedness owing from Rafael to IDT immediately following the spin-off. The only contemplated obligations to IDT arising after the spin-off would be obligations that arise under the Separation and Distribution Agreement between Rafael and IDT (the “Separation Agreement”), the Services Agreement between Rafael and IDT (the “Services Agreement”), the Tax Separation Agreement between Rafael and IDT (the “Tax Separation Agreement”), or the Lease.

Corporate Information and Structure

Pursuant to the spin-off, we will be separated from IDT and become a separate publicly-traded company. The spin-off and our resulting separation from IDT involve the following steps:

●

As part of the spin-off, we will amend our certificate of incorporation to increase our authorized capital stock and effectuate a stock split.  The rights of the various classes of capital stock are described below under the heading “Description of Our Capital Stock” beginning on page 65.

●	Before our separation from IDT, we will enter into the Separation Agreement and Tax Separation Agreement with IDT to effect the separation and provide a framework for our relationship with IDT after the spin-off. For more information on these agreements, see “Our Relationship with IDT After the Spin-Off and Related Person Transactions” beginning on page 63.

●	The registration statement on Form 10, as amended under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of which this information statement is a part, shall have become effective, and IDT will mail this information statement to its stockholders.

●	Following the separation, we will operate as a separate publicly-traded company, and we intend to apply to have our Class B common stock listed for trading on the NYSE American under the symbol “RFL” on a regular way basis on the first trading day following the distribution date. However, trading will not occur on the NYSE American unless our Class B common stock has received prior approval for listing.

●

IDT will transfer cash to us prior to the spin-off such that we will have approximately $50-$60 million in cash (this includes $10 million in cash currently held at CS Pharma) at the time of the spin-off for our working capital and growth initiatives, including additional investments in the pharmaceutical industry companies in which we own interests.

For a further explanation of the spin-off, see “The Spin-Off” beginning on page 26.

RISK FACTORS

Our business, operating results or financial condition could be materially adversely affected by any of the following risks associated with any one of our businesses, as well as the other risks highlighted elsewhere in this document, particularly the discussions about competition. The trading price of our common stock could decline due to any of these risks. Note that references to “our”, “us”, “we”, “the Company”, etc. used in each risk factor below refers to the business about which such risk factor is provided.

Risks Related to the Business

Risk Related to our Real Estate Assets

Economic, regulatory, and socio-economic changes that impact the real estate market generally, or that could affect patterns of use of commercial office space, may cause our operating results to suffer and decrease the value of our real estate properties.

If our properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, it may cause our operating results to suffer and decrease the value of our real estate properties.  The following factors, among others, may adversely affect the operating performance and long- or short-term value of our properties:

●	changes in the national, regional, and local economic climates, particularly in markets in which we have our properties;

●	local office submarket conditions such as changes in the supply of, or demand for, space in properties similar to those that we own within a particular area;

●	changes in the patterns of office use due to technological advances which may make telecommuting more prevalent;

●	the attractiveness of our properties to potential tenants;

●	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

●	the financial stability of our tenants, including bankruptcies, financial difficulties or lease defaults by our tenants;

●	changes in operating costs and expenses, including costs for maintenance, insurance and real estate taxes, and our ability to control rents in light of such changes;

●	the need to periodically fund the costs to repair, renovate and re-lease space;

●	earthquakes, tornadoes, hurricanes and other natural disasters, civil unrest, terrorist acts or acts of war, which may result in uninsured or underinsured losses;

●	changes in, or increased costs of compliance with, governmental regulations, including those governing usage, zoning, the environment and taxes; and

●	changes in accounting standards.

Any of these factors may prevent us from maintaining the value of our real estate properties.

The geography of our real estate holdings may make us particularly susceptible to adverse economic developments in the real estate markets of those areas.

In addition to general, regional and national economic conditions, our operating results are impacted by the economic conditions in New Jersey and Israel.  Any adverse economic or real estate developments in New Jersey or Israel, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect our property revenue, and hence net operating income.

Our real estate is all commercial property and may leave our profitability vulnerable to a downturn in that sector.

All of our properties are commercial real estate.  As a result, we are subject to risks inherent in operating a single type of property.  The impact of the downturn in demand for office properties has been more pronounced than if we owned a more fully diversified portfolio of real estate properties.

An increase in real estate taxes may decrease our net operating income from properties.

Generally, from time to time our property taxes may increase as property values or assessment rates change or for other reasons deemed relevant by the assessors.  An increase in the assessed valuation of a property for real estate tax purposes results in an increase in the related real estate taxes on that property. Although some tenant leases may permit us to pass through the tax increases to the tenants for payment, there is no assurance that renewal leases or future leases will be negotiated on the same basis and we may be responsible for these increases as well as unleased portions of the properties. Increases not passed through to tenants will adversely affect our net operating income and our cash available to pay distributions, if any.

We may suffer uninsured losses relating to real property or pay excessively expensive premiums for insurance coverage.

Although we attempt to ensure that all of our properties are adequately insured to cover casualty losses, there are certain types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.  Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims.  Mortgage lenders generally insist that specific coverage against terrorism be purchased by commercial property owners as a condition for providing mortgage, bridge or mezzanine loans.  We cannot be certain that this coverage will continue to be available, or available at reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties.  We may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.  We cannot assure you that we will have adequate coverage for any losses we may suffer.  In addition, other than any capital reserve we may establish, we will have limited sources of funding to repair or reconstruct any uninsured damaged property, and we cannot assure you that those reserves will be sufficient.

The cost of complying with environmental and other governmental laws and regulations may adversely affect us.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations (including those of foreign jurisdictions) relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. We also are required to comply with various local, state and federal fire, health, life-safety and similar regulations.  Some of these laws and regulations may impose joint and several liability on tenants or owners for the costs of investigating or remediating contaminated properties.  These laws and regulations often impose liability whether or not the owner knew of, or was responsible for, the presence of the hazardous or toxic substances.  The cost of removing or remediating could be substantial.  In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent a property or to use the property as collateral for borrowing.

Environmental laws and regulations also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require substantial expenditures by us.  Environmental laws and regulations provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties.  Third parties may seek recovery from owners of real properties for personal injury or property damage associated with exposure to released hazardous substances.  Compliance with new or more stringent laws or regulations or stricter interpretations of existing laws may require material expenditures by us.  For example, various federal, regional and state laws and regulations have been implemented or are under consideration to mitigate the effects of climate change caused by greenhouse gas emissions.  Among other things, “green” building codes may seek to reduce emissions through the imposition of standards for design, construction materials, water and energy usage and efficiency, and waste management.  We are not aware of any such existing requirements that we believe will have a material impact on our current operations.  However, future requirements could increase the costs of maintaining or improving our existing properties or developing new properties.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for our operations or to pay distributions or make additional investments.

Our real properties are generally subject to the Americans with Disabilities Act of 1990, as amended.  Under this Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons.  The Act has separate compliance requirements for “public accommodations” and “commercial facilities” generally requiring that buildings and services be made accessible and available to people with disabilities.  The Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages.  We attempt to acquire properties that comply with the Act or any relevant law or regulation of a foreign jurisdiction or place the burden on the seller or other third-party, such as a tenant, to ensure compliance with those laws or regulations.  However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner.

Risks Related to our Pharmaceutical Industry Investments

Our pharmaceutical investments may not be able to develop any medicines of commercial value.

Any drug that companies develop in preclinical and clinical studies, may not be able to succeed in demonstrating safety and efficacy of the product candidate in human clinical trials. Screening for and identifying product candidates may not result in the discovery and development of commercially viable medicines to treat cancer and other illnesses the failure of which would harm to our pharmaceutical investments.

The pharmaceutical investment companies may not be successful in their efforts to identify or discover potential product candidates.

The key elements of Rafael Pharmaceuticals’ and Lipomedix’s (collectively, referred to as “the Pharmaceutical Investment Companies”) strategy are for Rafael Pharmaceuticals to identify and test compounds that target alterations found in the enzymes of cancer cells related to its production of energy widely known as cancer metabolism, and for Lipomedix to find drug carrier systems such as liposomes or other nanoparticles to deliver effectively and safely powerful anticancer compounds for which minimizing toxicity is critical. A significant portion of the research that the Pharmaceutical Investment Companies are conducting involves new compounds and drug discovery methods and suitable drug delivery systems, including the Pharmaceutical Investment Companies’ proprietary technology. The drug discovery that the Pharmaceutical Investment Companies are conducting using the Pharmaceutical Investment Companies’ proprietary technology may not be successful in identifying compounds that are useful in treating cancer. The Pharmaceutical Investment Companies’ research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

●	the research methodology used may not be successful in identifying appropriate biomarkers, potential product candidates or effective carrier systems to confer a drug delivery advantage.

●	potential product candidates may, on further study, be shown to not be effective, have harmful side effects or other characteristics that indicate that they are unlikely to be medicines that will receive marketing approval and achieve market acceptance.

Research programs to identify new product candidates require substantial technical, financial and human resources. The Pharmaceutical Investment Companies may choose to focus the Pharmaceutical Investment Companies’ efforts and resources on a potential product candidate that ultimately proves to be unsuccessful.

If the Pharmaceutical Investment Companies are unable to identify suitable compounds for preclinical and clinical development, the Pharmaceutical Investment Companies will not be able to obtain product revenue in future periods, which likely would result in significant harm to the Pharmaceutical Investment Companies’ financial position and adversely impact the Pharmaceutical Investment Companies’ valuation.

If clinical trials of the Pharmaceutical Investment Companies’ product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, the Pharmaceutical Investment Companies may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of the Pharmaceutical Investment Companies’ product candidates.

The Pharmaceutical Investment Companies, and any collaborators, are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the United States Food and Drug Administration (FDA). Foreign regulatory authorities, such as the European Medicines Agency, or the EMA, impose similar requirements. The Pharmaceutical Investment Companies have not previously submitted a new drug application, or NDA, to the FDA or similar drug approval filings to comparable foreign regulatory authorities for any of the Pharmaceutical Investment Companies’ product candidates. Before obtaining marketing approval from regulatory authorities for the sale of the Pharmaceutical Investment Companies’ product candidates, the Pharmaceutical Investment Companies must conduct extensive clinical trials to demonstrate the safety and efficacy of the Pharmaceutical Investment Companies’ lead product candidates in humans as well as extensive preclinical development followed by extensive human clinical trials for any future candidates.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. The Pharmaceutical Investment Companies cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. The clinical development of the Pharmaceutical Investment Companies’ product candidates is susceptible to the risk of failure inherent at any stage of product development, including failure to demonstrate efficacy in a clinical trial or across a broad population of patients, the occurrence of adverse events that are severe or medically or commercially unacceptable, failure to comply with protocols or applicable regulatory requirements and determination by the FDA or any comparable foreign regulatory authority that a product candidate may not continue development or is not approvable. It is possible that even if one or more of the Pharmaceutical Investment Companies’ product candidates has a beneficial effect, that effect will not be detected during clinical evaluation as a result of one or more of a variety of factors, including the size, duration, design, measurements, conduct or analysis of the Pharmaceutical Investment Companies’ clinical trials. Conversely, as a result of the same factors, the Pharmaceutical Investment Companies’ clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any. Similarly, in the Pharmaceutical Investment Companies’ clinical trials the Pharmaceutical Investment Companies may fail to detect toxicity of or intolerability caused by the Pharmaceutical Investment Companies’ product candidates, or mistakenly believe that the Pharmaceutical Investment Companies’ product candidates are toxic or not well tolerated when that is not in fact the case.

Any inability to successfully complete preclinical and clinical development could result in additional costs to the Pharmaceutical Investment Companies, or any future collaborators, and impair the Pharmaceutical Investment Companies’ ability to generate revenue from product sales, regulatory and commercialization milestones and royalties. Moreover, if the Pharmaceutical Investment Companies or the Pharmaceutical Investment Companies’ collaborators are required to conduct additional clinical trials or other testing of the Pharmaceutical Investment Companies’ product candidates beyond those that the Pharmaceutical Investment Companies currently contemplate, if the Pharmaceutical Investment Companies or the Pharmaceutical Investment Companies’ collaborators are unable to successfully complete clinical trials of the Pharmaceutical Investment Companies’ product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, the Pharmaceutical Investment Companies or the Pharmaceutical Investment Companies’ collaborators may:

●	be delayed in obtaining marketing approval for the Pharmaceutical Investment Companies’ product candidates;

●	not obtain marketing approval at all;

●	obtain approval for indications or patient populations that are not as broad as intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

●	be subject to additional post-marketing testing requirements; or

●	have the medicine removed from the market after obtaining marketing approval.

The Pharmaceutical Investment Companies’ failure to successfully complete clinical trials of the Pharmaceutical Investment Companies’ product candidates and to demonstrate the efficacy and safety necessary to obtain regulatory approval to market any of the Pharmaceutical Investment Companies’ product candidates would significantly harm our investment.

If the Pharmaceutical Investment Companies, or any collaborators, experience any of a number of possible unforeseen events in connection with clinical trials of the Pharmaceutical Investment Companies’ product candidates, potential clinical development, marketing approval or commercialization of the Pharmaceutical Investment Companies’ product candidates could be delayed or prevented.

The Pharmaceutical Investment Companies or their collaborators may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent the Pharmaceutical Investment Companies’ ability to receive marketing approval or commercialize the Pharmaceutical Investment Companies’ product candidates, including:

●	regulators or institutional review boards may not authorize the Pharmaceutical Investment Companies or their collaborators or investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	the Pharmaceutical Investment Companies or their collaborators may have delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

●	clinical trials of the Pharmaceutical Investment Companies’ product candidates may produce negative or inconclusive results, and the Pharmaceutical Investment Companies or their collaborators may decide, or regulators may require them, to conduct additional clinical trials or abandon product development programs;

●	the number of patients required for clinical trials of the Pharmaceutical Investment Companies’ product candidates may be larger than they anticipate; enrollment in these clinical trials, which may be particularly challenging for some of the orphan diseases the Pharmaceutical Investment Companies target in their programs, may be slower than the Pharmaceutical Investment Companies anticipate; or participants may drop out of these clinical trials at a higher rate than they anticipate;

●	third-party contractors used by the Pharmaceutical Investment Companies’ or their collaborators may fail to comply with regulatory requirements or meet their contractual obligations in a timely manner, or at all;

●	the Pharmaceutical Investment Companies or their collaborators might have to suspend or terminate clinical trials of the Pharmaceutical Investment Companies’ product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	regulators, institutional review boards, or the data safety monitoring board for such trials may require that the Pharmaceutical Investment Companies, their collaborators or their investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

●	the cost of clinical trials of the Pharmaceutical Investment Companies’ product candidates may be greater than anticipated;

●	the supply or quality of the Pharmaceutical Investment Companies’ product candidates or other materials necessary to conduct clinical trials of the Pharmaceutical Investment Companies’ product candidates may be insufficient or inadequate;

●	the Pharmaceutical Investment Companies’ product candidates may have undesirable side effects or other unexpected characteristics, causing the Pharmaceutical Investment Companies, their collaborators or their investigators, regulators or institutional review boards to suspend or terminate the trials; and

●	the Pharmaceutical Investment Companies’ may be unable to meet the endpoints established by the FDA for approval.

Product development costs for the Pharmaceutical Investment Companies, or any collaborators, will increase if the Pharmaceutical Investment Companies, or they, experience delays in testing or pursuing marketing approvals and the Pharmaceutical Investment Companies may be required to obtain additional funds to complete clinical trials and prepare for possible commercialization of the Pharmaceutical Investment Companies’ product candidates. The Pharmaceutical Investment Companies do not know whether any preclinical tests or clinical trials will begin as planned, will need to be restructured or will be completed on schedule or at all. Significant preclinical study or clinical trial delays also could shorten any periods during which the Pharmaceutical Investment Companies, or any future collaborators, may have the exclusive right to commercialize the Pharmaceutical Investment Companies’ product candidates or allow the Pharmaceutical Investment Companies’ competitors, or the competitors of any collaborators, to bring products to market before the Pharmaceutical Investment Companies, or any collaborators do and impair the Pharmaceutical Investment Companies’ ability, or the ability of any collaborators, to successfully commercialize the Pharmaceutical Investment Companies’ product candidates and may harm the Pharmaceutical Investment Companies’ business and results of operations. In addition, many of the factors that lead to clinical trial delays may ultimately lead to the denial of marketing approval of any of the Pharmaceutical Investment Companies’ product candidates. The occurrence of any of these events would negatively impact the value of our investments.

If the Pharmaceutical Investment Companies experience delays or difficulties in the enrollment of patients in clinical trials, the Pharmaceutical Investment Companies’ receipt of necessary regulatory approvals could be delayed or prevented.

The Pharmaceutical Investment Companies or their collaborators may not be able to initiate or continue clinical trials for the Pharmaceutical Investment Companies’ product candidates if the Pharmaceutical Investment Companies or they are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or analogous regulatory authorities outside the United States. Enrollment may be particularly challenging for some of the orphan diseases the Pharmaceutical Investment Companies target in the Pharmaceutical Investment Companies’ programs. In addition, some of the Pharmaceutical Investment Companies’ competitors may have ongoing clinical trials for product candidates that would treat the same indications as the Pharmaceutical Investment Companies’ product candidates, and patients who would otherwise be eligible for the Pharmaceutical Investment Companies’ clinical trials may instead enroll in clinical trials of the Pharmaceutical Investment Companies’ competitors’ product candidates.

Patient enrollment is also affected by other factors including:

●	severity of the disease under investigation;

●	availability and efficacy of approved medications for the disease under investigation;

●	eligibility criteria for the study in question;

●	perceived risks and benefits of the product candidate under study;

●	efforts to facilitate timely enrollment in clinical trials;

●	patient referral practices of physicians;

●	the ability to monitor patients adequately during and after treatment; and

●	proximity and availability of clinical trial sites for prospective patients.

Rafael Pharmaceuticals focuses its development activities on patients with rarer or more difficult to treat forms of cancer. As a result, the potential patient populations for Rafael Pharmaceuticals’ clinical trials are narrowed, and Rafael Pharmaceuticals may experience difficulties in identifying and enrolling a sufficient number of patients in Rafael Pharmaceuticals’ clinical trials.

In addition, other companies are conducting clinical trials, or may in the future conduct clinical trials, which may have similar eligibility criteria as the Pharmaceutical Investment Companies’ current or future clinical trials and which could implicate enrollment of patients and selection of clinical trial sites.

Furthermore, the Pharmaceutical Investment Companies rely on contract research organizations, or CROs, and clinical trial sites to ensure the proper and timely conduct of the Pharmaceutical Investment Companies’ clinical trials and while the Pharmaceutical Investment Companies have agreements governing their committed activities, the Pharmaceutical Investment Companies have limited influence over their actual performance. The Pharmaceutical Investment Companies’ or their collaborators’ inability to enroll a sufficient number of patients for the Pharmaceutical Investment Companies’ clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in the Pharmaceutical Investment Companies’ clinical trials may result in increased development costs for the Pharmaceutical Investment Companies’ product candidates, which would cause the value of the Pharmaceutical Investment Companies’ to decline and limit the Pharmaceutical Investment Companies’ ability to obtain additional financing. The occurrence of any of these events would negatively impact the value of our investments.

If serious adverse side effects or unexpected characteristics are identified during the development of the Pharmaceutical Investment Companies’ product candidates, the Pharmaceutical Investment Companies may need to abandon or limit the Pharmaceutical Investment Companies’ development of some of the Pharmaceutical Investment Companies’ product candidates.

All of the Pharmaceutical Investment Companies’ lead product candidates are still in clinical stage development and their risk of failure is high. It is impossible to predict when or if any of the Pharmaceutical Investment Companies’ product candidates will prove effective or safe in humans or will receive marketing approval. Adverse events or undesirable side effects caused by, or other unexpected properties of, the Pharmaceutical Investment Companies’ product candidates could cause us, any future collaborators, an institutional review board or regulatory authorities to interrupt, delay or halt clinical trials of one or more of the Pharmaceutical Investment Companies’ product candidates and could result in a more restrictive label, or the delay or denial of marketing approval by the FDA or comparable foreign regulatory authorities. If adverse effects were to arise in patients being treated with any of the Pharmaceutical Investment Companies’ product candidates, it could require them to halt, delay or interrupt clinical trials of such product candidate or adversely affect the Pharmaceutical Investment Companies’ ability to obtain requisite approvals to advance the development and commercialization of such product candidate. If any of the Pharmaceutical Investment Companies’ product candidates is associated with adverse events or undesirable side effects or has properties that are unexpected, the Pharmaceutical Investment Companies, or any future collaborators, may need to abandon development or limit development of that product candidate to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially show promise in earlier stage testing for treating cancer, or other diseases have later been found to cause side effects that prevented further development of the compound. If the Pharmaceutical Investment Companies are unable to develop any of their product candidates, it would negatively impact the value of our investments.

Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of clinical trials do not necessarily predict success in future clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and the Pharmaceutical Investment Companies could face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. The Pharmaceutical Investment Companies have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for the product candidates. Even if the Pharmaceutical Investment Companies, or future collaborators, believe that the results of clinical trials for the Pharmaceutical Investment Companies’ product candidates warrant marketing approval, the FDA or comparable foreign regulatory authorities may disagree and may not grant marketing approval of the Pharmaceutical Investment Companies’ product candidates.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial protocols and the rate of dropout among clinical trial participants. If the Pharmaceutical Investment Companies fail to receive positive results in clinical trials of the Pharmaceutical Investment Companies’ product candidates, the development timeline and regulatory approval and commercialization prospects for the Pharmaceutical Investment Companies’ most advanced product candidates, and, correspondingly, the Pharmaceutical Investment Companies’ business and financial prospects would be negatively impacted.

The Pharmaceutical Investment Companies may expend their limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because the Pharmaceutical Investment Companies have limited financial and managerial resources, their focus on research programs and product candidates that they may or will identify for specific indications. As a result, the Pharmaceutical Investment Companies may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. The Pharmaceutical Investment Companies’ resource allocation decisions may cause them to fail to capitalize on viable commercial medicines or profitable market opportunities. The Pharmaceutical Investment Companies’ spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable medicines. If the Pharmaceutical Investment Companies do not accurately evaluate the commercial potential or target market for a particular product candidate, they may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for them to retain sole development and commercialization rights to such product candidate.

The Pharmaceutical Investment Companies have never obtained marketing approval for a product candidate and may be unable to obtain, or may be delayed in obtaining, marketing approval for any of their product candidates.

The Pharmaceutical Investment Companies have never obtained marketing approval for a product candidate. It is possible that the FDA or foreign regulatory authorities may refuse to accept for substantive review, any NDAs that the Pharmaceutical Investment Companies submit or may conclude after review of the Pharmaceutical Investment Companies’ data that the relevant application is insufficient to obtain marketing approval of the relevant product candidates. If the FDA, or foreign regulatory authorities, does not accept or approve the Pharmaceutical Investment Companies’ NDAs for any of their product candidates, those authorities may require that the Pharmaceutical Investment Companies conduct additional clinical trials, preclinical studies or manufacturing validation studies and submit that data before they will reconsider the applications. Depending on the extent of these or any other FDA-required trials or studies, approval of any NDA or application that the Pharmaceutical Investment Companies submit may be delayed by several years, or may require them to expend more resources than they have available. It is also possible that additional trials or studies, if performed and completed, may not be considered sufficient by the FDA to approve the Pharmaceutical Investment Companies’ NDAs. Any delay in obtaining, or an inability to obtain, marketing approvals would prevent commercialization of the Pharmaceutical Investment Companies’ product candidates, generating revenue and achieving and sustaining profitability. If any of these outcomes occur, the Pharmaceutical Investment Companies may be forced to abandon their development efforts, which could significantly harm the Pharmaceutical Investment Companies’ business and the value of our investments.

Even if any of the Pharmaceutical Investment Companies’ product candidates receives marketing approval, the Pharmaceutical Investment Companies or others may later discover that the product is less effective than previously believed or causes undesirable side effects that were not previously identified, which could compromise the Pharmaceutical Investment Companies’ ability, or that of any future collaborators, to market the product.

Clinical trials of the Pharmaceutical Investment Companies’ product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that the Pharmaceutical Investment Companies’ clinical trials, or those of any future collaborator, may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. If, following approval of a product candidate, the Pharmaceutical Investment Companies, or others, discover that the product is less effective than previously believed or causes undesirable side effects that were not previously identified, any of the following adverse events could occur:

●	regulatory authorities may withdraw their approval of the product or seize the product;

●	the Pharmaceutical Investment Companies, or any future collaborators, may be required to recall the product, change the way the product is administered or conduct additional clinical trials;

●	additional restrictions may be imposed on the marketing of, or the manufacturing processes for, the particular product;

●	the Pharmaceutical Investment Companies may be subject to government fines, seizures, injunctions or the imposition of civil or criminal penalties;

●	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

●	the Pharmaceutical Investment Companies, or any future collaborators, may be required to create a Medication Guide outlining the risks of the previously unidentified side effects for distribution to patients;

●	the Pharmaceutical Investment Companies, or any future collaborators, could be sued and held liable for harm caused to patients;

●	the product may become less competitive; and

●	the Pharmaceutical Investment Companies’ reputation may suffer.

Should any of these events occur, the value of our pharmaceutical investments may be negatively impacted.

Even if any of the Pharmaceutical Investment Companies’ product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

If any of the Pharmaceutical Investment Companies’ product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors and others in the medical community. For example, current cancer treatments like chemotherapy and radiation therapy are well established in the medical community, and doctors may continue to rely on these treatments. If the Pharmaceutical Investment Companies’ product candidates do not achieve an adequate level of acceptance, the Pharmaceutical Investment Companies may not generate significant product revenue and may not become profitable. The degree of market acceptance of the Pharmaceutical Investment Companies’ product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	efficacy and potential advantages compared to alternative treatments;

●	the approval, availability, market acceptance and reimbursement for the companion diagnostic;

●	the ability to offer the Pharmaceutical Investment Companies’ medicines for sale at competitive prices;

●	convenience and ease of administration compared to alternative treatments;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	ensuring uninterrupted product supply;

●	the strength of marketing and distribution support;

●	sufficient third-party coverage or reimbursement; and

●	the prevalence and severity of any side effects.

The failure to achieve market acceptance could significantly harm the Pharmaceutical Investment Companies’ business and the value of our investments.

If, in the future, the Pharmaceutical Investment Companies are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market the Pharmaceutical Investment Companies’ product candidates, the Pharmaceutical Investment Companies may not be successful in commercializing their product candidates if and when they are approved.

The Pharmaceutical Investment Companies do not have a sales or marketing infrastructure and have little experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any approved medicine for which the Pharmaceutical Investment Companies retain sales and marketing responsibilities, they must either develop a sales and marketing organization or outsource these functions to other third parties. In the future, the Pharmaceutical Investment Companies may choose to build a focused sales and marketing infrastructure to sell, or participate in sales activities with their collaborators for, some of the their product candidates if and when they are approved.

There are risks involved with both establishing the Pharmaceutical Investment Companies’ own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which the Pharmaceutical Investment Companies recruit a sales force and establishes marketing capabilities is delayed or does not occur for any reason, they would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if the Pharmaceutical Investment Companies cannot retain or reposition their sales and marketing personnel.

Factors that may inhibit the Pharmaceutical Investment Companies’ efforts to commercialize their medicines on their own include:

●	the Pharmaceutical Investment Companies’ inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future medicines;

●	the lack of complementary medicines to be offered by sales personnel, which may put them at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If the Pharmaceutical Investment Companies enter into arrangements with third parties to perform sales, marketing and distribution services, their product revenue or the profitability of product revenue to them are likely to be lower than if the Pharmaceutical Investment Companies were to market and sell any medicines that they develop themselves. In addition, the Pharmaceutical Investment Companies may not be successful in entering into arrangements with third parties to sell and market the their product candidates or may be unable to do so on terms that are favorable. The Pharmaceutical Investment Companies likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market the Pharmaceutical Investment Companies’ medicines effectively. If the Pharmaceutical Investment Companies do not establish sales and marketing capabilities successfully, either on their own or in collaboration with third parties, the Pharmaceutical Investment Companies will not be successful in commercializing their product candidates.

The Pharmaceutical Investment Companies face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than they do.

The development and commercialization of new drug products is highly competitive. The Pharmaceutical Investment Companies face competition with respect to their current product candidates, and the Pharmaceutical Investment Companies and their collaborators will face competition with respect to any product candidates that they or their collaborators may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which the Pharmaceutical Investment Companies are developing their product candidates, such as pancreatic cancer, and, acute myelogenous leukemia amongst others. Some of these competitive products and therapies are based on scientific approaches that are similar to the Pharmaceutical Investment Companies’ approach. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

The Pharmaceutical Investment Companies are developing most of their initial product candidates for the treatment of cancer. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy, and cancer drugs are frequently prescribed off-label by healthcare professionals. Some of the currently approved drug therapies are branded and subject to patent protection, and others are available on a generic basis. Many of these approved drugs are well established therapies and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. The Pharmaceutical Investment Companies expect that if their product candidates are approved, they will be priced at a significant premium over competitive generic products. This may make it difficult for them to achieve their business strategy of using their product candidates in combination with existing therapies or replacing existing therapies with their product candidates.

Rafael Pharmaceutical is focused on an area known as cancer metabolism and there are also a number of product candidates in preclinical or clinical development by third parties to treat cancer by targeting cancer metabolism. These companies include large pharmaceutical companies, including, but not limited to, AstraZeneca plc, Eli Lilly and Company, Roche Holdings Inc. and its subsidiary Genentech, Inc., GlaxoSmithKline plc, Merck & Co., Novartis, Pfizer, Inc., and Genzyme, a Sanofi company. There are also biotechnology companies of various sizes that are developing therapies to target cancer metabolism, including, but not limited to, 3V Biosciences, Threshold Pharmaceuticals, Eleison Pharmaceuticals, Forma Therapeutics, Alexion Pharmaceuticals, Inc., BioMarin Pharmaceutical Inc., Calithera Biosciences, Inc., Agios Pharmaceuticals, Inc., Forma Therapeutics Holdings LLC, Shire Biochem Inc., Raze Therapeutics, Inc. and Selvita S.A.

Lipomedix faces competition from (i) other liposome and nanomedicine products in solid tumors (for example, Doxil (Janssen), Onivyde (Ipsen), Abraxane (Celgene)); (ii) other non-liposomal chemotherapeutic drugs in gastrointestinal malignancies recently developed or under development (for example, TAS-102 (Taiho) in colorectal cancer); (iii) biological therapy (including small molecule kinase inhibitors) recently developed or under development for colon cancer (for example Regorafenib (Bayer)); and (iv) immunotherapy approaches in gastrointestinal malignancies (for example Merck USA), antibodies and/or vaccinations; and (v) other large companies such as Roche.

The Pharmaceutical Investment Companies’ competitors may develop products that are more effective, safer, more convenient or less costly than any that they are developing or that would render their product candidates obsolete or non-competitive. In addition, the Pharmaceutical Investment Companies’ competitors may discover biomarkers that more efficiently measure metabolic pathways than the Pharmaceutical Investment Companies’ methods, which may give them a competitive advantage in developing potential products. The Pharmaceutical Investment Companies’ competitors may also obtain marketing approval from the FDA or other regulatory authorities for their products more rapidly than the Pharmaceutical Investment Companies may obtain approval, which could result in the Pharmaceutical Investment Companies’ competitors establishing a strong market position before they are able to enter the market.

Many of the Pharmaceutical Investment Companies’ competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than the Pharmaceutical Investment Companies do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of the Pharmaceutical Investment Companies’ competitors. Smaller and other clinical stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with the Pharmaceutical Investment Companies’ in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, the Pharmaceutical Investment Companies’ programs.

Even if the Pharmaceutical Investment Companies or their collaborators are able to commercialize any product candidates, such products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm the Pharmaceutical Investment Companies’ business.

The commercial success of the Pharmaceutical Investment Companies’ product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of the Pharmaceutical Investment Companies’ product candidates will be paid by third-party payors, including government health administration authorities and private health coverage insurers. If coverage and reimbursement is not available, or reimbursement is available only to limited levels, the Pharmaceutical Investment Companies, or any future collaborators, may not be able to successfully commercialize the Pharmaceutical Investment Companies’ product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us, or any future collaborators, to establish or maintain pricing sufficient to realize a sufficient return on the Pharmaceutical Investment Companies’ or their investments. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors and coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require the Pharmaceutical Investment Companies’ to provide scientific and clinical support for the use of their products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved drugs. Marketing approvals, pricing and reimbursement for new drug products vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, the Pharmaceutical Investment Companies, or any future collaborators, might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay commercial launch of the product, possibly for lengthy time periods, which may negatively impact the revenue the Pharmaceutical Investment Companies are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder the Pharmaceutical Investment Companies’ ability or the ability of any future collaborators to recoup the Pharmaceutical Investment Companies’ or their investment in one or more product candidates, even if the Pharmaceutical Investment Companies’ product candidates obtain marketing approval.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Therefore, the Pharmaceutical Investment Companies’ ability, and the ability of any future collaborators, to commercialize any of the Pharmaceutical Investment Companies’ product candidates will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from third-party payors. Third-party payors decide which medications they will cover and establish reimbursement levels. The healthcare industry is acutely focused on cost containment, both in the United States and elsewhere. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications, which could affect the Pharmaceutical Investment Companies’ ability or that of any future collaborators to sell the Pharmaceutical Investment Companies’ product candidates profitably. These payors may not view the Pharmaceutical Investment Companies’ products, if any, as cost-effective, and coverage and reimbursement may not be available to the Pharmaceutical Investment Companies’ customers, or those of any future collaborators, or may not be sufficient to allow the Pharmaceutical Investment Companies’ products, if any, to be marketed on a competitive basis. Cost-control initiatives could cause us, or any future collaborators, to decrease the price the Pharmaceutical Investment Companies, or they, might establish for products, which could result in lower than anticipated product revenue. If the prices for the Pharmaceutical Investment Companies’ products, if any, decrease or if governmental and other third-party payors do not provide coverage or adequate reimbursement, the Pharmaceutical Investment Companies’ prospects for revenue and profitability will suffer.

There may also be delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the indications for which the drug is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers the Pharmaceutical Investment Companies’ costs, including research, development, manufacture, sale and distribution. Reimbursement rates may vary, by way of example, according to the use of the product and the clinical setting in which it is used. Reimbursement rates may also be based on reimbursement levels already set for lower cost drugs or may be incorporated into existing payments for other services.

In addition, increasingly, third-party payors are requiring higher levels of evidence of the benefits and clinical outcomes of new technologies and are challenging the prices charged. The Pharmaceutical Investment Companies cannot be sure that coverage will be available for any product candidate that they, or any future collaborator, commercializes and, if available, that the reimbursement rates will be adequate. Further, the net reimbursement for drug products may be subject to additional reductions if there are changes to laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. An inability to promptly obtain coverage and adequate payment rates from both government-funded and private payors for any of the Pharmaceutical Investment Companies’ product candidates for which they, or any future collaborator, obtain marketing approval could significantly harm the Pharmaceutical Investment Companies’ operating results, the Pharmaceutical Investment Companies’ ability to raise capital needed to commercialize products and the Pharmaceutical Investment Companies’ overall financial condition.

Product liability lawsuits against the Pharmaceutical Investment Companies or their collaborators could cause substantial liabilities and could limit commercialization of any medicines that the Pharmaceutical Investment Companies or their collaborators may develop.

The Pharmaceutical Investment Companies and their collaborators face an inherent risk of product liability exposure related to the testing of the Pharmaceutical Investment Companies’ product candidates in human clinical trials and will face an even greater risk if the Pharmaceutical Investment Companies or they commercially sell any medicines that the Pharmaceutical Investment Companies or they may develop. If the Pharmaceutical Investment Companies or their collaborators cannot successfully defend ourselves or themselves against claims that the Pharmaceutical Investment Companies’ product candidates or medicines caused injuries, the Pharmaceutical Investment Companies could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for any product candidates or medicines that the Pharmaceutical Investment Companies may develop;

●	injury to the Pharmaceutical Investment Companies’ reputation and significant negative media attention;

●	withdrawal of clinical trial participants;

●	significant costs to defend the related litigation;

●	substantial monetary awards to trial participants or patients;

●	loss of revenue;

●	reduced resources of the Pharmaceutical Investment Companies’ management to pursue the Pharmaceutical Investment Companies’ business strategy; and

●	the inability to commercialize any medicines that the Pharmaceutical Investment Companies may develop.

Although the Pharmaceutical Investment Companies maintain product liability insurance coverage, it may not be adequate to cover all liabilities that the Pharmaceutical Investment Companies may incur. The Pharmaceutical Investment Companies anticipate that they will need to increase their insurance coverage when the Pharmaceutical Investment Companies continues clinical trials and if the Pharmaceutical Investment Companies successfully commercializes any medicine. Insurance coverage is increasingly expensive. The Pharmaceutical Investment Companies may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. In addition, if one of their collaboration partners were to become subject to product liability claims or were unable to successfully defend themselves against such claims, any such collaboration partner could be more likely to terminate such relationships and therefore substantially limit the commercial potential of the Pharmaceutical Investment Companies’ products.

If the Pharmaceutical Investment Companies fail to comply with environmental, health and safety laws and regulations, they could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of their businesses.

The Pharmaceutical Investment Companies are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. The Pharmaceutical Investment Companies’ operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. The Pharmaceutical Investment Companies’ operations also produce hazardous waste products. The Pharmaceutical Investment Companies generally contract with third parties for the disposal of these materials and wastes. The Pharmaceutical Investment Companies cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from their use of hazardous materials, the Pharmaceutical Investment Companies could be held liable for any resulting damages, and any liability could exceed their resources. The Pharmaceutical Investment Companies also could incur significant costs associated with civil or criminal fines and penalties.

Although the Pharmaceutical Investment Companies maintain workers’ compensation insurance to cover them for costs and expenses they may incur due to injuries to their employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. The Pharmaceutical Investment Companies do not maintain insurance for environmental liability or toxic tort claims that may be asserted against them in connection with their storage or disposal of biological, hazardous or radioactive materials.

In addition, the Pharmaceutical Investment Companies may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair the Pharmaceutical Investment Companies’ research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

The Pharmaceutical Investment Companies rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cyber security incidents, could harm the Pharmaceutical Investment Companies’ ability to operate their businesses effectively.

Despite the implementation of security measures, the Pharmaceutical Investment Companies’ internal computer systems and those of third parties with which the Pharmaceutical Investment Companies contract are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in the Pharmaceutical Investment Companies’ operations, and could result in a material disruption of their clinical and commercialization activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of clinical trial data could result in delays in the Pharmaceutical Investment Companies’ regulatory approval efforts and significantly increase their costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, the Pharmaceutical Investment Companies’ data or applications, or inappropriate disclosure of confidential or proprietary information, the Pharmaceutical Investment Companies could incur liability and their product research, development and commercialization efforts could be delayed.

Even if the Pharmaceutical Investment Companies complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent them from obtaining approvals for the commercialization of some or all of our product candidates. If the Pharmaceutical Investment Companies or their collaborators are not able to obtain, or if there are delays in obtaining, required regulatory approvals, they will not be able to commercialize, or will be delayed in commercializing, their product candidates, and thier ability to generate revenue will be materially impaired.

The Pharmaceutical Investment Companies’ product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, export and import, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the EMA and comparable regulatory authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate. The Pharmaceutical Investment Companies and their collaborators have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction. The Pharmaceutical Investment Companies have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expects to rely on third-party contract research organizations to assist in this process.

Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. The Pharmaceutical Investment Companies’ product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude the Pharmaceutical Investment Companies obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval the Pharmaceutical Investment Companies or their collaborators ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved medicine not commercially viable.

Accordingly, if the Pharmaceutical Investment Companies or their collaborators experience delays in obtaining approval or if the Pharmaceutical Investment Companies or they fail to obtain approval of their product candidates, the commercial prospects for their product candidates may be harmed and their ability to generate any revenue will be materially impaired.

Current and future legislation may increase the difficulty and cost for the Pharmaceutical Investment Companies and any future collaborators to obtain marketing approval of the Pharmaceutical Investment Companies’ other product candidates and affect the prices obtained.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of the Pharmaceutical Investment Companies’ other product candidates, restrict or regulate post-approval activities and affect the Pharmaceutical Investment Companies’ ability, or the ability of any future collaborators, to profitably sell any products for which the Pharmaceutical Investment Companies, or they, obtain marketing approval. The Pharmaceutical Investment Companies expects that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and additional downward pressure on the price that the Pharmaceutical Investment Companies, or any future collaborators, may receive for any approved products.

For example, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the PPACA. Among the provisions of the PPACA of potential importance to the Pharmaceutical Investment Companies’ business and the Pharmaceutical Investment Companies’ product candidates are the following:

●	an annual, non-deductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents;

●	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

●	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

●	expansion of healthcare fraud and abuse laws, including the civil False Claims Act and the federal Anti-Kickback Statute, new government investigative powers and enhanced penalties for noncompliance;

●	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

●	extension of manufacturers’ Medicaid rebate liability to individuals enrolled in Medicaid managed care organizations;

●	expansion of eligibility criteria for Medicaid programs;

●	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

●	new requirements to report certain financial arrangements with physicians and teaching hospitals;

●	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians;

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

●	a new Independent Payment Advisory Board, or IPAB, which has authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs; and

●	a Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models.

Other legislative changes have been proposed and adopted since the PPACA was enacted. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions to Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent legislation, will continue until 2025. In addition, the American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding and may otherwise affect the prices the Pharmaceutical Investment Companies may obtain for any of their product candidates for which regulatory approval is obtained.

The Pharmaceutical Investment Companies expect that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that the Pharmaceutical Investment Companies receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our medicines. Moreover, legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. They cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of the Pharmaceutical Investment Companies’ product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject the Pharmaceutical Investment Companies’ and any future collaborators to more stringent product labeling and post-marketing testing and other requirements. Similar acts imposed by other countries may adversely affect the Company.

Risk Related to Business Generally

The reporting requirements associated with our being a public company could subject us to significant expenses.

As a result of the spin-off, we will become a public reporting company and will be required to file with the Securities and Exchange Commission reports required by the Exchange Act of 1934. Specifically, among other requirements, we will need to file quarterly reports on Form 10-Q, annual reports on Form 10-K and under some circumstances, current reports on Form 8-K, in accordance with strict timelines. We will also be required to file annual proxy materials. In addition, as part of those filings, we will be required to provide annual audited financial statements. Also, we will need to establish an internal audit function. We anticipate that compliance with such requirements will significantly increase our legal and accounting costs and will demand significant attention from management. The resources and time required to comply with rules applicable to public companies could divert financial and human resources from focusing on our business, and we can provide no assurance that the benefits of our being public outweigh the disadvantages and costs associated with compliance. We currently anticipate our total costs to be between $2,000,000 to $2,300,000 a year as a result of being a public reporting company.  Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Upon the completion of the spin-off, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, a newly public company is not required to comply with either the management or the auditor reporting requirements related to internal control over financial reporting until its second annual report, if applicable.

Further, we intend to qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	an extended transition period to comply with new or revised accounting standards applicable to public companies; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until the end of the fiscal year ending after the fifth anniversary of our initial registration statement filed related to our spin-off from IDT, or such earlier time that we are no longer an emerging growth company and, if we do, the information that we provide stockholders may be different than you might receive from other public companies in which you hold equity. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our shares of common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, if we no longer qualify as an emerging growth company, as an accelerated filer, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our stock.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

There may not be an active trading market for shares of our Class B common stock and stockholders may find it difficult to transfer our securities.

Prior to the spin-off, there is no public trading market for shares of our common stock. We intend to apply to have our Class B common stock traded on the NYSE American and to satisfy all the requirements for that listing. However, our Class B common stock may not be approved for listing on the NYSE American or any other national securities exchange. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our common stock or how liquid such a market might become. It is possible that, if our Class B common stock is eventually listed on the NYSE American an active trading market will not develop or continue, and there can be no assurance as to the price at which our Class B common stock will trade. The initial share price of our Class B common stock may not be indicative of prices that will prevail in any future trading market.

In addition, because of the significant changes that will take place as a result of the spin-off, the trading market for our Class B common stock and IDT’s Class B common stock after the spin-off may be significantly different from that for IDT’s Class B common stock prior to the spin-off.

We cannot predict the price range or volatility of our Class B common stock after it is listed, and sales of a substantial number of shares of our Class B common stock may adversely affect the market price of our Class B common stock.

Investors may suffer dilution.

We may engage in equity financing to fund our future operations and growth.  If we raise additional funds by issuing equity securities, stockholders may experience significant dilution of their ownership interest (both with respect to the percentage of total securities held, and with respect to the book value of their securities) and such securities may have rights senior to those of the holders of our common stock.

We are controlled by our principal stockholder, which limits the ability of other stockholders to affect the management of the Company.

Howard S. Jonas, our majority stockholder and a director, will have following the spin-off voting power over 2,139,749 shares of our Class B common stock (which includes 787,163 shares of our Class A common stock, which are convertible into shares of our Class B common stock on a 1-for-1 basis, and 1,352,586 shares of our Class B common stock), representing approximately 70.8% of the combined voting power of our outstanding capital stock, as of July 31, 2017. Mr. Jonas is able to control matters requiring approval by our stockholders, including the election of all of the directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. As a result, the ability of any of our other stockholders to influence our management is limited.

We intend to exercise our option for the “controlled company” exemption under NYSE American rules with respect to our Nominating Committee.

Following the spin-off, we will be a “controlled company” as defined in section 801(a) of the NYSE American Company Guide because more than 50% of the combined voting power of all of our outstanding common stock will be beneficially owned by a single stockholder. As a “controlled company,” we will be exempt from certain NYSE American rules requiring a board of directors with a majority of independent members, a compensation committee composed entirely of independent directors and a nominating committee composed entirely of independent directors. These independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. We intend to apply this “controlled company” exemption for our corporate governance practices only with respect to the independence requirements of our Nominating Committee. Accordingly, with respect to our Nominating Committee you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American, and if we were to apply the controlled company exemption to other independence requirements, you would not have the protection afforded by those requirements either.

We have limited resources and could find it difficult to raise additional capital.

As a result of the spin-off, we will be independent from IDT.  We have no operating history as an independent company, and no current sources of financing. Any financing formerly provided to any of our businesses by IDT will no longer be available. We may need to raise additional capital in order for stockholders to realize increased value on our securities. Given the current global economy, there can be no assurance that we will be able to obtain the necessary funding on commercially reasonable terms in a timely fashion. Failure to receive the funding could have a material adverse effect on our business, prospects, and financial condition.

Our historical and pro forma financial information may not be indicative of our future results as an independent company.

The historical and pro forma financial information we have included in this Information Statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future when we are an independent company. Our pro forma information should not be assumed to be indicative of what our results of operations, cash flows or financial condition actually would have been as a stand-alone public company nor to be a reliable indicator of what our results of operations, cash flows and financial condition actually may be in the future.

Risks Related to the Separation from IDT

The combined post-separation value of IDT and Rafael common stock may not equal or exceed the pre-separation value of IDT common stock.

As a result of the distribution, IDT expects the trading price of IDT common stock immediately following the distribution to be lower than the “regular-way” trading price of such common stock immediately prior to the distribution because the trading price will no longer reflect Rafael’s value. The aggregate market value of the IDT common stock and Rafael common stock following the separation may be higher or lower than the market value of IDT common stock immediately prior to the separation.

If the spin-off were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, our stockholders and/or IDT might be subject to significant tax liability.

If the spin-off fails to qualify for tax-free treatment, IDT would be treated as if it had sold the common stock of our company for its fair market value, resulting in a taxable gain to the extent of the excess of such fair market value over its tax basis in our stock. In general, our initial public stockholders would be treated as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. For additional information, see “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 29.

An active trading market for our common stock may not develop.

Prior to the spin-off, there has been no public market for our common stock. Although we intend to apply to list our common stock on the NYSE American, an active trading market for our shares may never develop or be sustained following the spin-off. If an active market for our common stock does not develop, it may be difficult to sell shares you receive in the spin-off without depressing the market price for the shares or to sell your shares at all.

The trading price of the shares of our common stock is likely to be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general and the market for similarly situated companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

●	actual or anticipated variations in quarterly operating results;
●	changes in financial estimates by us or by any securities analysts who might cover our stock;
●	conditions or trends in our industry;
●	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that operate in the real estate or pharmaceutical industries;
●	announcements by us or our competitors of new product or service offerings, significant acquisitions,
●	strategic partnerships or divestitures;
●	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;
●	capital commitments;
●	additions or departures of key personnel; and
●	sales of our common stock, including sales by our directors and officers or specific stockholders. In addition, in the past, stockholders have initiated class action lawsuits against companies following periods of volatility in the market prices of these companies' stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not currently have and may never obtain research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our common stock after the completion of the spin-off, and such lack of research coverage may adversely affect the market price of our common stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

We may not achieve some or all of the expected benefits of the separation, and the separation could harm our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others: enhanced strategic and management focus; better ability to form strategic partnerships and relationships; faster decision-making; more efficient allocation of capital; alignment of incentives with performance objectives; direct access to the capital markets; and a distinct investment identity.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

●	the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;
●	following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of IDT;
●	following the separation, our business will be less diversified than IDT’s business prior to the separation; and
●	the other actions required to separate the respective businesses could disrupt our operations.

If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our business could be harmed.

Our limited operating history makes it difficult to evaluate our business and prospects and may increase your investment risk.

We have only a limited operating history upon which you can evaluate our business and prospects. We expect to encounter risks and difficulties frequently encountered by early-stage companies in the industries in which we operate.

All of the Pharmaceutical Investment Companies product candidates are still in preclinical development. We have not yet demonstrated our ability to initiate or successfully complete any clinical trials, including large-scale, pivotal clinical trials, obtain marketing approvals, manufacture a commercial scale medicine, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Typically, it takes about ten to fifteen years to develop one new medicine from the time it is discovered to when it is available for treating patients. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a new business in general, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.

If we do not successfully address these risks, our revenue could decline and our ability to pursue our growth strategy and attain profitability could be compromised.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement and other materials filed or to be filed by us and IDT, as well as information in oral statements or other written statements made or to be made by us and IDT, contain statements, including in this document under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this information statement are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

We believe that the factors that could cause our actual results to differ materially include but are not limited to the factors we describe in this information statement, including under “Risk Factors,” “The Spin-off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

●	Fluctuations in our financial results;
●	Acts of terrorism or war;
●	State of the real estate market
●	Development of products
●	Difficulty in developing, preserving and protecting our intellectual property;
●	Adequacy of our internal controls;
●	Loss of key management and other personnel;
●	Our ability to comply with laws governing our operations and industries;
●	Increases in tax liabilities;
●	Difficulty in implementing our business strategies;
●	Availability and access to financial and other resources;
●	Failure to qualify as a tax-free reorganization; and
●	Our ability to obtain financing;

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this information statement. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this information statement are made only as of the date of this information statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

THE SPIN-OFF

Rafael’s businesses will focus on its real estate assets and investments in clinical and early stage pharmaceutical companies. After a strategic review of IDT’s operations and costs, IDT determined that separating Rafael’s businesses from its other operations would best facilitate the growth and exploitation of Rafael’s position and presence under its own management focus and long-term growth plans and allow Rafael to create more long-term value than to continue to have Rafael controlled by IDT. In addition, by separating from the remaining IDT businesses, the separate entities may avoid exposure to the risks associated with the other company’s businesses.

The transaction is intended to be in the form of a tax-free distribution to IDT’s stockholders. IDT’s Board of Directors established a record date of [____________], 2017 and established a payment date for the spin-off shortly before the completion of the distribution.  You should consult your own tax advisor concerning the tax impact of the spin-off on you.

Reasons for the Spin-Off

IDT’s Board of Directors believes that the spin-off will allow Rafael to better focus on its strategic mission and that its prospects will be better served as an independent entity. The spin-off will allow each of IDT and Rafael to better focus on their respective operations and permit industry-centric activities, enhanced incentive compensation and other operational advantages. By creating a separate entity with management focused on the Rafael businesses, we expect to unlock greater value in Rafael than was possible as part of IDT.

Management believes that separating Rafael from the remaining IDT businesses will allow management of each of IDT and Rafael to design and implement corporate strategies and policies that are based solely on the business characteristics of that company and the industries in which it competes, to maintain a sharper focus on core business and growth opportunities, and to concentrate its financial resources wholly on its own operations. The companies will be able to reinvest the proceeds from their operations into their businesses, find other ways to deploy those resources or distribute value to that company’s shareholders.

Management believes that Rafael as a smaller entity with fewer diverse business interests and focus on its real estate assets and investments in clinical and early stage pharmaceutical companies will best position Rafael for continued growth. This structure will allow Rafael to better position itself, create greater transparency, and facilitate its ability to prioritize opportunities that may not align with IDT’s core telecom and payments business priorities. Management believes that this will be better accomplished as part of an independent Rafael and not as a controlled subsidiary of IDT. Because of the need of having management with complete decision making authority to achieve the full strategic and financial benefits that they believe possible for Rafael, this is not practicable in a non-taxable transaction that did not result in a full separation from IDT.

In addition, IDT and Rafael also believe that management of Rafael may better be able to enhance the value of Rafael under the proposed structure more so than was possible as part of IDT or as a standalone entity, due to Rafael’s ability to attract talent and new business partners.

IDT initially announced its intent to spin-off Rafael as part of larger strategic restructuring in August 2015.

In August 2015, the IDT Board of Directors determined that a spin-off of Rafael independent of the spin-off of the other proposed entities, presented an opportunity to realize synergies from the overlap of the nature and approach to generate value from those businesses and eliminate restrictions on those efforts that resulted from being part of IDT, and authorized the spin-off of Rafael in its current form. The determination is based on the belief that it is the plan with the greatest likelihood of realizing the greatest value to IDT shareholders.

On August 2, 2017, the IDT Board of Directors gave its final approval for the spin-off in the form described in this information statement.

IDT’s Board of Directors weighed the reasons for the spin-off and the other benefits the spin-off is expected to bring against the negative impacts thereof, including the one-time costs of effecting the spin-off, the increased costs of maintaining IDT and Rafael as separate public companies, the possibility of reduced liquidity in the market for the Rafael common stock as a smaller company and the disruption on operations caused by the separation. The Board of Directors concluded that the reasons and benefits outweighed the negative impacts and elected to proceed with the spin-off.

Other Benefits of the Spin-Off

The Board of Directors of IDT considered the following potential benefits in making the determination to effect the spin-off:

●	Reduce internal competition for capital. Instead of having limited access to resources, Rafael will now be able to invest its resources and cash flow exclusively into its business. In addition, it will have direct access to capital markets to allow it to seek to finance its operations and growth without having to compete with IDT’s other businesses with respect to financing. As an independent entity, it will be in a position to pursue strategies our Board of Directors and management believe will create long-term stockholder value, including organic and acquisition growth opportunities, provided it continues to have access to capital.

●	Provide both companies heightened strategic flexibility to form strategic business alliances in their target markets, unencumbered by considerations of the potential impact on the other business.

●	Provide for a market for Rafael equity, including options and restricted shares, in order to provide the appropriate incentive mechanisms to motivate and reward its management and employees. The common stock of the independent, publicly-traded Rafael will have a value that reflects the efforts and performance of its management and employees. As a result, we will be able to develop better incentive programs to attract and retain key employees through the use of stock-based and performance-based incentive plans that more directly link their compensation with Rafael’s financial performance. These programs will be designed to more directly reward employees based on Rafael’s performance.

●	Allow Rafael to effect future acquisitions utilizing its common stock for all or part of the consideration and to issue a security more directly tied to the performance of its business.

●	Increase transparency and clarity into the different businesses of IDT and Rafael. The investment community will be better able to evaluate the merits and future prospects of each company. This will enhance the likelihood that each company will receive an appropriate market valuation.

Neither Rafael nor IDT can assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all. For a description of the factors that might impact our ability to achieve these benefits, see “Risk Factors.”

Negative Factors

In evaluating the spin-off, the IDT’s Board of Directors also considered a number of other factors that may have weighed against proceeding, including:

●	The one-time costs of the spin-off, and the ongoing costs of having us operate as an independent public company, including legal, auditing and other costs of compliance with laws and regulations applicable to public companies, that are estimated to be between $2,000,000 and $2,300,000 annually;

●	IDT’s capital structure and the need to replicate that structure in Rafael;

●	The possibility that disruptions in normal business may result, including as we are compelled to independently perform functions that previously were provided by IDT;

●	The risk that the combined trading prices of our common stock and IDT common stock after the distribution may be lower than the trading price of IDT common stock before the distribution; and

●	IDT Telecom’s need for capital to support its business.

IDT’s Board of Directors concluded, however, that the potential long-term benefits of the spin-off outweigh these factors, and that separating us from IDT in the form of a tax-free distribution is appropriate and advisable.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off are set forth in the Separation and Distribution Agreement between us and IDT. The spin-off will be effective at 11:59 p.m., New York City time on the distribution date, which will be on or about [_______________], 2017. As a result of the spin-off, each IDT stockholder will receive one share of our Class A common stock for every two shares of IDT Class A common stock and one share of our Class B common stock for every two shares of IDT Class B common stock held as of the record date. The distribution agent will first convert shares of our Class A common stock into Class B common stock and then aggregate fractional shares of our Class B common stock into whole shares, sell the respective whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the respective sales pro rata to each holder of our Class A common stock and Class B common stock, respectively, who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 29. In order to be entitled to receive shares of our common stock in the spin-off, IDT stockholders must be stockholders as of the record date. The distribution of shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of our Class A common stock and, upon request, to holders of our Class B common stock. Each share of our Class A common stock and Class B common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights. See “Description of Our Capital Stock” beginning on page 65.

IDT stockholders will not be required to pay for shares of our Class A common stock and Class B common stock received in the spin-off or to surrender or exchange shares of IDT Class A common stock and/or Class B common stock in order to receive our common stock or to take any other action in connection with the spin-off. No vote of IDT stockholders is required or sought in connection with the spin-off, and IDT stockholders will have no appraisal rights in connection with the spin-off.

If any stockholder of IDT on the record date sells shares of IDT common stock after the record date but on or before the spin-off date, the buyer of those shares, and not the seller, will become entitled to receive the shares of our common stock issuable in respect of the shares sold. See “Trading Between the Record Date and Spin-Off Date” below for more information.

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, we expect that there will be two markets in IDT Class B common stock: a “regular-way” market and an “ex-distribution” market. Shares of IDT Class B common stock that trade on the regular-way market will trade with an entitlement to receive shares of Rafael Class B common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of Rafael Class B common stock distributed pursuant to the distribution. Therefore, if you sell shares of IDT Class B common stock in the “regular-way” market after the close of business on the record date and up to and including through the distribution date, you will be selling your right to receive shares of Rafael Class B common stock in the distribution. If you own shares of IDT Class B common stock at the close of business on the record date and sell those shares on the “ex-distribution” market, up to and including through the distribution date, you will still receive the shares of Rafael Class B common stock that you would be entitled to receive pursuant to your ownership of the shares of IDT Class B common stock.

Furthermore, beginning on or shortly before the record date and continuing up to and including through the distribution date, we expect that there will be a “when-issued” market in our Class B common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of Rafael Class B common stock that will be distributed to IDT stockholders on the distribution date. If you owned shares of IDT Class B common stock at the close of business on the record date, you would be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Rafael Class B common stock, without trading the shares of IDT Class B common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Rafael Class B common stock will end and “regular-way” trading will begin. However, neither method of trading will occur on the NYSE American unless our Class B common stock has received prior approval for listing.

Results of the Spin-Off

After the spin-off, we will be a separately traded, public company. Immediately following the spin-off, we expect to have approximately 2 record holders of our Class A common stock and 490 record holders of shares of our Class B common stock based on the number of beneficial and record holders, respectively, of shares of IDT Class A common stock and Class B common stock on [_______], 2017 and non-IDT holders of shares prior to the spin-off. These numbers do not include the number of persons whose shares are in nominee or in “street name” accounts through brokers. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of IDT stock options between the date the Board of Directors of IDT declares the distribution for the spin-off and the record date for the spin-off.

We and IDT will be parties to a number of agreements that govern the spin-off and the future relationship between the two companies. For a more detailed description of these agreements, please see “Our Relationship with IDT After the Spin-” beginning on page 63.

Treatment of Stock Options Issued by IDT in the Spin-Off

In the spin-off, the exercise price of each outstanding option to purchase IDT Class B common stock that was issued by IDT will be proportionately reduced based on the relative trading prices of IDT and Rafael following the spin-off. In addition, holders of options to purchase shares of IDT Class B common stock will receive an option to purchase one share of our Class B common stock for every option to purchase two shares of IDT Class B common stock held as of the distribution date for the spin-off. The options will have a term of five years from the distribution date and will have an exercise price based on the trading price of our Class B common stock after the spin-off

Interest of Rafael Officers and Directors

The interest of our officers and board of directors in the spin-off is reflected in their stock ownership as set forth in the Security Ownership and Certain Beneficial Owners and Management table as certain of them will be receiving shares of our common stock as a result of the distribution.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the material U.S. federal income tax consequences to IDT, the holders of IDT Class A common stock and Class B common stock, us and the holders of our common stock after the spin-off as of the date hereof. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as stockholders subject to the alternative minimum tax, tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, stockholders who acquire shares as compensation for services (including holders of IDT restricted stock who did not make a Section 83(b) election), banks, insurance companies, other financial institutions, traders in securities that use mark-to-market accounting, and dealers in securities or commodities. In addition, this summary does not address any state, local or foreign tax consequences. This summary is based upon provisions of the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service and such other relevant authorities, in effect on the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is limited to holders of shares of IDT common stock that are U.S. Holders, as defined immediately below. A U.S. Holder is a beneficial owner of IDT common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not address the U.S. federal income tax consequences to IDT stockholders who do not hold shares of IDT common stock as a capital asset. Moreover, this summary does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of IDT common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR

IDT expects to receive a legal opinion from Goulston & Storrs as to the U.S. federal income tax treatment of the distribution. The legal opinion will provide that the distribution should qualify as a transaction described in Section 368(a)(1)(D) of the Code and Section 355(a) of the Code. An opinion of independent tax attorneys is not binding on the IRS or the courts. In addition there is no direct authority on point with respect to some of the conclusions in the opinion and therefore the IRS or the courts may disagree with these conclusions. The opinion will be based on, among other things, current tax law and assumptions and representations as to factual matters made by IDT, which if incorrect in certain material respects, would jeopardize the conclusions reached in the opinion. Neither we nor IDT are currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions reached by Goulston & Storrs in the opinion.

Assuming the distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes, we believe that:

●	no gain or loss will be recognized by IDT or us as a result of the distribution;

●	no gain or loss will be recognized by, or be includible in the income of, a holder of IDT common stock, solely as a result of the receipt of our common stock in the distribution;

●	the aggregate tax basis of the shares of IDT common stock and our common stock in the hands of IDT stockholders immediately after the distribution will be the same as the aggregate tax basis of the shares of IDT common stock held by the holder immediately before the distribution, allocated between the shares of IDT common stock and our common stock in proportion to their relative fair market values immediately following the distribution; and

●	the holding period with respect to our common stock received by IDT stockholders will include the holding period of their shares of IDT common stock, provided that such shares of IDT common stock are held as a capital asset on the distribution date.

If, notwithstanding the conclusions included in the opinion, it is ultimately determined that the distribution does not qualify as tax-free for IDT for U.S. federal income tax purposes, then IDT would recognize gain in an amount equal to the excess of the fair market value of our common stock distributed to IDT stockholders over IDT's tax basis in such shares.

In addition, if the distribution were not to qualify as tax-free for IDT's stockholders for U.S. federal income tax purposes, each IDT stockholder that is subject to U.S. federal income tax and who receives our common stock in the distribution would be treated as receiving a distribution in an amount equal to the fair market value of our common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of IDT's current and accumulated earnings and profits and then treated as a non-taxable return of capital to the extent of the stockholder’s basis in the IDT stock and finally as capital gain from the sale or exchange of IDT stock.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate level taxable gain to IDT under Section 355(e) of the Code if 50% or more, by vote or value, of our stock or IDT’s stock is acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of IDT's stock within two years before the distribution, and any acquisitions or issuances of our stock or IDT's stock within two years after the distribution may be presumed to be part of such a plan, although we or IDT may be able to rebut that presumption. We are not aware of any acquisitions or issuances of IDT’s stock within the two years before the distribution that would be considered to occur as part of a plan or series of related transactions that includes the distribution. If an acquisition or issuance of our stock or IDT’s stock triggers the application of Section 355(e) of the Code, IDT would recognize taxable gain as described above and such gain would be subject to U.S. federal income tax.

A merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off, in some circumstances, could be counted toward the 50% change of ownership threshold. As a result, we may be unable to engage in strategic or capital raising transactions that stockholders might consider favorable, or to structure potential transactions in the manner most favorable to us.

If you receive cash in lieu of a fractional share of our common stock, you will be treated as though you first received a distribution of the fractional share in the spin-off and then sold it for the amount of such cash. You will recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash you receive for such fractional share and your tax basis in that fractional share, as determined above.

If you are a “significant distributee” with respect to the spin-off, you are required to attach a statement to your federal income tax return for the year in which the spin-off occurs setting forth our name and IRS employer identification number, IDT’s name and IRS employer identification number, the date of the spin-off, and the fair market value of the shares of our common stock that you receive in the spin-off. Upon request, IDT will provide the information necessary to comply with this reporting requirement to each stockholder of record as of the record date. You are a “significant distributee” with respect to the spin-off if you own at least 5% of the outstanding shares of IDT common stock immediately before the spin-off. You should consult your own tax advisor concerning the application of this reporting requirement in light of your particular circumstances.

Certain State Income Tax Matters

The above discussion does not address any tax consequences of the spin-off other than the material U.S. federal income tax consequences set forth above.  IDT stockholders are encouraged to consult their tax advisors concerning all possible state income tax consequences of the spin-off.

Listing and Trading of Common Stock

There is currently no public market for our common stock. Upon satisfaction of all necessary initial listing requirements, we intend to apply to have our Class B common stock traded on NYSE American and expect to list under the ticker symbol “RFL”.

We anticipate that trading of our Class B common stock will commence on a when-issued basis on or shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our Class B common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. However, neither method of trading will occur on the NYSE American unless our Class B common stock has received prior approval for listing.

We cannot predict what the trading price for our Class B common stock will be before or after the distribution date.  We also cannot predict any change that may occur in the trading price of IDT Class B common stock as a result of the spin-off. Until our Class B common stock is fully distributed and an orderly market develops, the prices at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. See “Risk Factors--Risk Factors Generally Relating to Us and Our Common Stock.”

The shares of our Class B common stock distributed to IDT stockholders will be freely transferable except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, as amended (the “Securities Act”). Persons that may be considered affiliates of us after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors as well as our principal stockholders. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Following the spin-off, the number of shares of each of our Class A common stock and Class B common stock, other than Class B common stock that will be freely transferable, that could be sold pursuant to Securities Act Rule 144 or that we have agreed to register under the Securities Act for sale by resale is [________] and [________] respectively.

We do not intend to list or quote our Class A common stock on any exchange or trading system.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to IDT stockholders who will receive shares of our common stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither we nor IDT undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We do not anticipate paying dividends on our common stock until we achieve sustainable profitability (after satisfying all of our operational needs) and retain certain minimum cash reserves. Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined financial data reported below consist of an unaudited pro forma condensed combined balance sheet as of July 31, 2017 and unaudited pro forma condensed combined statements of comprehensive income for the fiscal year ended July 31, 2017. The unaudited pro forma condensed combined financial data reported below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited combined financial statements as of July 31, 2017 and 2016 and for the fiscal years then ended and the notes thereto, which are included elsewhere in this Information Statement.

The pro forma combined balance sheet adjustments assume that the spin-off of Rafael Holdings, Inc. (“Rafael Holdings” or “our”) from IDT Corporation (“IDT”) occurred as of July 31, 2017. The pro forma adjustments to the condensed combined statements of comprehensive income for the fiscal year ended July 31, 2017 assume that the spin-off occurred as of August 1, 2016.

The unaudited pro forma condensed combined financial statements assume that the charges for the services that IDT will provide to us will be similar to those currently being charged via inter-company billings for similar services being provided prior to the spin-off. Accordingly, the pro forma condensed combined financial statements assume that future service agreements for those services will not result in a significantly different impact on our results of operations as compared to periods preceding the spin-off. Any intercompany debt between IDT and Rafael Holdings as of the distribution date will be capitalized as contribution of equity prior to the completion of the spin-off and there will be no indebtedness owing from Rafael Holdings to IDT immediately following the spin-off.

In addition, the service agreement contemplated to be entered into between IDT and Rafael Holdings as of the spin-off may include additional services to be provided by IDT to Rafael Holdings following the spin-off that will be required by Rafael Holdings, as a separate publicly-traded company. Such services may include assistance with internal audit, periodic reports required to be filed with the SEC, as well as corporate governance matters. Costs for these additional services are not reflected in the historical combined financial statements or in the pro forma adjustments since they were not applicable for periods that we were not a separate public company. The additional costs (including for services that may be provided by IDT and others) related to being a publicly-traded company and being separated from IDT, are currently estimated to be between $2,000,000 and $2,300,000 annually. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

The unaudited pro forma combined balance sheet and unaudited pro forma combined statements of comprehensive income included in this Information Statement have been derived from our audited and unaudited combined financial statements included elsewhere in this Information Statement and do not purport to represent what our financial position, results of operations or cash flows actually would have been had the spin-off occurred on the dates indicated, or to project financial performance for any future period.

RAFAEL HOLDINGS, INC. AND AFFILIATES
PROFORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 31, 2017
(in thousands, except share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$11,756	$50,000	(A)	$61,756
Accounts and Rents Receivable, net of Allowance for Doubtful Accounts of $82 as of July 31, 2017	264			264
Prepaid Expenses and Other Current Assets	147			147
TOTAL CURRENT ASSETS	12,167			62,167
Property and Equipment, net	51,160			51,160
Investments	13,478			13,478
Deferred Taxes	8,859			8,859
Other Assets	540			540
TOTAL ASSETS	$86,204			$136,204
LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Trade Accounts Payable	$115			$115
Accrued Expenses	213			213
Other Current Liabilities	35			35
TOTAL CURRENT LIABILITIES	363			363
Due to IDT Corporation	23,693	(23,693	)(B)	—
Other Liabilities	70			70
TOTAL LIABILITIES	24,126			433
MEMBERS’/STOCKHOLDERS’ EQUITY:
Rafael Holdings, Inc. Members’/Stockholders’ Equity:
Group Equity	50,427	(50,427	)(B)	—
Class A common stock — historical nil shares, pro forma 787,163 shares issued and outstanding	—	8	(C)	8
Class B common stock — historical nil shares, pro forma 11,633,541 shares issued and outstanding	—	116	(C)	116
Additional Paid in Capital	—	123,996	(C)	123,996
Accumulated Other Comprehensive Income	2,316			2,316
Total Rafael Holdings, Inc. Members’/Stockholders’ Equity	52,743			126,436
Noncontrolling interests	9,335			9,335
TOTAL MEMBERS’/STOCKHOLDERS’ EQUITY	62,078			135,771
TOTAL LIABILITIES AND MEMBERS’/STOCKHOLDERS’ EQUITY	$86,204			$136,204

RAFAEL HOLDINGS, INC. AND AFFILIATES
PROFORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED JULY 31, 2017
(in thousands, except per share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma

REVENUES
Rental – Third Party	$989			$989
Rental – Related Party	3,555			3,555
Parking	924			924
TOTAL REVENUES	5,618			5,618

COSTS AND EXPENSES:
Selling, General and Administrative	3,728			3,728
Depreciation and Amortization	1,669			1,669
INCOME FROM OPERATIONS	221			221
Interest Income/Expenses, net	(10)			(10)
Net Gains Resulting from Foreign Exchange Transactions	(86)			(86)
Other Expenses, net	113			113
INCOME BEFORE INCOME TAXES	204			204
Provision for Income Taxes	66		(D)	66
NET INCOME	138			138
Unrealized Gain on Available-for-Sale Securities	2,100			2,100
Changes in Foreign Currency Translation Adjustment	27			27
TOTAL OTHER COMPREHENSIVE INCOME	2,127			2,127
TOTAL COMPREHENSIVE INCOME	$2,265			$2,265

Earnings per share attributable to Rafael Holdings, Inc. and affiliates common stockholders:
Basic	—		(E)	$0.02
Diluted	—		(E)	$0.02

Number of shares used in calculation of earnings per share:
Basic	—		(E)	12,418
Diluted	—		(E)	12,443

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES AND MANAGEMENT’S ASSUMPTIONS
TO THE PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

The following is a description of the pro forma adjustments to the condensed combined financial statements:

(A)

In connection with and prior to the spin-off, IDT will contribute cash to Rafael Holdings such that it will have approximately $60 million in cash, including $10 million in cash currently held in a controlled entity of which we are a 45% owner, at the time of the spin-off for working capital and growth initiatives. This $50 million cash transfer is reflected as if the cash contribution was made to Rafael Holdings on July 31, 2017.

(B)	Any intercompany debt owing to IDT by Rafael Holdings as of the distribution date will be converted to equity prior to the completion of the spin-off and there will be no indebtedness owing from Rafael Holdings to IDT immediately following the spin-off.

(C)	Reflected as the recapitalization of Group Equity into 787,163 shares of Rafael Holdings Class A common stock and 11,633,541 shares of Rafael Holdings Class B common stock.

The distribution by IDT to its stockholders of (i) 787,163 shares of Rafael Holdings Class A common stock is based on 1,574,326 shares of IDT Class A common stock that were expected to be outstanding on the record date and (ii) 11,633,541 shares of Rafael Holdings Class B common stock is based on 23,267,081 shares of IDT Class B common stock that were expected to be outstanding on the record date. In the distribution, each IDT stockholder will receive one share of Rafael Holdings Class A common stock for every two shares of IDT Class A common stock and one share of Rafael Holdings Class B common stock for every two shares of IDT Class B common stock held on the record date for the spin-off.

(D)	The Company’s historical combined financial statements include provisions for federal and state income taxes on a separate tax return basis for all periods presented. Accordingly, no pro forma adjustment for income taxes is necessary.

(E)	Earnings per share is calculated as if recapitalization of the Group Equity into 787,163 shares of Rafael Holdings Class A common stock and 11,633,541 shares of Rafael Holdings Class B common stock were issued and outstanding as of August 1, 2016. Diluted earnings per share was determined in the same manner as basic earnings per share, except that the number of shares was increased to assume exercise of 16,313 shares of potentially dilutive stock options and 8,561 shares of unvested restricted stock and deferred stock units (totaling 24,875 shares) using the treasury stock method, unless the effect of such increase was anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Rafael will own commercial real estate assets and interests in clinical and early stage pharmaceutical companies. The assets will be operated as two separate lines of business. The commercial real estate holdings consist of the building at 520 Broad Street in Newark, New Jersey that houses IDT’s headquarters and its associated public garage, an office/data center building in Piscataway, New Jersey and a portion of a building in Israel that hosts offices for IDT and certain affiliates. The pharmaceutical holdings include debt interests in Rafael Pharmaceuticals, Inc., which is a clinical stage, oncology-focused, pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells, and an equity interest in Lipomedix Pharmaceuticals Ltd., an early stage pharmaceutical development company based in Israel. All of these assets were non-core assets- outside of IDT’s telecom and payment services businesses.

Real Estate

520 Broad Street in Newark New Jersey is a 20 story commercial office building containing approximately 496,000 square feet.  The building was completed in 1957 and is of steel-frame construction with cast-in-place concrete floors.  The facade is constructed of stone and metal framed glass curtain wall sections. The public garage has three levels plus additional surface parking that, in total, can accommodate in excess of 800 parking spaces.

In fiscal 2014, IDT began renovations of the first four floors of the 520 Broad Street building and relocated its Newark-based personnel and offices into the renovated space.  Genie Energy, an affiliate of IDT, is also headquartered in the building. Currently, approximately 29.50% of the building is leased, including leases to IDT and Genie.

The IDT lease expires in April 2025 and is for 80,000 square feet and includes two parking spots per thousand square feet of space leased. The annual base rent is $1,498,400.  IDT has the right to terminate the lease upon four months’ notice, and upon early termination, IDT will pay a penalty equal to 25% of the portion of the rent due over the course of the remaining term. IDT has the right to lease an additional 25,000 square feet in the building on the same terms as the base lease, and other rights to a further 25,000 square feet should all available space be leased to other tenants. Upon expiration of the lease, IDT has the right to renew the lease for another 5 years on substantially the same terms, with a 2% increase in the rental payments.

The Genie lease expires in April 2025 and is for 8,631 square feet and includes two parking spots per thousand square feet of space leased. The annual base rent is $198,513. Genie has the right to terminate the lease upon four months’ notice and upon early termination Genie will pay a penalty equal to 25% of the portion of the rent due over the course of the remaining term. Upon expiration of the lease, Genie has the right to renew the lease for another 5 years on substantially the same terms, with a 2% increase in the rental payments.

In addition to the IDT and Genie leases, there are three additional leases for space in the building. The first lease is for a portion of the sixth floor for an eleven-year term, of which the first six years are non-cancellable. The second lease is for a portion of the ground floor and basement for a term of ten years, seven months and the third lease is for another portion of the ground floor for a term of ten years, four months.  The first two leases have already commenced and third lease will commence after the completion of IDT’s work to prepare the space for the tenant’s possession.  At July 31, 2017 and 2016, the carrying value of the land, building and improvements at 520 Broad Street was $45.9 million and $45.6 million, respectively.

The building in Piscataway, New Jersey is used partially by IDT Telecom for operations. The portion of a building in Israel hosts offices for IDT and its affiliates. The building in Piscataway is located at 225 Old New Brunswick Road: it is a three story commercial office building containing approximately 65,000 square feet.  The building was completed in 1978.  Since its completion, the building has been leased as data space and therefore has ample power, diverse paths of fiber, back-up generators and dedicated HVAC units.   Currently, approximately 28% of the building is leased to two data users.  Both leases are to tenants who each occupy a portion of the first floor.  One lease expires at the end of 2020 and the other lease expires at the end of October 2022.

Depreciation and amortization expense of property, plant and equipment was $1.7 million, $1.6 million, and $1.2 million in fiscal 2017, fiscal 2016 and fiscal 2015, respectively.

The space in Israel is a condominium portion of an office building located in the Har Hotzvim section of Jerusalem, Israel.  The condominium is approximately 12,400 square feet and the space is fully occupied by IDT and related parties.  Har Hotzvim is a high-tech industrial park located in northwest Jerusalem.  It is the city's main zone for science-based and technology companies, among them Intel, Teva and Mobileye.

Pharmaceutical Investments

Rafael Pharmaceuticals’ vision is to be the premier cancer bioenergetics/metabolism firm designing drugs to attack the proteins and enzymes reconfigured, re-regulated, and repurposed in cancer and responsible for the unique metabolic features of tumors. We own our interests/rights in Rafael Pharmaceutical through a 90%-owned non-operating subsidiary, IDT-Rafael Holdings, LLC. IDT-Rafael Holdings holds a warrant to purchase a significant stake in Rafael Pharmaceuticals, as well as other equity and governance rights in Rafael Pharmaceuticals, and owns 50% of CS Pharma Holdings, LLC, a non-operating entity which holds convertible debt and other rights to purchase equity interests in Rafael Pharmaceuticals.

Those interests/rights include:

1.	$10,000,000 of Series D Convertible Notes of Rafael Pharmaceuticals held by CS Pharma.

2.	A warrant to purchase up to 56% of the capital stock of Rafael Pharmaceuticals – the right to exercise the first $10,000,000 worth of the warrant is held by CS Pharma; and the remainder is held directly by IDT-Rafael Holdings.

We also have certain governance rights, including appointment of directors.

Howard Jonas also has the contractual right to receive “Bonus Shares” for an additional 10% of the outstanding capital stock of Rafael Pharmaceuticals that are to be issued only upon achieving certain milestones. This right was previously held by IDT-Rafael Holdings, of which Howard Jonas is a 10% owner, subject to its right to transfer to recipients that IDT-Rafael Holdings, in its sole discretion, felt merit because of special efforts by such persons in assisting Rafael and its products. IDT-Rafael Holdings distributed the rights to its members and IDT transferred the portion it received to Howard Jonas. If any of the milestones are met, the Bonus Shares are to be issued without any additional payment. Howard Jonas has the right to transfer the Bonus Shares, in his discretion, to others, including those who are instrumental to the future success of Rafael.

As of the date of this Information Statement and based on current shares issued and outstanding, we would need to pay approximately $71 million to exercise the warrant in full and approximately $56 million to purchase a 51% controlling stake. On an as-converted fully diluted basis, we would need approximately $122 million to exercise the warrant in full and approximately $98 million to purchase a 51% controlling stake in Rafael Pharmaceuticals.

Lipomedix is a development-stage, privately held Israeli company focused on the development of an innovative, safe and effective cancer therapy based on liposome delivery. We will own ordinary shares of Lipomedix representing approximately 38.9% of the issued and outstanding ordinary shares, which were purchased in 2016-2017 for $1.5 million. We will have the option to invest an additional $900,000 in this company, which would increase our aggregate ownership to 50.6% of the issued share capital on a fully diluted basis. The option expires on the earlier of (1) a merger or acquisition transaction, (2) an initial public offering, or (3) November 30, 2017.

We will operate as an independent public company following the spin-off. While many of the costs of being a public company were already borne by us either directly or by allocation of corporate overhead from IDT, we will need to have the proper infrastructure in place to perform the necessary, legal, treasury, accounting, internal audit and reporting functions. We anticipate our total costs will be between $2,00,000 to $2,300,000 per year as a result of being a public reporting company. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

Reportable Segments

Our business consists of one reportable segment.

Presentation of financial information

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Critical accounting policies are those that require application of management’s most subjective or complex judgments, often as a result of matters that are inherently uncertain and may change in subsequent periods. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. See Note 1 to the combined financial statements in this Information Statement for a complete discussion of our significant accounting policies.

Income Taxes

The accompanying financial statements include provisions for federal, state and foreign income taxes. We join with our Parent and other subsidiaries in filing a federal income tax return on a combined basis.  Our income taxes are calculated on a separate tax return basis.

We recognize deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in its assessment of a valuation allowance. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. We determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. Tax positions that meet the more-likely-than-not recognition threshold are measured to determine the amount of tax benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability.

We classify interest and penalties on income taxes as a component of income tax expense.

In November 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-17, “Balance Sheet Classification of Deferred Taxes.” This update requires an entity to classify deferred tax liabilities and assets as noncurrent within a classified statement of financial position. ASU 2015-17 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2016. This update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early application is permitted as of the beginning of the interim or annual reporting period. We adopted ASU 2015-17 as of August 1, 2015. The adoption of ASU 2015-17 did not have a material impact on our combined financial statements.

Investments in Uncombined Entities

We consolidate variable interest entities (VIEs) in which we are considered to be the primary beneficiary. VIEs are entities in which the equity investors do not have sufficient equity at risk to finance their endeavors without additional financial support or that the holders of the equity investment at risk do not have a controlling financial interest. The primary beneficiary is defined by the entity having both of the following characteristics: (1) the power to direct the activities that, when taken together, most significantly impact the variable interest entity’s performance, and (2) the obligation to absorb losses and right to receive the returns from the variable interest entity that would be significant to the variable interest entity. Our judgment with respect to our level of influence or control of an entity involves the consideration of various factors including the form of our ownership interest, our representation in the entity’s governance, the size of our investment (including loans), estimates of future cash flows, our ability to participate in policy making decisions and the rights of the other investors to participate in the decision making process and to replace us as manager and/or liquidate the venture, if applicable. Our assessment of our influence or control over an entity affects the presentation of these investments in our combined financial statements. In addition to evaluating control rights, we consolidate entities in which the outside partner has no substantive kick-out rights to remove us as the managing member.

Accounts of the combined entity are included in our accounts and the non-controlling interest is reflected on the combined balance sheets as a component of equity. Investments in uncombined entities are recorded initially at cost, and subsequently adjusted for equity in earnings and cash contributions and distributions. Any difference between the carrying amount of these investments on the balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings of uncombined entity over the life of the related asset. Under the equity method of accounting, our net equity investment is reflected within the combined balance sheets, and our share of net income or loss from the investment is included within the combined statements of operations. Our investments in uncombined entities are reviewed for impairment periodically and we record impairment charges when events or circumstances change indicating that a decline in the fair values below the carrying values has occurred and such decline is other-than-temporary. The ultimate realization of the investment in uncombined entity is dependent on a number of factors, including the performance of each investment and market conditions. We will record an impairment charge if we determine that a decline in the value below the carrying value of an investment in an uncombined entity is other-than-temporary.

To the extent that we contribute assets to an uncombined entity, our investment therein is recorded at our cost basis in the assets that were contributed. To the extent that our cost basis is different than the basis reflected at the entity level, the basis difference is amortized over the life of the related asset and included in our share of equity in net income of the entity.

Other

In March 2016, the FASB issued an ASU to improve the accounting for employee share-based payments. The new standard simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We adopted the new standard on August 1, 2017. The adoption of this new standard did not have a significant impact on our combined financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”), and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that will supersede most of the current revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards (“IFRS”). The goals of the revenue recognition project were to clarify and converge the revenue recognition principles under U.S. GAAP and IFRS and to develop guidance that would streamline and enhance revenue recognition requirements. We will adopt this standard on August 1, 2018. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. We are evaluating the impact that the standard will have on our combined financial statements.

In January 2016, the FASB issued an ASU, to provide more information about recognition, measurement, presentation and disclosure of financial instruments. The amendments in the ASU include, among other changes, the following: (1) equity investments (except those accounted for under the equity method or that result in consolidation) will be measured at fair value with changes in fair value recognized in net income, (2) a qualitative assessment each reporting period to identify impairment of equity investments without readily determinable fair values, (3) financial assets and financial liabilities will be presented separately by measurement category and form of financial asset on the balance sheet or the notes to the financial statements, and (4) an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. Entities will no longer be able to recognize unrealized holding gains and losses on equity securities classified as available-for-sale in other comprehensive income. In addition, a practicability exception will be available for equity investments that do not have readily determinable fair values and do not qualify for the net asset value practical expedient. These investments may be measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. Entities will have to reassess at each reporting period whether an investment qualifies for this practicability exception. We will adopt the amendments in this ASU on August 1, 2018. We are evaluating the impact that the ASU will have on our combined financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of our pending adoption of the new standard on our combined financial statements.

In June 2016, the FASB issued an ASU that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new provisions will be applied as a cumulative-effect adjustment to retained earnings. We will adopt the new standard on August 1, 2020. We are evaluating the impact that the new standard will have on our combined financial statements.

In November 2016, the FASB issued an ASU that includes specific guidance on the classification and presentation of changes in restricted cash and cash equivalents in the statement of cash flows. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash or restricted cash equivalents will be included with cash and cash equivalents when reconciling the beginning of the period and end of the period total amounts shown on the statement of cash flows. The ASU will be applied using a retrospective transition method to each period presented. We will adopt the amendments in this ASU on August 1, 2018. The adoption will impact our beginning of the period and end of the period cash and cash equivalents balance in our statement of cash flows, as well as our net cash provided by operating activities.

In January 2017, the FASB issued an ASU to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current guidance, there are three elements of a business—inputs, processes, and outputs. While an integrated set of assets and activities (collectively referred to as a “set”) that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs, for example, by integrating the acquired set with their own inputs and processes. The amendments in this ASU provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments in this ASU (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments provide a framework to assist entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs. Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the FASB has developed more stringent criteria for sets without outputs. Lastly, the ASU narrows the definition of the term output. We will adopt the amendments in this ASU on August 1, 2018. We are evaluating the impact that the new standard will have on our combined financial statements.

In May 2017, the FASB issued an ASU to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Pursuant to this ASU, an entity should account for the effects of a modification unless all the following are met: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified (if the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification); (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. We will adopt the amendments in this ASU prospectively to an award modified on or after on August 1, 2018. We are evaluating the impact that the new standard will have on our combined financial statements.

In August 2017, the FASB issued an ASU intended to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. In addition, the ASU includes certain targeted improvements to simplify the application of hedge accounting guidance in U.S. GAAP. The amendments in this ASU are effective for us on August 1, 2019. Early application is permitted. Entities will apply the amendments to cash flow and net investment hedge relationships that exist on the date of adoption using a modified retrospective approach. The presentation and disclosure requirements will be applied prospectively. We are evaluating the impact that this ASU will have on our combined financial statements.

Results of Operations

Our business consists of one reportable segment. We evaluate the performance of our operating business based primarily on income (loss) from operations.

Fiscal Year Ended July 31, 2017 Compared to Fiscal Years Ended July 31, 2016 and July 31, 2015:

	Fiscal Year ended July 31,			2017 change from 2016		2016 change from 2015
	(in thousands)
	2017	2016	2015	$	%	$	%
Rental – Third Party Revenues	$989	$746	$809	$243	32.6%	$(63)	(7.8)%
Rental – Related Party Revenues	3,705	3,729	2,118	(24)	(0.6)	1,611	76.1
Parking Revenues	924	1,114	1,060	(190)	(17.1)	54	5.1
Selling, general and administrative	(3,728)	(2,754)	(2,903)	(974)	35.4	149	(5.1)
Depreciation and amortization	(1,669)	(1,643)	(1,203)	(26)	1.6	(440)	36.6
Other	—	—	(18)	—	—	18	(100.0)
Income (loss) from operations	$221	$1,192	$(137)	$(971)	(81.5)%	$1,329	nm

nm—not meaningful

Revenues.  Revenues decreased $62,000 in fiscal year 2017 compared to fiscal year 2016. Related party revenues decreased $24,000 due mainly to IDT no longer having any personnel working from the Piscataway building. Parking revenues decreased due to the loss of three third-party customers during fiscal year 2017. Third party revenue increased in fiscal year 2017 compared to fiscal year 2016 due to a new tenant in the 520 Broad Street building and an increase in tenant reimbursed utility expenses for the Piscataway building.

Revenues increased $1.6 million in fiscal year 2016 compared to fiscal year 2015. Related party revenues increased $1.6 million due mainly to a full year of rental income from IDT in the 520 Broad Street building during fiscal year 2016, as compared to three months during fiscal year 2015. IDT had been leasing space in another building and returned all of its Newark-based employees to the 520 Broad Street building during the fourth quarter of fiscal year 2015. Parking revenues increased due to three new customers, as well as a full year of customer revenue for 10 customers obtained during the second half of fiscal year 2015, partially offset by the loss of two third-party customers. Third party revenue decreased in fiscal year 2016 compared to fiscal year 2015 due to a decrease in tenant reimbursed utility expenses for the Piscataway building.

Selling, general and administrative expense. Selling, general and administrative expense consists mainly of payroll, benefits, facilities and consulting and professional fees. The increase in selling, general and administrative expenses in fiscal year 2017 compared to fiscal year 2016 is primarily due to an increase in real estate and parking taxes of $370,000, an increase in allocated expenses from IDT of $270,000 and an increase in consulting fees of $225,000.

The decrease in selling, general and administrative expenses in fiscal year 2016 compared to fiscal year 2015 is primarily due to a decrease in allocated expenses from IDT of $336,000, partially offset by an aggregate increase of bad debt expense from monthly parking customers of $82,000 and building security, repairs and maintenance of $76,000.

Depreciation and amortization expense. Depreciation and amortization expenses remained consistent in fiscal year 2017 compared to fiscal year 2016. The increase in depreciation and amortization expenses in fiscal year 2016 compared to fiscal year 2015 is primarily due to the assets put in service related to the build-out of the 520 Broad Street building during fiscal year 2016 and fiscal year 2015. During fiscal year 2016 and fiscal year 2015, we invested approximately $10.0 million in renovating the first four floors of the 520 Broad Street building to allow for IDT’s return in the fourth quarter of fiscal year 2015.

Our combined income and expense line items below income (loss) from operations were as follows:

	Fiscal Year ended July 31,			2017 change from 2016		2016 change from 2015
	(in thousands)
	2017	2016	2015	$	%	$	%
Income (loss) from operations	$221	$1,192	$(137)	$(971)	(81.5)%	$1,329	nm
Interest income (expense), net	10	(20)	(356)	30	nm	336	(94.4)%
Net gains (losses) resulting from foreign exchange transactions	86	(13)	(236)	99	nm	223	(94.5)
(Provision for) benefit from income taxes	(66)	(449)	(264)	(383)	(85.3)	(713)	nm
Other	(113)	—	(2)	(113)	nm	2	(100.0)
Net income (loss)	$138	$710	$(467)	$(572)	(80.6%)	$1,177	nm

nm—not meaningful

Net losses resulting from foreign exchange transactions.  Net losses resulting from foreign exchange transactions are generated entirely from movements in Israeli Shekels relative to the U.S. Dollar.

Provision for income taxes.  Decreases in the provision for income taxes during fiscal year 2017 as compared to fiscal year 2016 directly relate to the decrease in Rafael Holdings’ profitability in fiscal year 2017, and increases in the provision for income taxes during fiscal year 2016 as compared to fiscal year 2015 directly relate to the increase in Rafael Holdings’ profitability in fiscal year 2016.

Liquidity and Capital Resources

General

Historically, we have satisfied our cash requirements primarily through intercompany debt funding from IDT. We maintain an intercompany balance due to IDT that relates to advances for investments and purchases of fixed assets, as well as charges for services provided to us by IDT and payroll costs for our personnel that are paid by IDT, partially offset by revenue earned from leases to IDT. In connection with and prior to the spin-off, any intercompany debt between IDT and Rafael Holdings as of the distribution date will be converted to equity and there will be no indebtedness owing from Rafael Holdings to IDT immediately following the spin-off. We anticipate our total operating costs will be between $2,000,000 to $2,300,000 per year as a result of being a public reporting company. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

As of July 31, 2017, we had cash and cash equivalents of $11.8 million. We expect our cash from operations in the next twelve months, the balance of cash and cash equivalents that we held as of July 31, 2017 and the cash that IDT will contribute to us in connection with and prior to the spin-off to be sufficient to meet our currently anticipated working capital and capital expenditure requirements during the twelve-month period ending July 31, 2018.

(in thousands)	Fiscal Year Ended July 31,
	2017	2016	2015
	(in thousands)
Cash flows provided by (used in)
Operating activities	$(1,623)	$72	$(571)
Investing activities	(11,220)	(3,653)	(8,844)
Financing activities	22,260	265	10,029
Effect of exchange rates on cash and cash equivalents	—	3	(95)
Increase (decrease) in cash and cash equivalents	$9,417	$(3,313)	$519

Operating Activities

Our cash flow from operations varies from year to year, depending on our operating results and the timing of operating cash receipts and payments, specifically payments of trade accounts payable. The decrease in cash flows provided by operating activities in fiscal year 2017 as compared to fiscal year 2016 relates to decreased net income, as well as a successful appeal of 2012 and 2013 calendar year real estate taxes, generating a refund of $480,000, during fiscal year 2016 and an increase of $480,000 in other assets. The increase in cash flows provided by operating activities in fiscal year 2016 and fiscal year 2015 were primarily due to increased revenues, as well as the aforementioned real estate tax appeal.

Investing Activities

Cash used in investing activities for fiscal year 2017, fiscal year 2016, and fiscal year 2015 consisted mostly of investments in Rafael Pharmaceuticals (through CS Pharma) of $8.0 million and $2.0 million during fiscal year 2017 and fiscal year 2016, respectively, and purchases of fixed assets related to the build-out of the building at 520 Broad Street in Newark, NJ of $1.5 million and $8.7 million during fiscal year 2016 and 2015, respectively.

Financing Activities

In connection with our investment in Rafael Pharmaceuticals, our subsidiary CS Pharma issued member interests to third parties in exchange for cash investment in CS Pharma of $10 million. We hold a 90% interest in IDT-Rafael Holdings, LLC, which holds a 50% interest in CS Pharma, and we are the managing member of both entities. In fiscal year 2017, CS Pharma received $10.0 million from the sale of its member interests to third parties. It is expected that CS Pharma will use its cash to invest in Rafael Pharmaceuticals. Additionally, during fiscal 2017 we sold 10% of our direct and indirect interest and rights in Rafael Pharmaceuticals to Howard Jonas for $1.0 million.

Cash provided by financing activities related to cash advances from IDT was $11.0 million, $6.5 million, and $10.3 million during fiscal year 2017, fiscal year 2016 and fiscal year 2015, respectively. These increases were offset by repayments on a note payable of $6.4 million in fiscal year 2016 and $271,000 in fiscal year 2015 related to paying off the balance of the note payable on the Piscataway building.

We do not anticipate paying dividends on our common stock until we achieve sustainable profitability and retain certain minimum cash reserves. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.

CHANGES IN PROPERTY AND EQUIPMENT

Gross Property and Equipment increased to $65.0 million at July 31, 2017, from $63.1 million at July 31, 2016, and from $62.4 million at July 31, 2015, primarily due fixed asset additions of $1.7 million, $1.6 million, and $8.8 million during the years ended July 31, 2017, July 31, 2016, and July 31, 2015, respectively, partially offset by depreciation expense of $1.7 million, $1.6 million, and $1.2 million during the years ended July 31, 2017, July 31, 2016, and July 31, 2015, respectively, and disposals of fully depreciated assets of $765,000 and $172,000 during the years ended July 31, 2016, and July 31, 2015, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

As of July 31, 2017, we did not have any “off-balance sheet arrangements,” as defined in relevant SEC regulations that are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

In connection with the spin-off, we and IDT will enter into a tax separation agreement, which sets forth the responsibilities of IDT and us with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. IDT will be generally responsible for our federal, state, local and foreign income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and IDT will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

FOREIGN CURRENCY RISK

Revenue from tenants located in Israel represented 5%, 5% and 8% of our combined revenues in fiscal year 2017, fiscal year 2016 and fiscal year 2015, respectively. The entirety of these revenues is in currencies other than the U.S. Dollar. Our foreign currency exchange risk is somewhat mitigated by our ability to offset a portion of these non U.S. Dollar-denominated revenues with operating expenses that are paid in the same currencies. While the impact from fluctuations in foreign exchange rates affects our revenues and expenses denominated in foreign currencies, the net amount of our exposure to foreign currency exchange rate changes at the end of each reporting period is generally not material.

BUSINESS

Overview

Rafael Holdings, Inc. (“Rafael”) will own commercial real estate assets and interests in clinical and early stage pharmaceutical companies. The assets will be operated as two separate lines of business. The commercial real estate holdings consist of the building at 520 Broad Street in Newark, New Jersey that houses IDT’s headquarters, and its associated public garage, an office/data center building in Piscataway, New Jersey and a portion of a building in Israel that hosts offices for IDT and certain affiliates. The pharmaceutical holdings include debt interests in Rafael Pharmaceuticals, Inc., which is a clinical stage, oncology-focused, pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells, and an equity interest in Lipomedix Pharmaceuticals Ltd., an early stage pharmaceutical development company based in Israel. All of these assets were non-core assets- outside of IDT’s telecom and payment services businesses.

Real Estate

520 Broad Street in Newark New Jersey is a 20 story commercial office building containing approximately 496,000 square feet.  The building was completed in 1957 and is of steel-frame construction with cast-in-place concrete floors.  The facade is constructed of stone and metal framed glass curtain wall sections. The public garage has three levels plus additional surface parking that, in total, can accommodate in excess of 800 parking spaces.

In fiscal 2014, IDT began renovations of the first four floors of the 520 Broad Street building and relocated its Newark-based personnel and offices into the renovated space.  Genie Energy, an affiliate of IDT, is also headquartered in the building. Currently, approximately 29.50% of the building is leased, including leases to IDT and Genie.

The IDT lease expires in April 2025 and is for 80,000 square feet and includes two parking spots per thousand square feet of space leased. The annual base rent is $1,498,400.  IDT has the right to terminate the lease upon four months’ notice and, upon early termination, IDT will pay a penalty equal to 25% of the portion of the rent due over the course of the remaining term. IDT has the right to lease an additional 25,000 square feet in the building on the same terms as the base lease, and other rights to a further 25,000 square feet should all available space be leased to other tenants. Upon expiration of the lease, IDT has the right to renew the lease for another 5 years on substantially the same terms, with a 2% increase in the rental payments.

The Genie lease expires in April 2025 and is for 8,631 square feet and includes two parking spots per thousand square feet of space leased. The annual base rent is $198,513. Genie has the right to terminate the lease upon four months’ notice and, upon early termination, Genie will pay a penalty equal to 25% of the portion of the rent due over the course of the remaining term. Upon expiration of the lease, Genie has the right to renew the lease for another 5 years on substantially the same terms, with a 2% increase in the rental payments.

In addition to the IDT and Genie leases, there are three additional leases for space in the building. The first lease is for a portion of the sixth floor for an eleven-year term, of which the first six years are non-cancellable. The second lease is for a portion of the ground floor and basement for a term of ten years, seven months and the third lease is for another portion of the ground floor for a term of ten years, four months.  The first two leases have already commenced and third lease will commence after the completion of IDT’s work to prepare the space for the tenant’s possession.  At July 31, 2017 and 2016, the carrying value of the land, building and improvements at 520 Broad Street was $45.9 million and $45.6 million, respectively.

Depreciation and amortization expense of property, plant and equipment was $1.6 million, $1.6 million and $1.2 million in fiscal 2017, fiscal 2016 and fiscal 2015, respectively.

The building in Piscataway, New Jersey is used partially by IDT Telecom for operations. The portion of a building in Israel hosts offices for IDT and its affiliates. The building in Piscataway is located at 225 Old New Brunswick Road: it is a three story commercial office building containing approximately 65,000 square feet.  The building was completed in 1978.  Since its completion, the building has been leased as data space and therefore has ample power, diverse paths of fiber, back-up generators and dedicated HVAC units.   Currently, approximately 28% of the building is leased to two data users.  Both leases are to tenants who each occupy a portion of the first floor.  One lease expire at the end of 2020 and the other lease expires at the end of October 2022.

The space in Israel is a condominium portion of an office building located in the Har Hotzvim section of Jerusalem, Israel.  The condominium is approximately 12,400 square feet and the space is fully occupied by IDT and related parties.  Har Hotzvim is a high-tech industrial park located in northwest Jerusalem.  It is the city's main zone for science-based and technology companies, among them  Intel, Teva and Mobileye.

Rafael Pharmaceuticals

Rafael Pharmaceuticals is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells.

We will own our interests/rights in Rafael Pharmaceutical through a 90%-owned non-operating subsidiary, IDT-Rafael Holdings, LLC. IDT-Rafael Holdings holds a warrant to purchase a significant stake in Rafael Pharmaceuticals, as well as other equity and governance rights in Rafael Pharmaceuticals, and owns 50% of CS Pharma Holdings, LLC, a non-operating entity which holds convertible debt and other rights to purchase equity interests in Rafael Pharmaceuticals.

Those interests/rights include:

1. $10,000,000 of Series D Convertible Notes of Rafael Pharmaceuticals held by CS Pharma.

2. A warrant to purchase up to 56% of the capital stock of Rafael Pharmaceuticals – the right to exercise the first $10,000,000 worth of the warrant is held by CS Pharma; and the remainder is held directly by IDT-Rafael Holdings.

We also have certain governance rights, including appointment of directors.

Howard Jonas also has the contractual right to receive “Bonus Shares” for an additional 10% of the outstanding capital stock of Rafael Pharmaceuticals that are to be issued only upon achieving certain milestones. This right was previously held by IDT-Rafael Holdings, subject to its right to transfer to recipients that IDT-Rafael Holdings, in its sole discretion, felt merit because of special efforts by such persons in assisting Rafael and its products. IDT-Rafael Holdings distributed the rights to its members and IDT transferred the portion it received to Howard Jonas. If any of the milestones are met, the Bonus Shares are to be issued without any additional payment. Howard Jonas has the right to transfer the Bonus Shares, in his discretion, to others, including those who are instrumental to the future success of Rafael.

On March 2, 2017, Howard Jonas, our Chairman of the Board, and Chairman of the Board of Rafael Pharmaceuticals purchased 10% of the Company’s direct and indirect interest and rights in Rafael Pharmaceuticals for a purchase price of $1 million. Separately, Howard Jonas and Deborah Jonas jointly own $525,000 of Series C Convertible Notes of Rafael Pharmaceuticals, and The Howard S. and Deborah Jonas Foundation owns $525,000 of Series C Notes of Rafael Pharmaceuticals.

The Rafael Pharmaceuticals Series D Note earns interest at 3.5% per annum, with principal and accrued interest due and payable on September 16, 2018. The Series D Note is convertible at the holder’s option into shares of Rafael Pharmaceuticals’ Series D Preferred Stock. The Series D Note also includes a mandatory conversion into Rafael Pharmaceuticals common stock upon a qualified initial public offering, and conversion at the holder’s option upon an unqualified financing event. In all cases, the Series D Note conversion price is based on the applicable financing purchase price. We and CS Pharma were issued warrants to purchase shares of capital stock of Rafael Pharmaceuticals representing up to 56% of the then issued and outstanding capital stock of Rafael Pharmaceuticals, on an as-converted and fully diluted basis. The right to exercise warrants as to the first $10 million thereof is owned by CS Pharma and the remainder is owned by IDT. The warrant expires on December 31, 2020. Currently, if IDT desires to raise additional financing from unaffiliated parties in connection with IDT’s exercise of its warrant or other current rights to invest in Rafael Pharmaceuticals (but not including the Rafael Pharmaceuticals rights held by CS Pharma), it first must give the other CS Pharma holders the opportunity to provide such financing on a pro rata basis. The exercise price of the warrant is the lower of 70% of the price sold in an equity financing, or $1.25 per share, subject to certain adjustments. The minimum initial and subsequent exercises of the warrant shall be for such number of shares that will result in at least $5 million of gross proceeds to Rafael Pharmaceuticals, or such lesser amount as represents 5% of the outstanding capital stock of Rafael Pharmaceuticals, or such lesser amount as may then remain unexercised. The warrant will expire upon the earlier of December 31, 2020 or a qualified initial public offering or liquidation event of Rafael Pharmaceuticals.

As of the date of this Information Statement and based on current shares issued and outstanding, we would need to pay approximately $71 million to exercise the warrant in full and approximately $56 million to purchase a 51% controlling stake. On an as-converted fully diluted basis, we would need approximately $122 million to exercise the warrant in full and approximately $98 million to purchase a 51% controlling stake in Rafael Pharmaceuticals.

Rafael Pharmaceuticals is a variable interest entity, however, we have determined that we are not the primary beneficiary as we do not have the power to direct the activities of Rafael Pharmaceuticals that most significantly impact Rafael Pharmaceuticals’ economic performance. At April 30, 2017 and July 31, 2016, the Company’s investment in Rafael Pharmaceuticals was $10.0 million and $2.0 million, respectively. In addition to interests issued to IDT, CS Pharma has issued member interests to third parties in exchange for cash investment in CS Pharma of $10 million. At July 31, 2017 and July 31, 2016, CS Pharma had received $10.0 million and $8.8 million, respectively, of such investment.

Science & Pre-Clinical:

The lead product of Rafael Pharmaceuticals is CPI-613 (as small molecule). CPI-613 is suitable for intravenous (IV) administration.

In the 1920’s, Nobel Prize Winner Dr. Otto Warburg observed that cancer cells metabolize glucose differently than normal cells. This effect has more recently come to be recognized as a component of a broadly pervasive repurposing and reregulation of metabolism in cancer, including mitochondrial components. This broad, deep reconfiguration of metabolism is now understood to represent one of the defining hallmarks of most or all cancers.

All living cells require a continual input of fuel to survive and reproduce. Adenosine 5-triphosphate (ATP) is the universal energy-carrying molecule generated by consumption of fuels in biological systems. Glucose is the primary source of raw material fuel needed for the generation of ATP in most normal cells. Mutations known to cause cancer engender changes in the processing of fuels as well as the nature of the fuel needed by cancer cells to support their growth and survival. Some of the changes are largely unique to cancer and not typically found among healthy cells in the body. While these changes are not identical in every tumor cell type there is sufficient overlap to suggest that targeting the process of fuel conversion to anabolic intermediates and energy is likely to produce a more durable response than less selective effects of earlier chemotherapeutics. By attacking a process that is unique to cancer and not found in healthy cells an improvement in both potency and safety and quality of life is expected to be achievable (Heiden, M. G. V., & DeBerardinis, R. J. (2017). Understanding the Intersections between Metabolism and Cancer Biology. Cell, 168, 657-669. doi:10.1016/j.cell.2016.12.039 and Warburg, O. (1956). Origin of Cancer Cells. Science, 123, 309-314. doi:10.1126/science.123.3191.309).

In addition to exploiting the metabolic regulatory differences between normal and cancerous cells, Altered Energy Metabolism Directed (AEMD) compounds are selectively taken up by cancer cells as opposed to normal cells at cancer cell killing concentrations in cell culture. It is hypothesized that this feature of our AEMD compounds is associated with their structural resemblance to fatty acids, another bioenergetic fuel source and critical cellular component whose uptake is widely upregulated in tumor cells.

In preclinical testing, CPI-613 exhibited 100% growth inhibition against all tested cells derived from human patient tumor biopsies and 100% cell kill against the vast majority of cell lines tested in cell culture from the National Cancer Institute and American Type Tissue Culture Collection library. Several of these tested cell lines are known to be resistant to the more frequently prescribed current chemotherapeutic agents. CPI 613 was tested at levels having no material impact on normal cells. Additional preclinical AEMD/CPI-613 studies demonstrated potent tumor growth inhibition in human tumor animal models in vivo (Zachar, et al., 2011, Journal of Molecular Medicine 89, 1137).

There are many potential advantages to the AEMD platform. Among them, AEMD molecules selectively target altered energy metabolism in cancer cells (more specifically chokepoints in the tricarboxylic cycle) which reregulated in cancer cells resulting in inhibition mitochondrial flux of fuels (glucose, glutamine). This in turn triggers apoptosis or excessive hydrogen peroxide and other radical production leading to cancer cell specific necrosis. High toxicity of many cancer drugs is because of unintended killing healthy cells. It is anticipated that AEMD molecules will have minimal toxic effect on healthy cells and thus, potentially exhibit high safety and tolerability profile. Further, high selectivity of AEMD compounds has potential to treat cancers in multiple clinical settings (metastatic, neoadjuvant and adjuvant) and because of their low toxicity, AEMD molecules may be used in combination with current standard of care.

Preliminary data from pre-clinical trials suggests that Rafael Pharmaceuticals’ strategy of targeting metabolic changes specific to tumor cells has yielded the potential for a very potent and highly selective therapeutic option for patients with difficult to treat malignancies. Such data suggests that the potency results in excellent and unprecedented response rates in several refractory patient populations. The high degree of selectivity for tumor vs. non-tumor cells results in a favorable safety and tolerability profile, such that the drugs may provide low intensity single agent treatment options for patients as Rafael Pharmaceuticals may have the ability to improve the efficacy of standard of care therapies with little or no incremental toxicity.

We believe the probability of improvements in safety is high, by selectively attacking metabolic processes unique to cancer and required for tumor cell survival. Further, by simultaneously attacking multiple processes that are common to the majority of cancer cell types and essential for their survival, the probability of developing local relapse or metastatic progression due to evolved resistance to CPI-613 therapy is believed to be reduced.

In addition, Rafael Pharmaceuticals has demonstrated in laboratory studies and clinical trials:

●	Wide therapeutic potential across multiple tumor types and even late-stage disease: In preclinical studies and Phase I safety clinical trials to date, Rafael Pharmaceuticals’ drugs have demonstrated activity in a spectrum of cancers, including hematological cancers and solid tumors, even in late-stage cancer patients who have failed multiple rounds of chemotherapy, radiation and stem cell transplantation. Assays to predict and characterize responses at the cellular level are being developed.

●	A favorable safety profile.

●	Multiple formulations are being developed in addition to IV infusion including oral delivery, and long-acting sustained release.

●	Low-cost, efficient, and scalable manufacturing.

Clinical Results

Pancreatic Cancer: CPI-613 in Combination with Modified FOLFIRINOX in First-Line Metastatic Pancreatic Cancer.

Twenty patients were enrolled in this study. The maximum tolerated dose of CPI-613 was 500 mg/m². The median number of treatment cycles given at the maximum tolerated dose was 11. Two patients enrolled at a higher dose of 1000 mg/m2, and both had a dose-limiting toxicity. No deaths due to adverse events were reported. For the 18 patients given the maximum tolerated dose, the most common grade 3–4 non-hematological adverse events were hyperglycaemia, hypokalaemia, peripheral sensory neuropathy, diarrhea, and abdominal pain. The most common grade 3–4 hematological adverse events were neutropenia, lymphopenia, anaemia, and thrombocytopenia. Sensory neuropathy (all grade 1–3) was recorded in 17 out of the 18 patients and was managed with dose de-escalation or discontinuation of oxaliplatin per standard of care. Of the 18 patients given the maximum tolerated dose, 11 (61%) achieved an objective (complete or partial) response. Given that the Phase II clinical trial evaluating the FOLFIRINOX regimen reported an Overall Response Rate (ORR) of 31% and Complete Remission (CR) of <1%, the further evaluation of CPI-613 in pancreatic cancer is warranted.

Acute Myeloid Leukemia: CPI-613 in Combination with High Dose Cytarabine and Mitoxantrone in Elderly Patients with Relapsed or Refractory Acute Myeloid Leukemia (AML).

2 trials were conducted to investigate the safety and efficacy of CPI-613 in combination with high dose cytarabine and mitoxantrone (HAM) in patients with relapsed or refractory Acute Myeloid Leukemia (AML). Overall, the treatment was well tolerated. Total 67 patients dosed in this phase I study and 62 were evaluable for efficacy. The median overall survival (OS) of elderly patients (≥60 years or older, N =32) was 6.9 months, which is statistically significant compared to historical control of patient treated with HAM alone. This result is consistent in phase II study (CCCWFU 22215) with median OS of 10 months (N = 21, study is ongoing). CR was also substantially higher in elderly patients (60 years or older) treated with CPI-613 + HAM compared to patients treated with HAM alone (38% in phase I study and 33% in phase II study compared to only 26% in historical cohort).

Peripheral T-cell Lymphoma: Phase I Dose-Escalation Study of CPI-613, in Combination with Bendamustine, in Patients with Relapsed or Refractory T-cell Lymphoma

To date, 10 patients have received at least one dose of CPI-613 in combination with bendamustine. 8 patients are evaluable for safety and 7 patients for efficacy. Overall, the patients exhibited a good safety profile. The most common grade 3 or higher toxicities were lymphopenia and neutropenia. CPI-613 in combination with bendamustine also exhibited excellent efficacy profile with an ORR of 86% (CR: 43%, PR: 43%). All 3 patients with CR were diagnosed with peripheral T cell lymphoma, not otherwise specified. Although the numbers are small, continued investigation is warranted as these response rates in a poor risk population of patients with relapsed/refractory T Cell Lymphoma is very exciting.

Lipomedix

Lipomedix Pharmaceuticals Ltd. (“Lipomedix”) is a development-stage, privately held, Israeli company focused on the development of an innovative, safe and effective cancer therapy based on liposome delivery.

We will own ordinary shares of Lipomedix representing approximately 38.9% of the issued and outstanding ordinary shares which were purchased in 2016-2017 for $1.45 million. We will have the option to invest an additional $0.9 million in Lipomedix, which would increase our aggregate ownership to 50.6% of the issued share capital on a fully diluted basis. The option expires on the earlier of (1) a merger or acquisition transaction, (2) an initial public offering, or (3) November 30, 2017.

Science and Pre Clinical:

Lipomedix was established in order to advance the pharmaceutical and clinical development of a patented prodrug of mitomycin-C and its efficient delivery in liposomes to cancer-affected target organs. Lipomedix believes that this formulation, known as Promitil® – Pegylated Liposomal Mitomycin-C Prodrug (PL-MLP) – overcomes the problems associated with the mitomycin-C toxicity of certain current treatments and turns it into passively targeted, anti-cancer drug that could potentially become the therapy of choice in a variety of cancers. The inventor and scientific founder, of Lipomedix is Prof. Alberto Gabizon of the Hebrew University – Shaare Zedek Medical Center, Israel who is also the co-inventor and co-developer of Doxil® (doxorubicin hydrochloride liposome injection). Prof. Gabizon is one of the few scientists intimately familiar with the successful development and commercialization process of liposomal drugs.

Promitil is an innovative nanomedicine designed for controlled delivery of a chemotherapeutic agent in a proprietary prodrug form. Lipomedix believes it may have advantages over conventional anticancer agents that have serious adverse side effects, and limited efficacy with resistance to treatment. Promitil is based on an innovative and breakthrough technology that could potentially help cancer patients receive safer therapy with a more potent anti-tumor effect.

In pre-clinical trials, Promitil inhibited a range of cancer types in animal models (pancreatic, colorectal, stomach, breast, ovarian, melanoma) and potentiated the activity of a co-administered cancer drug. The API (MLP), a prodrug of mitomycin C, is carried by a pegylated liposomal delivery system that confers an extended circulation time in vivo and improved delivery to tumors. In pre-clinical trials, Promitil significantly reduced mitomycin-C’s systemic toxicity and mitigated its side-effects. Promitil is a highly stable formulation with prolonged storage shelf life of over 3 years.

Clinical:

A total of 88 patients have been treated with Promitil as a single agent or in combination with other anticancer drugs under the framework of a clinical study. Promitil was well tolerated and safe for use at the tested doses. The majority of the adverse events reported were mild to moderate and unrelated to the study drug.

A Phase IA dose escalation open trial has, Lipomedix believes, demonstrated that Promitil is a conceptually attractive formulation system (by analogy with the success of Doxil) which has successfully and substantially modified the pharmacokinetic characteristics of mitomycin C delivery, resulting in the ability to clinically administer much larger amounts of active drug (approximately 3 times greater mitomycin C-equivalent dose than the maximal tolerated dose of mitomycin C), with an acceptable toxicity profile, and with long circulation time to ensure adequate drug delivery.

A Phase IB continuation trial in advanced colon cancer patients receiving Promitil as 3rd line therapy has confirmed the safety and pharmacokinetic features of Promitil in this patient population, as well as the feasibility of combining Promitil with Bevacizumab and/or Capecitabine. This stage of colon cancer has an ominous prognosis with median survival of approximately 5 months for untreated patients, and 6-7 months using any of the two approved therapies (Regorafenib, TAS-102), and a rate of partial responses (tumor shrinkage) nearly zero.

In an ongoing 1B study, clinical efficacy appears so far to be limited to stabilization of disease based on interim data. Lipomedix believes the survival data, yet immature, of the Promitil-Bevacizumab combination is encouraging, but the lack of a head-to-head comparator for survival and the lack of meaningful tumor shrinkage in treated patients leaves uncertainty as to whether colorectal carcinoma is the optimal indication for Promitil. To clarify this point, and dependent on available funding, Lipomedix believes that the next development step should be to conduct an active comparator Phase 2B trial using as end-points PFS and OS, that will provide information to resolve this issue in colorectal cancer. Lipomedix believes that a 100-patient strong study should suffice to see if it has a significant signal. Given the large number of patients with this condition, Lipomedix anticipates this study can be completed relatively quickly (approximately 18 months) with centers in 3 or 4 countries only.

Additional complementary plans with the Lipomedix flagship product, Promitil, include:

●	Conduct exploratory trials of Promitil in combination with radiotherapy. This is a separate avenue of clinical development sprouting from preclinical observations (see Dr. Andrew Wang et al. paper in the Red Journal on Promitil and Radiotherapy, 2016). Lipomedix plans on asking for FDA advice on the best way to maximize clinical information from these exploratory studies for regulatory purposes.

●	Explore other indications and combinations of Promitil with other chemotherapeutic or immunotherapeutic agents in small investigator-initiated or company-sponsored clinical studies.

Promitil-based products:

In addition to Promitil, Lipomedix has developed a pipeline of Promitil-based products with potentially important applications:

●	Folate-targeted Promitil (Promi-Fol), aimed at local treatment (intravesical) of superficial bladder cancer. Decorating Promitil with folate ligands exploits the frequent overexpression of folate receptors in urothelial cancers for selective and enhanced delivery of Promitil to cancer cells. Promi-Fol could be a safe and effective therapeutic alternative for local treatment of the growing patient population with superficial bladder cancer

●	Promi-Dox, a highly potent dual drug liposome with MLP and doxorubicin (“the “SuperDoxil”) for a basket of tumors. If a strong clinical signal can be detected there are several possible cancer settings with substantial patient numbers and significant unmet need where PromiDox could be utilized.

●	Promitil-Alendronate (Promi-Ald), a formulation of Promitil loaded with the bisphosphonate Alendronate, which may serve as an optional, companion PET-imaging product of the distribution of Promitil liposomes in the patient body to detect patients in whom cancer targeting of liposomes is most effective. A micro-dose of Promi-Ald can be labeled with the PET-radioemitter Zirconium89 for PET-CT imaging. Because it is used in micro-dosing form, it requires minimal product development.

Non-Promitil based product: PLAD (dual drug liposome with doxorubicin and alendronate), which Lipomedix hopes will soon be licensed by Yissum-Shaare Zedek Scientific to Lipomedix, is a unique chemo-immunotherapeutic tool developed by Dr. Gabizon’s team that provides two therapeutic modalities in one single formulation, that may be effective in breast cancer, ovarian cancer, and Kaposi sarcoma.

Review and Approval of Drugs in the United States

In the United States, the FDA approves and regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations. The failure to comply with requirements under the FDCA and other applicable laws at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the Department of Justice or other governmental entities.

Each of the Pharmaceuticals Investment Companies product candidates must be approved by the FDA through a New Drug Application, or NDA. An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

●	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

●	submission to the FDA of an Investigational New Drug, or IND, application, which must take effect before human clinical trials may begin;
●	approval by an independent institutional review board, or IRB, representing each clinical site before each clinical trial may be initiated;

●	performance of adequate and well-controlled human clinical trials in accordance with good clinical practices, or GCP, to establish the safety and efficacy of the proposed drug product for each indication;

●	preparation and submission to the FDA of a NDA requesting marketing for one or more proposed indications;

●	review by an FDA advisory committee, where appropriate or if applicable;

●	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with current Good Manufacturing Practices, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

●	satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data;

●	payment of user fees and securing FDA approval of the NDA; and

●	compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, and the potential requirement to conduct post-approval studies.

Before an applicant begins testing a compound with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage. Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, and the purity and stability of the drug substance, as well as in vitro and animal studies to assess the potential safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of the preclinical tests must comply with federal regulations and requirements including good laboratory practices. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is an exemption from the FDCA that allows an unapproved drug to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer an investigational drug to humans. Such authorization must be secured prior to interstate shipment and administration of any new drug that is not the subject of an approved NDA, The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all FDA IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with FDA certain regulatory requirements in order to use the study as support for an IND or application for marketing approval. Specifically, on April 28, 2008, the FDA amended its regulations governing the acceptance of foreign clinical studies not conducted under an investigational new drug application as support for an IND or a new drug application. The final rule provides that such studies must be conducted in accordance with GCP, including review and approval by an independent ethics committee, or IEC, and informed consent from subjects. The GCP requirements in the final rule encompass both ethical and data integrity standards for clinical studies. The FDA’s regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical studies, as well as the quality and integrity of the resulting data. They further help ensure that non-IND foreign studies are conducted in a manner comparable to that required for IND studies.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the objectives of the study, inclusion and exclusion criteria, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. In addition, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects.

Human clinical trials are typically conducted in four sequential phases, which may overlap or be combined:

Phase 1. The drug is initially introduced into a small number of healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition (e.g., cancer) and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

Phase 2. The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

Phase 3. These clinical trials are commonly referred to as “pivotal” studies, which denotes a study which presents the data that the FDA or other relevant regulatory agency will use to determine whether or not to approve a drug. The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

Phase 4. Post-approval studies may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Concurrent with clinical trials, companies often complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality, purity, and potency of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

If clinical trials are successful, the next step in the drug development process is the preparation and submission to the FDA of a NDA. The NDA is the vehicle through which drug applicants formally propose that the FDA approve a new drug for marketing and sale in the United States for one or more indications. The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. During the approval process, the FDA also will determine whether a risk evaluation and mitigation strategy, or REMS, is necessary to assure the safe use of the drug or biologic. If the FDA concludes that a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is to be manufactured. These preapproval inspections may cover all facilities associated with an NDA submission, including drug component manufacturing (e.g., active pharmaceutical ingredients), finished drug product manufacturing, and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

The FDA is required to refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

On the basis of the FDA’s evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical trials designed to further assess a product’s safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Fast track, breakthrough therapy and priority review designations

The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are, fast track designation, breakthrough therapy designation, and priority review designation.

Accelerated approval pathway

The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

Post-Approval Requirements

Any drug that receives FDA approval is subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, suspension of the approval, or complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or holds on post-approval clinical trials;

●	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

●	product seizure or detention, or refusal to permit the import or export of products; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, and its implementing regulations, as well as the Drug Supply Chain Security Act, or DSCA, which regulate the distribution and tracing of prescription drugs and prescription drug samples at the federal level, and set minimum standards for the regulation of drug distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.

Abbreviated new drug applications for generic drugs

In 1984, with passage of the Hatch-Waxman Amendments to the FDCA, Congress established an abbreviated regulatory scheme authorizing the FDA to approve generic drugs that are shown to contain the same active ingredients as, and to be bioequivalent to, drugs previously approved by the FDA pursuant to NDAs. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application, or ANDA, to the agency. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the active pharmaceutical ingredient, bioequivalence, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. ANDAs are “abbreviated” because they generally do not include preclinical and clinical data to demonstrate safety and effectiveness. Instead, in support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference-listed drug, or RLD.

505(b)(2) NDAs

As an alternative path to FDA approval for modifications to formulations or uses of products previously approved by the FDA pursuant to an NDA, an applicant may submit an NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) was enacted as part of the Hatch-Waxman Amendments and permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant. If the 505(b)(2) applicant can establish that reliance on FDA’s previous findings of safety and effectiveness is scientifically and legally appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements, including clinical trials, to support the change from the previously approved reference drug. The FDA may then approve the new product candidate for all, or some, of the label indications for which the reference drug has been approved, as well as for any new indication sought by the 505(b)(2) applicant.

Pediatric studies and exclusivity

Under the Pediatric Research Equity Act, an NDA or supplement thereto must contain data that are adequate to assess the safety and effectiveness of the drug product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. With enactment of FDASIA 2012, sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests, and any other information required by regulation. The applicant, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other, and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time.The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Additional requirements and procedures relating to deferral requests and requests for extension of deferrals are contained in FDASIA. Unless and until FDA promulgates a regulation stating otherwise, the pediatric data requirements do not apply to products with orphan designation.

Orphan drug designation and exclusivity

Under the Orphan Drug Act, the FDA may designate a drug product as an “orphan drug” if it is intended to treat a rare disease or condition, generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product. A company must request orphan drug designation before submitting an NDA for the drug and rare disease or condition. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan drug designation does not shorten the PDUFA goal dates for the regulatory review and approval process, although it does convey certain advantages such as tax benefits and exemption from the PDUFA application fee.

Patent term restoration and extension

A patent claiming a new drug product or its method of use may be eligible for a limited patent term extension, also known as patent term restoration, under the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and the FDA regulatory review. Patent term extension is generally available only for drug products whose active ingredient has not previously been approved by the FDA. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the ultimate approval date. Patent term extension cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The United States Patent and Trademark Office reviews and approves the application for any patent term extension in consultation with the FDA.

FDA approval and regulation of companion diagnostics

If safe and effective use of a therapeutic depends on an in vitro diagnostic, then the FDA generally will require approval or clearance of that diagnostic, known as a companion diagnostic, at the same time that the FDA approves the therapeutic product. In August 2014, the FDA issued final guidance clarifying the requirements that will apply to approval of therapeutic products and in vitro companion diagnostics. According to the guidance, for novel drugs, a companion diagnostic device and its corresponding therapeutic should be approved or cleared contemporaneously by the FDA for the use indicated in the therapeutic product’s labeling.

Review and Approval of Drugs in Europe and other Foreign Jurisdictions

In addition to regulations in the United States, a manufacturer is subject to a variety of regulations in foreign jurisdictions to the extent they choose to sell any drug products in those foreign countries. Even if a manufacturer obtains FDA approval of a product, it must still obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. To obtain regulatory approval of an investigational drug or biological product in the European Union, a manufacturer must submit a marketing authorization application to the European Medicines Agency or EMA. For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, clinical trials are to be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

Pharmaceutical Coverage, Pricing and Reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. Significant uncertainty exists as to the coverage and reimbursement status of products approved by the FDA and other government authorities. Even if our product candidate is approved, sales of our products will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, such products. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. Such reforms could have an adverse effect on anticipated revenue from product candidates that the Pharmaceutical Investment Companies may successfully develop and for which they may obtain marketing approval and may affect their overall financial condition and ability to develop product candidates.

Healthcare Law and Regulation

In addition to FDA restrictions on marketing of drug products, federal and state fraud and abuse laws restrict business practices in the pharmaceutical industry. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

●	the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs;

●	the federal False Claims Act, which prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal laws that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	the civil monetary penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent;

●	the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services, information related to payments and other transfers of value made by that entity to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers.

●	state laws requiring pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Our Strategy

Real Estate

Our strategy related to our real estate business includes:

●	capitalizing on knowledge of the marketplaces to enhance its leasing and property management capabilities in order to achieve stabilized occupancy.

●	attracting additional tenants to its buildings and public parking garage;

●	selectively seeking to acquire properties to create incremental cash flow and capital appreciation; and

●	executing timely dispositions through sales or joint ventures.

Pharmaceutical Investments

We plan to continue to invest in Rafael Pharmaceuticals and Lipomedix as needed in order for those companies to execute on their plans and continue clinical trials as warranted by results and developments while continuing to seek other opportunities to invest in similar pharmaceutical companies.

Rafael Pharmaceuticals

Rafael Pharmaceuticals’ vision is to be the premier cancer bioenergetics/metabolism firm designing drugs to attack the proteins and enzymes reconfigured, re-regulated, and repurposed in cancer and responsible for the unique metabolic features of tumors.

In February 2017, Rafael Pharmaceuticals successfully completed an End of Phase I meeting with the FDA. The FDA approved the initiation of pivotal / registrational trial of CPI-613 in first-line metastatic pancreatic cancer and elderly patients with relapsed or refractory acute myeloid leukemia. Accordingly, Rafael Pharmaceuticals is preparing to initiate these two registrational trials by early 2018. With the current plan, if the clinical trials are successful, Rafael Pharmaceuticals anticipates that CPI-613 will get approval for pancreatic cancer and acute myeloid leukemia by 2021, but delays may alter the timeframe. In addition to these above mentioned three indications, Rafael Pharmaceuticals is also investigating CPI-613 in Myelodysplastic Syndrome and Burkitt’s Lymphoma/Double-Hit Lymphoma and investigator sponsored study is underway for these indications.

Lipomedix

The strategy for Lipomedix is as follows:

1.	Continue clinical development of Promitil for colon cancer with phase 2B. This study be done under an IND of the FDA and will take place in Israel, the USA, and optionally in other countries of Europe or Latin-America.

2.	In parallel, conduct exploratory trials of Promitil in combination with radiotherapy in Israel and, possibly, the USA, after consultation with the FDA on the best regulatory path for approval.

3.	Explore other indications and combinations of Promitil with other chemotherapeutic or immunotherapeutic agents in small investigator-initiated or company-sponsored clinical studies.

4.	Consider whether to proceed with Orphan Disease Designation (Pancreatic cancer), another avenue of clinical development to pursue, particularly in combination with Onivyde or taxanes (paclitaxel, Abraxane) given the well-known synergy between mitomycin-C and irinotecan, and Lipomedix’ preclinical results demonstrating synergistic activity when Promitil is combined with paclitaxel. Attempt to engage IPSEN (Onivyde) or Celgene (Abraxane) in cooperative studies with these drug combinations.

5.	Continue research and development, toxicity, and product development of Lipomedix’s pipeline aiming at out-licensing for Folate-targeted Promitil (PromiFol) and PromiDox. Similarly, if and when the PLAD license is transferred to Lipomedix, a similar strategy will be adopted.

Competition

With respect to our real estate business, we compete for commercial tenants in the areas our buildings are located.

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While Rafael Pharmaceuticals believes that Rafael Pharmaceuticals’ technology, development experience and scientific knowledge provide us with competitive advantages, Rafael Pharmaceuticals faces potential competition from many different companies, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Any product candidates that Rafael Pharmaceuticals successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future.

Rafael Pharmaceuticals competes in the segments of the pharmaceutical, biotechnology and other related markets that address cancer metabolism. There are other companies working to develop therapies in the field of cancer metabolism. These companies include divisions of large pharmaceutical companies and biotechnology companies of various sizes. . These companies include large pharmaceutical companies, including AstraZeneca plc, Eli Lilly and Company, Roche Holdings Inc. and its subsidiary Genentech, Inc., GlaxoSmithKline plc, Merck & Co., Novartis, Pfizer, Inc., and Genzyme, a Sanofi company. There are also biotechnology companies of various sizes that are developing therapies to target cancer metabolism, including , 3V Biosciences, Threshold Pharmaceuticals, Eleison Pharmaceuticals, Forma Therapeutics, Alexion Pharmaceuticals, Inc., BioMarin Pharmaceutical Inc., Calithera Biosciences, Inc., Agios Pharmaceuticals, Inc., Forma Therapeutics Holdings LLC, Shire Biochem Inc., Raze Therapeutics, Inc. and Selvita S.A.

Lipomedix faces competition from (i) other liposome and nanomedicine products in solid tumors (for example, Doxil (Janssen), Onivyde (Ipsen), Abraxane (Celgene)); (ii) other non-liposomal chemotherapeutic drugs in gastrointestinal malignancies recently developed or under development (for example, TAS-102 (Taiho) in colorectal cancer); (iii) biological therapy (mostly small molecule kinase inhibitors) recently developed or under development for colon cancer (for example (Regorafenib (Bayer)); (iv) immunotherapy approaches in gastrointestinal malignancies (for example Merck USA): antibodies (and/or vaccinations); and (v) large companies such as Roche.

Intellectual Property

Licenses

Rafael Pharmaceuticals maintain an exclusive license agreement with the Research Foundation of the State University of New York at Stony Brook, or RF, granting Rafael Pharmaceuticals the exclusive right to make, use and sell products covered under specified RF patents relating to lipoic acid derivatives with the right to grant sublicenses. This license agreement was subsequently amended in 2004, 2007 and 2017 and relates to Rafael’s AEMD class of compounds.

Lipomedix maintains an exclusive license agreement with Yissum Research and Development Company (Yissum), the technology transfer arm of the Hebrew Univeristy of Jerusalem granting Lipomedix the exclusive right to make, use and sell products covered under specified patents relating to the mitomycin lipophilic prodrug and its liposomal formulation with the right to grant sublicenses. In addition, Lipomedix is in the process of negotiating the license of a patent application (inventors: Gabizon et al.) from Yissum and Shaare Zedek Scientific on a novel dual drug liposome formulation (PLAD) for chemo-immunotherapy of cancer.

Patents

Rafael Pharmaceuticals patents its technology, inventions, and improvements that it considers important to the development of its business. A patent gives the patent holder the right to exclude any unauthorized use of the subject matter of the patent in those jurisdictions in which a patent is granted. As of December 2016, Rafael Pharmaceuticals owns or in-licenses over eight U.S. patents, over forty foreign patents registered in various countries, three pending U.S. patent applications, and over twenty pending foreign patent applications. Additional patent applications will be filed as studies continue. Patents that Rafael Pharmaceuticals has obtained for its platform technologies, and patents that may issue in the future based on Rafael Pharmaceuticals’ currently pending patent applications for its platform technologies are scheduled to expire in years 2028 through 2034.  The term of patent protection for certain platform technologies may be eligible for extension by up to five years in countries that permit patent term extension, or similar extensions, to recapture a portion of the patent term consumed as a result of government agency regulatory review of a pharmaceutical product.  Thus, patent protection for certain of our platform technologies that would be scheduled to expire in year 2028 could be extended by up to five years to provide patent protection through year 2033 in the U.S. and other countries that permit patent term extension, or similar extensions, to recapture a portion of the patent term consumed as a result of government agency regulatory review of a pharmaceutical product.  Rafael Pharmaceuticals has worldwide rights unencumbered with any partnerships, and has obtained U.S. orphan drug designation for CPI-613 in the treatment of MDS, AML and pancreatic carcinoma.

Lipomedix has two granted patents licensed from Yissum each with 20- year expiration terms: 1. Patent WO2000/064484 (filed April 2000: expected 20-year expiry term April 2020) "Conjugate having Cleavable Linkage for use in a Liposome" This patent relates to conjugates of a hydrophobic moiety (such as a lipid) linked through a cleavable dithiobenzyl linkage to a therapeutic agent (such as MMC). 2. Patent WO2004/110497 (filed April 2004: expected 20-year expiry term 2024) "Mitomycin Conjugates Cleavable by Thiols" or "Method for Treating Multi-Drug Resistant Tumors". The US patent relates to a method for administering Mitomycin-C to a multi-drug resistant cell by using a liposome, and a method for reducing the in vivo cytotoxicity of Mitomycin-C using a liposome composition. In addition, Lipomedix has four published international patent applications covering the combination of Promitil with other chemotherapies and with radiotherapy, its application to the treatment of bladder tumors (Folate-targeted Promitil or PromiFol), and its co-encapsulation with doxorubicin (PromiDox, the “SuperDoxil”).

Employees

As of July 31, 2017, we had 12 employees all dedicated to the real estate group while Rafael Pharmaceuticals employs 12 full-time employees as well as part-time employees and consultants who are involved in research and development and Lipomdex employs two full-time employees and two part-time employees.

Manufacturing

The Pharmaceutical Investment Companies do not own or operate, and currently have no plans to establish, any manufacturing facilities. The Pharmaceutical Investment Companies currently rely, and expect to continue to rely, on third parties for the manufacture of their product candidates for preclinical and clinical testing, as well as for commercial manufacture of any products that they may commercialize. The Pharmaceutical Investment Companies obtain our supplies from these manufacturers on a purchase order basis and do not have a long-term supply arrangement in place. The Pharmaceutical Investment Companies do not currently have arrangements in place for redundant supply for bulk drug substance. For all of the product candidates, the Pharmaceutical Investment Companies intend to identify and qualify additional manufacturers to provide the active pharmaceutical ingredient and the formulation and fill-and-finish services prior to submission of a new drug application to the FDA or along the first steps of marketing.

For Rafael Pharmaceuticals, the compounds are organic compounds of low molecular weight, generally called small molecules. They can be manufactured in reliable and reproducible synthetic processes from readily available starting materials. The chemistry is amenable to scale-up and does not require unusual equipment in the manufacturing process. Rafael Pharmaceuticals expects to continue to develop drug candidates that can be produced cost-effectively at contract manufacturing facilities.

Lipomedix’s Promitil and other pipeline candidates, are based on an active pharmaceutical ingredient (API) referred to as MLP (abbreviation of mitomycin-C lipid-based prodrug) that is formulated into customized nanoparticles. These nanoparticles consist of lipids and a polyethylene-glycol (PEG) polymer and are known as pegylated liposomes. MLP is currently synthesized by a third party using a proprietary, reliable and reproducible synthetic process from readily available raw materials. The MLP API is then shipped to another third-party facility specialized in liposome manufacture for clinical use. In principle, a single batch of API can serve for manufacture of several batches of Promitil liposomes.

The Pharmaceutical Investment Companies generally expect to rely on third parties for the manufacture of any companion diagnostics we develop.

Facilities

Our principal executive office is located in 520 Broad Street, Newark, New Jersey.

Rafael Pharmaceuticals leases 10,283 square feet of fully-equipped laboratory and administrative offices in Cranbury, New Jersey. The lease commenced on July 24, 2006 and was renewed for a 7 year term in August 2016 and ending on July 31, 2023. The annual base rent is $217,588 annually increasing to $250,185 commencing on August 1, 2021

Lipomedix has a Research and Services agreement with Shaare Zedek Scientific Ltd. by which laboratory space at Shaare Zedek Medical Center is used for R&D activities. This agreement is conditioned to grant support for the Shaare Zedek Oncology department either directly from Lipomedix or indirectly through the Israel Innovation Authority Fund (Israel Chief Scientist Office). This arrangement has been going on since 2012, and the grant support is negotiable and renewed on an annual basis. However, there can be no guarantees that Shaare Zedek will continue this agreement in the future.

Lipomedix leases a small Administrative Office in Giv’at Ram Hi-Tech Park from the Hebrew University on an annual basis for $3,600. This lease agreement has been extended till 2021.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning our executive officers and directors.

Name	Age	Position
Howard S. Jonas	61	Chairman of the Board of Directors
Menachem Ash	45	President and Director

Prior to the spin-off, we intend to appoint a Chief Executive Officer and a Chief Financial Officer. Howard Jonas, Menachem Ash and Joyce Mason currently serve on the Board of Directors, however, prior to the spin-off, we intend to add or replace members of the Board, including, but not limited to replacing Ms. Mason, so that a majority of whom will qualify as independent. Set forth below is biographical information with respect to the Company’s current executive officers:

Howard S. Jonas serves as Chairman of the Board of Directors of the Company.  Mr. Jonas has been a director of Rafael Pharmaceuticals since April 2013 and was appointed Chairman of the Board in April 2016. Mr. Jonas founded IDT in August 1990, and has served as Chairman of its Board of Directors since its inception. Mr. Jonas has served as Chief Executive Officer of IDT from October 2009 through December 2013. Mr. Jonas has served as Chairman of the Board of Directors of Genie Energy Ltd. since January, 2011, when it was spun off from IDT, and as Chief Executive Officer of Genie since January 2014. He has served as Co-Vice Chairman of Genie’s subsidiary, Genie Energy International Corporation, since September 2009. He has been a director of IDT Energy since June 2007 and a director of American Shale Oil Corporation LLC since January 2008. Mr. Jonas served as the Chairman of the Board of Zedge, Inc., a former subsidiary of IDT that was spun off to stockholders in June 2016, from June 2016 to November 2016, and as the Vice Chairman of Zedge since November 2016. Mr. Jonas also serves as the Chairman of the Board of IDW Media Holdings, Inc., a former subsidiary of IDT that was spun off to stockholders in September 2009.  Mr. Jonas is also the founder and has been President of Jonas Media Group (f/k/a Jonas Publishing) since its inception in 1979. Mr. Jonas received a B.A. in Economics from Harvard University.

Key Attributes, Experience and Skills:

As founder of the Company and Chairman of the Board since its inception, Mr. Jonas brings to the Board extensive and detailed knowledge of all aspects of our Company and each industry in which it is involved. In addition, having Mr. Jonas on the Board provides our Company with effective leadership.

Menachem Ash serves as the Company’s President. He has served as Executive Vice President of Strategy and Legal Affairs of IDT since October 2012. Mr. Ash served as the managing attorney of the IDT’s legal department from June 2011 to October 2012. Mr. Ash has served as senior counsel to several IDT divisions since he joined the IDT in July 2004, including IDT Telecom and IDT Carmel. Prior to joining the IDT, Mr. Ash served as General Counsel to Telstar International, Inc., a telecommunications services provider. Mr. Ash also worked at KPMG as a senior associate in its tax group focusing on financial services and technology companies. He is a graduate of Brooklyn College and the Benjamin N. Cardozo School of Law.

CORPORATE GOVERNANCE

Director Independence

Following the spin-off, our Corporate Governance Guidelines will provide that a majority of our directors must be independent under criteria established by the NYSE American. Prior to the spin-off, we expect that our Board will consist of five members, a majority of whom will qualify as independent, in accordance with our Corporate Governance Guidelines and the rules of the NYSE American and other applicable laws.

Controlled Company Exemption

Following the spin-off, we will be a “controlled company” as defined in section 801(a) of the NYSE American Company Guide because more than 50% of our voting power will be beneficially held by Howard Jonas. As a “controlled company,” we will be exempt from certain NYSE American listing standards As discussed below, we intend to apply the NYSE American “controlled company” exemption only for our corporate governance practices with respect to the independence requirements of our Nominating Committee.

Committees of the Board of Directors

Prior to the distribution date, our Board of Directors will establish an Audit Committee, a Nominating Committee, a Compensation Committee, and a Corporate Governance Committee. All members of the Audit, Compensation and Governance Committees will meet the criteria for independence as established by NYSE American and under the Sarbanes-Oxley Act of 2002. Each of the Committees is described in greater detail below. The Board will establish written charters for each of the Committees, which will be available on our website located at www.Rafael.net following the spin-off. Following the spin-off, any changes to the charters will be reflected on our website.

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Audit Committee

We expect to designate three members of our Audit Committee on or prior to the spin-off. The principal duties of the Audit Committee under its written charter will include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; (iv) auditor independence and approval of non-audit services; and (v) “whistle-blower” procedures for reporting questionable accounting and audit practices.

The Audit Committee charter will require that the Committee be comprised of at least two directors, all of whom must be independent under the NYSE American listing standards and the Sarbanes-Oxley Act of 2002. In addition, each member of the Audit Committee must be financially literate within the meaning of the NYSE American listing standards, and at least one member will have sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” as determined by the Board of Directors in accordance with SEC rules.

Compensation Committee

We expect to designate members of our Compensation Committee on or prior to the spin-off. The principal duties of the Compensation Committee under its charter will include: (i) ensuring that a succession plan for the Chief Executive Officer is in place; (ii) reviewing management’s recommendations as to compensation for executive officers and making recommendations to the Board of Directors; (iii) approving the compensation for the Chief Executive Officer and other executive officers; (iv) reviewing and approving compensation policies and practices for the Company more generally; (v) reviewing and approving major changes in employee benefit plans; (vi) reviewing short and long-term incentive plans and equity grants; (vii) recommending to the full Board of Directors changes to the compensation of the independent members of the Board of Directors; and (viii) administering our Stock Option and Incentive Plan. The Compensation Committee charter will require that the Committee be comprised of at least two directors, both of whom must be independent under our Corporate Governance Guidelines.

Corporate Governance Committee

We expect to designate three members of our Corporate Governance Committee on or prior to the spin-off. The principal duties of the Corporate Governance Committee under its charter will include: (i) reviewing our Corporate Governance Guidelines and other policies and governing documents and recommending revisions as appropriate; (ii) reviewing any potential conflicts of independent directors and establishing director independence; (iii) reviewing and monitoring related person transactions; and (iv) overseeing the self-evaluations of the Board of Directors, the Audit Committee and the Compensation Committee. The Corporate Governance Committee charter will require that the Committee be comprised of at least two directors, both of whom must be independent under the NYSE American listing standards.

Nominating Committee

We expect to designate members of our Nominating Committee on or prior to the spin-off. The principal duties of the Nominating Committee under its charter will include: (i) developing the criteria and qualifications for membership on the Board of Directors; (ii) recommending candidates to fill new or vacant positions on the Board of Directors; and (iii) conducting appropriate inquiries into the backgrounds of potential candidates. We intend to apply the NYSE American exemption related to a controlled company which allows a “controlled company” to be exempted from complying with rules requiring that only independent directors comprise our Nominating Committee.

Governance Practices

Following the spin-off, we will observe corporate governance practices and principal governance documents which are designed to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. Prior to the spin-off, our Board of Directors will adopt and will adhere to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices, and will review these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the NYSE American listing standards and the regulations of the SEC, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. Our principal governance documents will be as follows:

●	Corporate Governance Guidelines;
●	Board of Directors committee charters, including:

●	Audit Committee charter;

●	Nominating Committee charter;

●	Compensation Committee charter;

●	Corporate Governance Committee charter; and

●	Code of Business Conduct and Ethics.

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Our governance documents will be available following the distribution date on our web site at www.Rafael.net.

Our Board of Directors, with assistance from its Corporate Governance Committee, will regularly assess our governance practices in light of legal requirements and governance best practices.

Director Executive Sessions

Under our Corporate Governance Guidelines, the outside directors will meet in regularly scheduled executive sessions without management. We expect that a lead independent director will be selected by the Board of Directors to serve as the presiding director at these meetings.

Communications with the Board of Directors

After the spin-off, stockholders and other interested persons seeking to communicate directly with the Board of Directors, with the lead independent director or the independent directors as a group, should submit their written comments c/o Lead Independent Director at our principal executive offices set forth on page 5. The lead independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the Board is warranted.

If a stockholder communication raises concerns about the ethical conduct of us or our management, it should be sent directly to our Corporate Secretary at our principal executive offices set forth on page 5. The Corporate Secretary will promptly forward a copy of any such communication to the Chairman of the Audit Committee, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate committee of the Board of Directors, by management and/or by the full Board.

The Corporate Secretary may filter out and disregard or re-direct (without providing a copy to the directors or advising them of the communication), or may otherwise handle at his or her discretion, any director communication that falls into any of the following categories:

●	Obscene materials;

●	Unsolicited marketing or advertising material or mass mailings;

●	Unsolicited newsletters, newspapers, magazines, books and publications;

●	Surveys and questionnaires;

●	Resumes and other forms of job inquiries;

●	Requests for business contacts or referrals;

●	Material that is threatening or illegal; or

●	Any communications or materials that are not in writing.

In addition, the Corporate Secretary may handle in his or her discretion any director communication that can be described as an “ordinary business matter.” Such matters include the following:

●	Routine questions, service and product complaints and comments that can be appropriately addressed by management; and

●	Routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

Code of Business Conduct and Ethics

Prior to the distribution date, we will adopt a Code of Business Conduct and Ethics which will apply to our directors, Chief Executive Officer, Chief Financial Officer and all other Rafael employees.

DIRECTOR COMPENSATION

None of the Company’s directors who will serve on the Board following the spin-off received compensation for their service as a director prior to the spin-off. Each non-employee director of the Company who attends at least 75% of the regularly scheduled meetings of the Board of Directors during a calendar year will receive total compensation as will be determined by the Company prior to the spin-off.

Payments of directors’ fees are to be made in January of the calendar year following attendance of at least 75% of the regularly scheduled Board meetings during the preceding year, and is pro-rated based on the quarter for non-employee directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the applicable board meetings for such partial year. The Company’s Chairman or Chief Executive Officer may, in his discretion, waive the requirement of 75% attendance by a director to receive the annual retainer in the case of mitigating circumstances. Directors will not be entitled to additional compensation for serving on committees of the Board or per-meeting fees.

The non-employee director compensation will be reflected in the Company’s stock option and incentive plan to achieve the advantages of a stockholder-approved compensation plan. The Compensation Committee periodically reviews our director compensation practices. The Compensation Committee believes that our director compensation is fair and appropriate in light of the responsibilities and obligations of our directors. Directors do not receive any annual fees for committee services, nor are there any additional fees paid to the lead independent director or audit committee financial expert.

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EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

Prior to the spin-off, all of the named executive officers were employees of IDT and all compensation for fiscal year 2016 disclosed in the table below was paid by IDT for services provided by the named executive officers to our business segments and other units of IDT. During fiscal year 2016, Menachem Ash served as IDT’s Executive Vice President of Strategy and Legal Affairs.

The historical compensation of Menachem Ash was set by IDT management.

SUMMARY COMPENSATION TABLE (With respect to IDT Corporation)

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation		Total
Menachem Ash President	2016	$370,000	$100,000	$—	$—	$7,625	(1)	$477,625

(1)	Consists of (i) $5,625 in dividends paid on unvested restricted shares of IDT’s Class B Common Stock that were granted to Mr. Ash and (ii) $2,000, which represents the value of IDT’s Class B Common Stock given as a matching contribution to the IDT Corporation 401(k) plan.

Following the spin-off, the compensation of our executive officers will be set by the Compensation Committee of our Board of Directors after discussions with management about the recommended levels and components of compensation for each of the individuals.

In general, it is anticipated that each of our executive officers will receive base compensation that is commensurate with the officer’s duties, responsibilities and compensation levels for similarly situated individuals in comparable positions.  In addition, executive officers may receive bonus compensation and compensatory equity-based awards.

Any bonus compensation to executive officers will be determined by our Compensation Committee based on factors it deems appropriate, including the achievement of specific performance targets and our financial and business performance.  No such targets have yet been established.

Equity compensation awards will generally be granted pursuant to our 2017 Stock Option and Incentive Plan described below at levels determined by the Compensation Committee. No grants have been made nor has the Company agreed to any specific grant or level of grants.

Company Long-Term Incentive Plan

Prior to the spin-off, we intend to adopt, effective as of the distribution date, a long-term incentive plan, to be approved by IDT as our sole stockholder. The following is a general description of the plan.

Objectives. The plan is designed to attract and retain officers, employees and consultants, to encourage the sense of proprietorship of such officers, employees and consultants and to stimulate the active interest of such persons in our development and financial success. These objectives are to be accomplished by making awards under the plan and thereby providing participants with a proprietary interest in our growth and performance.

Eligibility. All of our employees, consultants and directors will be eligible for awards under the plan. Our Compensation Committee will select the participants from time to time by the grant of awards.

Shares Available for Awards. No shares of our Class A common stock and a number of shares of our Class B common stock to be determined upon spin-off and equal to a percentage of the outstanding shares of our common stock following the spin-off will be available for awards under the plan.

Administration. We intend that the plan will be administered by our Compensation Committee. The Committee will have full and exclusive power to interpret the plan and to adopt such rules, regulations and guidelines for carrying out the plan as they may deem necessary or proper, all of which powers shall be exercised in our best interests and in keeping with the objectives of the plan.

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Awards. At the discretion of the Compensation Committee, awards may be in the form of (1) options, representing rights to purchase a specified number of shares Class B common stock at a specified price; (2) stock appreciation rights, representing rights to receive a payment, in cash or common stock, equal to the excess of the fair market value or other specified value of a number of shares of Class B common stock on the rights’ exercise date over a specified strike price; and (3) grants of restricted or unrestricted Class B common stock or deferred stock units denominated in Class B common stock. The Compensation Committee will determine the type or types of awards to be made to each participant under the plan and the terms, conditions and limitations applicable to each such award. Each award will be embodied in an award agreement containing such terms, conditions and limitations as determined by the Compensation Committee in its sole discretion, provided that the Compensation Committee may delegate authority to members of management to approve grants in awards to individuals who are not directors or executive officers.

Payment of Awards. Generally, payment of awards may be made in the form of cash or Class B common stock or combinations thereof and may include such restrictions as the Compensation Committee determines including, in the case of Class B common stock, as applicable, restrictions on transfer and forfeiture provisions.

The following is a brief description of these awards:

Stock Options. An award may consist of a right to purchase a specified number of shares of Class B common stock at a price specified by the Compensation Committee in the award agreement or otherwise. A stock option may be in the form of an incentive stock option to a participant who is an employee, which in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code, or, in the case of participants who are employees or directors, in the form of a nonqualified option. The plan authorizes the Committee to specify the manner of payment of the option price.

Stock Appreciation Rights. A stock appreciation right (“SAR”), consists of a right to receive a payment, in cash or Class B common stock, as applicable, equal to the excess of the fair market value or other specified valuation of a specified number of shares of Class B common stock on the date the SAR is exercised over a specified strike price as set forth in the award agreement.

Stock Awards. A stock award may consist of Class B common stock, as applicable, or may be denominated in units of Class B common stock, as applicable. All or part of any stock award may be subject to conditions established by the Compensation Committee and set forth in the award agreement. The Committee may permit dividend equivalents with respect to restricted stock units. Such awards may be based on fair market value or other specified valuations.

The plan will have reserved for issuance pursuant to awards made under the plan shares of Class B common stock representing [___]% of the anticipated outstanding shares of the Company’s common stock following the spin-off.

SECURITY OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

One hundred percent (100%) of the shares of our common stock, are, and will be, prior to the distribution, held beneficially and of record by IDT. The following table sets forth information concerning shares of our Class A common stock and Class B common stock projected to be beneficially owned immediately after the distribution date by:

●	each person or entity known by us to be the beneficial owner of 5% or more of the outstanding shares each of IDT’s classes of common stock;

●	each person who we currently anticipate will be one of our directors at the time of the distribution;

●	each person who we currently anticipate will be one of our named executive officers at the time of the distribution; and

●	all persons who we currently anticipate will be our directors and executive officers at the time of the distribution as a group.

The projected share amounts in the table below are based on the number of shares of IDT’s Class A common stock and Class B common stock owned by each person or entity at July 31, 2017, adjusted for the one for two distribution ratio in the spin-off. Percentage ownership information is based on the following projected amount of Rafael outstanding shares: (i) 787,163 shares of Class A common Stock (based on 1,574,326 shares of IDT Class A common stock that were outstanding on July 31, 2017), and (ii) 11,631,812 shares of Class B common Stock (based on 23,263,624 shares of IDT Class B common stock that were outstanding on July 31, 2017.

Percentage ownership information assumes the conversion of all 787,163 currently outstanding shares of IDT Class A Common Stock into Class B Common Stock for the percentage ownership information of Howard Jonas and all directors and Named Executive Officers as a group). To our knowledge, except as otherwise indicated in the footnotes below, each person or entity has sole or shared voting and investment power with respect to the shares of common stock set forth opposite such persons or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.

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Name	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock		Percentage of Aggregate Voting Powerδ
Howard S. Jonas	2,139,747	(1)	17.2%		70.8%
520 Broad Street Newark, NJ 07102
The Vanguard Group Inc.	899,998	(2)	7.7%		2.6%
100 Vanguard Blvd. Malvern, PA 19355
Blackrock, Inc.	601,649	(2)	5.2%		1.7%
55 East 52nd Street New York, NY 10055
Renaissance Technologies, LLC	690,653	(2)	5.9%		2%
800 Third Avenue New York, NY 10022
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas, 78746	539,932	(2)	4.6%		1.5%
Menachem Ash	10,115	(3)	*		*
All directors, Named Executive Officers and other executive officers as a group (11) persons)	2,149,862	(4)	17.3	%(5)	70. 9%

*	Less than 1%.

δ	Voting power represents combined voting power of Class A Common Stock (three votes per share) and Class B Common Stock (one-tenth of one vote per share). Excludes stock options.

(1)	Consists of an aggregate of: (a) 787,163 shares of Class A Common Stock held by Howard S. Jonas directly; and (b) 1,352,584 shares of Class B Common Stock, consisting of: (i) 41,850 shares held by Howard S. Jonas directly; (ii) 23,208 restricted shares of Class B Common Stock; (iii) 868,138 shares owned by the Howard S. Jonas 2017 Annuity Trust; (iv) an aggregate of 3,890 shares held in custodial accounts for the benefit of certain children of Howard S. Jonas (of which Howard S. Jonas is the custodian); (v) 314,904 shares owned by the Howard S. Jonas 2014 Annuity Trust; (vi) 98,820 shares of Class B Common Stock owned by the Jonas Foundation; and (vii) 1,774 shares held by Howard S. Jonas in his 401(k) plan account as of June 30, 2017. Howard S. Jonas is the trustee of the Howard S. Jonas 2014 Annuity Trust and the Howard S. Jonas 2017 Annuity Trust. The foregoing does not include an aggregate of 1,482,697 shares of Class B Common Stock beneficially owned by trusts for the benefit of the children of Howard S. Jonas, as Howard S. Jonas does not exercise or share voting or investment control over these shares.

(2)	According to the applicable Schedule 13G as filed by the applicable beneficial owner.

(3)	Consists of (a) 1,875 restricted shares of Class B Common Stock, (b) 6,933 shares of Class B Common Stock owned directly, and (c) 1,307 shares of Class B Common Stock held by Mr. Ash in his 401(k) plan account as of June 30, 2017.

(4)	Consists of the shares and options set forth above with respect to the Named Executive Officers and directors (including Howard S. Jonas’ shares of Class A Common Stock, which are convertible into Class B Common Stock).

(5)	Assumes conversion of all of the shares of Class A Common Stock into shares of Class B Common Stock.

OUR RELATIONSHIP WITH IDT AFTER THE SPIN-OFF
AND RELATED PERSON TRANSACTIONS

General

In connection with the spin-off, we and IDT will enter into a Separation and Distribution Agreement and a Tax Separation Agreement to complete the separation of our businesses from IDT and to distribute our common stock held by IDT to IDT stockholders. These agreements will also govern portions of the relationship between us and IDT after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. Along with the Separation Agreement and Tax Agreement, we and IDT will enter into a Transition Services Agreement. These agreements will have been prepared before the distribution, and will reflect agreement between affiliated parties established without arms-length negotiation. However, we believe that the terms of this agreement will equitably reflect the benefits and costs of our relationship with IDT.

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The expected key provisions of these agreements, which are subject to change prior to the spin-off, are summarized below. We may enter into other agreements with IDT prior to or concurrently with the separation that would relate to other aspects of our relationship with IDT following the spin-off to allow us to utilize certain personnel of, and obtain administrative, financial, internal audit, treasury, legal, corporate, tax, payroll processing and other services from IDT until we develop those capabilities internally or arrange for such services from other vendors. Unless amended, the Transition Services Agreement will terminate six months following the spin-off. Following the separation, we may enter into other commercial agreements with IDT from time to time, the terms of which will be determined at those relevant times. In fiscal year 2017 and fiscal year 2016, IDT allocated to Rafael an aggregate of approximately $1.0 million and $0.7 million, respectively, for payroll, benefits, insurance, facilities and other expenses, which were included in “Selling, general and administrative” expense in the combined statements of comprehensive income (loss).

Copies of these agreements described below will be filed as exhibits to our Form 10, of which this information statement is a part. The summaries of the material agreements are qualified in their entireties by reference to the full text of the agreements. We encourage you to read the full text of these material agreements.

As more fully discussed in the Business section on page 43, we will lease space in 520 Broad Street and associated public garage to IDT. The lease will cover 80,000 square feet of office space and two parking spots for each thousand square feet of space leased.  The annual base rent is $1,498,400.  We will also enter into a separate lease with IDT’s affiliate, Genie, covering 8,631 square feet of space in 520 Broad Street.

Separation and Distribution Agreement

The Separation and Distribution Agreement will set forth the agreements between us and IDT with respect to the principal corporate transactions required to effect our separation from IDT; the distribution of our common shares to IDT stockholders; and other agreements governing the relationship between IDT and us following the separation. IDT will only consummate the spin-off if specified conditions are met or approved by the IDT board. These conditions are intended to include, among others, final approval of the distribution by the Board of Directors of IDT, and that all actions and filings necessary or appropriate under Federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the distribution shall have been taken and made and, where applicable, become effective or accepted.

Even if these conditions are satisfied, other events or circumstances could occur that could impact the timing or terms of the spin-off or IDT’s ability or plans to consummate the spin-off. As a result of these factors, the spin-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the timeframe currently contemplated.

The Separation

Following the spin-off, IDT will have no interest in our assets and business and will have no obligation with respect to our liabilities after the distribution other than as described below and set forth in more detail in the Separation and Distribution Agreement. Similarly, we will have no interest in the assets of IDT’s other business segments and will have no obligation with respect to the liabilities of IDT’s retained businesses after the distribution other than as described below and set forth in more detail in the Separation and Distribution Agreement.

The Distribution

Following the satisfaction or waiver of all conditions to the distribution as set forth in the Separation Agreement, IDT will deliver to the distribution agent certificates representing all of the outstanding shares of our common stock that IDT owns. IDT will instruct the distribution agent to distribute those shares on _________, 2017 or as soon thereafter as practicable, so that each IDT stockholder will receive one share of our Class A common stock for every two shares of IDT Class A common stock and one share of our Class B common stock for every two shares of IDT Class B common stock, in each case, as such stockholder owns as of the record date of the spin-off.

Termination

The Separation Agreement will provide that it may be terminated by IDT at any time prior to the distribution date.

Liabilities and Indemnification

Generally, IDT will indemnify us, and we will indemnify IDT, for losses related to the failure of the other to pay, perform or otherwise discharge, any of the its liabilities and obligations set forth in the Separation Agreement. All liabilities and obligations related to Rafael will remain Rafael’s obligation whether the liability and or obligation arose pre-spin-off or post spin-off and all liabilities and obligations related to IDT will remain IDT’s obligation whether the liability and or obligation arose pre-spin-off or post spin-off.

64

Expenses

Except as expressly set forth in the Separation Agreement, whether or not the separation and distribution are completed, all third party fees, costs and expenses paid or incurred in connection with the transactions contemplated by the Separation Agreement will be paid by Rafael.

Tax Separation Agreement

In connection with the spin-off, we and IDT will enter into a tax separation agreement, which sets forth the responsibilities of IDT and us with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. IDT will be generally responsible for our federal, state, local and foreign income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and IDT will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

Transition Services Agreement

In connection with the spin-off, we and IDT will enter into a Transition Services Agreement pursuant to which IDT will provide us, among other things, certain administrative and other services following the distribution date, including services relating to payroll processing and employee benefits administration, finance, accounting, tax, internal audit, investor relations and legal. For each of these areas, a service schedule will summarize the services to be provided and the responsibilities of IDT and us. The services will be paid for by us as calculated in the Transition Services Agreement.

Related Person Transactions

For a complete list of IDT’s fiscal year 2016 related person transactions, please see IDT’s Proxy Statement for its 2016 Annual Meeting of Stockholders, filed with the SEC on November 8, 2016.

Rafael Pharmaceuticals leases 10,283 square feet of fully-equipped laboratory and administrative offices in Cranbury, New Jersey from Cedar Brook East Corporate Center, L.P., a partnership controlled by two of Rafael Pharmaceuticals largest stockholders and directors. The lease commenced on July 24, 2006 and was renewed for a 7 year term in August 2016 and ending on July 31, 2023. The annual base rent is $217,588 annually increasing to $250,185 commencing on August 1, 2021.

LEGAL PROCEEDINGS

The Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business. Although there can be no assurance in this regard, the Company does not expect any of those legal proceedings to have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

In addition to the foregoing, the Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business.

RECENT SALES OF UNREGISTERED SECURITIES;
USE OF PROCEEDS FROM REGISTERED SECURITIES

None.

DESCRIPTION OF OUR CAPITAL STOCK

As of the date of the spin-off, our authorized capital stock will consist of (i) 35 million shares of Class A common stock, (ii) 200 million shares of Class B common stock, and (iii) 10 million shares of Preferred Stock. We are registering shares of our Class B common stock under the Securities Exchange Act of 1934, as amended, under our registration statement on Form 10 filed with the SEC. We do not anticipate that any shares of Preferred Stock will be outstanding as of the date of the spin-off.

The following statements set forth the material terms of our classes of authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Amended Certificate of Incorporation, a form of which has been filed as an exhibit to registration statement on Form 10 of which this Information Statement forms a part.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to three votes for each share on all matters to be voted on by the stockholders. Holders of our Class A common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Each share of our Class A common stock may be converted, at any time and at the option of the holder, and automatically converts upon transfers to unaffiliated parties, into one fully paid and non-assessable share of our Class B common stock. In the distribution, on the distribution date, each IDT stockholder will receive one share of Rafael Class A common stock for every two shares of IDT Class A common stock held on the record date.

65

As of October 16, 2017, there were 1,574,326 shares of IDT Class A common stock outstanding. Based on those numbers, we anticipate that upon the distribution, there will be 787,163 shares of our Class A common stock outstanding.

Class B Common Stock

Holders of shares of our Class B common stock are entitled to one tenth of one vote for each share on all matters to be voted on by the stockholders. Holders of our Class B common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the distribution, on the distribution date, each IDT stockholder will receive one share of Rafael Class B common stock for every two shares of IDT Class B common stock held on the record date.

As of October 16, 2017, there were 23,267,081 shares of IDT Class B common stock outstanding. Based on those numbers, we anticipate that upon the distribution, there will be 11,633,541 shares of our Class B common stock outstanding.

Preferred Stock

The Board of Directors has the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

As of October 16, 2017 no shares of IDT preferred stock were outstanding. We do not anticipate that there will be any shares of our preferred stock outstanding upon the distribution.

Anti-Takeover Effects of Our Charter and By-Laws

Some provisions of Delaware law and our Certificate of Incorporation and By-Laws could make the following more difficult:

●	acquisition of us by means of a tender offer;

●	acquisition of us by means of a proxy contest or otherwise; or

●	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Certificate of Incorporation; By-Laws

Our Certificate of Incorporation and By-Laws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Meetings. Under our By-Laws, only our (i) Chief Executive Officer, (ii) President or (iii) Corporate Secretary may call special meetings of our stockholders.

Indemnification and Limitation of Liability of Directors and Officers

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

66

Our By-Laws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in our right, such director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines otherwise.

We may enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation. Such agreements, among other things, would indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our rights, on account of services as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise to which the person provides services at our request.

Prior to consummating the spin-off, we intend to obtain directors’ and officers’ liability insurance providing coverage to our directors and officers.

Annual Meeting of Stockholders

Our By-Laws provide that an annual meeting of stockholders will be held each year on a date fixed by resolution of our Board of Directors. The first annual meeting of our stockholders after the spin-off is expected to be held in [___________].

Pursuant to our By-Laws, in order for a stockholder to bring nominations or other proposals before the 2018 annual stockholders meeting, the stockholder must comply with the requirements for stockholder proposals set forth in the Proxy Statement relating to such meeting and submit such proposals by [__________]. In addition, any stockholder proposal submitted with respect to the Company’s 2018 annual meeting of stockholders, that is submitted outside the requirements of Rule 14a-8 under the Exchange Act, will not be included in the relevant proxy materials. To be considered timely for purposes of Rule 14a-4 and 14a-5, written notice of a proposal must be received by the Company’s Corporate Secretary by [____________].

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to the shares of our common stock to be received by the stockholders of IDT in the spin-off. This information statement does not contain all of the information set forth in the Form 10 registration statement and the exhibits to the Form 10 registration statement. For further information with respect to Rafael and its common stock, reference is hereby made to the Form 10 registration statement, including its exhibits. Statements made in this information statement relating to the contents of any contract, agreement or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document, with each such statement being qualified in all respects by reference to the document to which it refers. You may review a copy of the Form 10 registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, copies of the Form 10 registration statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

As a result of the spin-off and the filing of the Form 10 Registration Statement, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy statements and other information with the SEC. After the spin-off, these reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above. You also will be able to obtain copies of this material from the public reference facilities of the SEC as described above, or inspect them without charge at the SEC’s website.

In addition, we intend to furnish holders of our common stock with annual reports containing combined financial statements (to change to consolidated once the Company is formed) audited by an independent accounting firm.

67

INDEX TO COMBINED FINANCIAL STATEMENTS
RAFAEL HOLDINGS, INC. AND AFFILIATES

Report of Independent Registered Public Accounting Firm	F-2

Combined Balance Sheets as of July 31, 2017 and 2016	F-3

Combined Statements of Comprehensive Income (Loss) for the Fiscal Years Ended July 31, 2017, 2016 and 2015	F-4

Combined Statements of Members’ Equity for the Fiscal Years Ended July 31, 2017, 2016 and 2015	F-5

Combined Statements of Cash Flows for the Fiscal Years Ended July 31, 2017, 2016 and 2015	F-6

Notes to Combined Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Rafael Holdings, Inc.

We have audited the accompanying combined balance sheets of Rafael Holdings, Inc. and affiliates (“Rafael Holdings” or the “Company”) as of July 31, 2017 and 2016, and the related combined statements of comprehensive income (loss), members’ equity, and cash flows for each of the years in the three-year period ended July 31, 2017. Rafael Holdings’ management is responsible for these combined financial statements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Rafael Holdings as of July 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended July 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Zwick & Banyai, PLLC
Southfield, Michigan
October 23, 2017

F-2

RAFAEL HOLDINGS, INC. AND AFFILIATES
COMBINED BALANCE SHEETS
(in thousands)

July 31,	2017	2016
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$11,756	$2,339
Accounts and Rents Receivable, net of Allowance for Doubtful Accounts of $82 as of July 31, 2017 and 2016	264	257
Prepaid Expenses and Other Current Assets	147	17
TOTAL CURRENT ASSETS	12,167	2,613
Property and Equipment, net	51,160	50,973
Investments	13,478	2,100
Deferred Taxes	8,859	8,564
Other Assets	540	59
TOTAL ASSETS	$86,204	$64,309
LIABILITIES AND MEMBERS EQUITY
CURRENT LIABILITIES:
Trade Accounts Payable	$115	$64
Accrued Expenses	213	214
Other Current Liabilities	35	24
TOTAL CURRENT LIABILITIES	363	302
Due to IDT Corporation	23,693	15,145
Other Liabilities	70	49
TOTAL LIABILITIES	24,126	15,496
MEMBERS’ EQUITY:
Group Equity	50,427	48,624
Accumulated Other Comprehensive Income	2,316	189
Total Rafael Holdings, Inc. Members’/Stockholders’ Equity	52,743	48,813
Noncontrolling interests	9,335	—
TOTAL MEMBERS’ EQUITY	62,078	48,813
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$86,204	$64,309

See accompanying notes to combined financial statements.

F-3

RAFAEL HOLDINGS, INC. AND AFFILIATES
COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

Fiscal Years ended July 31,	2017	2016	2015
REVENUES
Rental – Third Party Revenues	$989	$746	$809
Rental – Related Party Revenues	3,705	3,729	2,118
Parking Revenues	924	1,114	1,060
TOTAL REVENUES	5,618	5,589	3,987

COSTS AND EXPENSES:
Selling, General and Administrative	3,728	2,754	2,903
Depreciation and Amortization	1,669	1,643	1,203
Other Operating Expenses	—	—	18
INCOME (LOSS) FROM OPERATIONS	221	1,192	(137)
Interest (Income) Expense, net	(10)	20	356
Net (Gains) Losses Resulting from Foreign Exchange Transactions	(86)	13	236
Other Expenses, net	113	—	2
INCOME (LOSS) BEFORE INCOME TAXES	204	1,159	(731)
Provision for (Benefit from) Income Taxes	66	449	(264)
NET INCOME (LOSS)	138	710	(467)
Unrealized Gain on Available-for-Sale Securities	2,100	—	—
Changes in Foreign Currency Translation Adjustment	27	(7)	(53)
TOTAL COMPREHENSIVE INCOME (LOSS)	$2,265	$703	$(520)

See accompanying notes to combined financial statements.

F-4

RAFAEL HOLDINGS, INC. AND AFFILIATES
COMBINED STATEMENTS OF MEMBERS’ EQUITY
(in thousands)

	Group Equity	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Members’ Equity
Balance – July 31, 2014	$48,381	$249	$—	$48,630
Net Loss	(467)	—	—	(467)
Foreign Currency Translation Adjustment	—	(53)	—	(53)
Balance – July 31, 2015	$47,914	$196	$—	$48,110
Net Loss	710	—	—	710
Foreign Currency Translation Adjustment	—	(7)	—	(7)
Balance – July 31, 2016	$48,624	$189	$—	$48,813
Net Income	138	—	—	138
Issuance of member interests in CS Pharma Holdings, LLC (see Note 5)	1,850	—	8,150	10,000
Sale of interest and rights in Rafael Pharmaceuticals, Inc. to Howard S. Jonas (see Note 5)	(185)	—	1,185	1,000
Unrealized Gain on Available-for-Sale Securities	—	2,100	—	2,100
Foreign Currency Translation Adjustment	—	27	—	27
Balance – July 31, 2017	$50,427	$2,316	$9,335	$62,078

See accompanying notes to combined financial statements.

F-5

RAFAEL HOLDINGS, INC. AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

Fiscal Years ended July 31,	2017	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$138	$710	$(467)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,669	1,643	1,203
Provision for doubtful accounts	—	82	—
Deferred taxes	(95)	368	(264)
Net gains resulting from foreign exchange transactions	(86)	13	236
Interest in the equity of investments	113	—	—
Change in assets and liabilities:
Accounts and rents receivable	(7)	(109)	70
Other current assets and prepaid expenses	(130)	323	101
Other assets	(481)	30	12
Accounts payable and accrued expenses	50	9	(326)
Other Current Liabilities	11	17	(42)
Due to IDT Corporation	(2,626)	(3,041)	(1,094)
Other liabilities	21	27	—
Net cash provided by (used in) operating activities	(1,623)	72	(571)
INVESTING ACTIVITIES
Purchase of property and equipment	(1,820)	(1,553)	(8,844)
Purchase of investments	(9,400)	(2,100)	—
Net cash used in investing activities	(11,220)	(3,653)	(8,844)
FINANCING ACTIVITIES
Repayment of note payable	—	(6,353)	(271)
Proceeds from sale of interest and rights in Rafael Pharmaceuticals, Inc. to Howard S. Jonas	1,000	—	—
Proceeds from sale of member interests in CS Pharma Holdings, LLC	10,000
Cash advances from IDT Corporation, net of repayments	11,260	6,618	10,300
Net cash provided by financing activities	22,260	265	10,029
Effect of exchange rates on cash and cash equivalents	—	3	(95)
Net increase (decrease) in cash and cash equivalents	9,417	(3,313)	519
Cash and cash equivalents at beginning of year	2,339	5,652	5,133
Cash and cash equivalents at end of year	$11,756	$2,339	$5,652

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments made for taxes	$63	$24	$—
Cash payments made for interest	$—	$31	$368
C	$9	$—	$—

See accompanying notes to combined financial statements.

F-6

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business

Rafael Holdings, Inc. (“Rafael Holdings”), to be incorporated in Delaware, will, prior to the spin-off, be a wholly-owned subsidiary of IDT Corporation (“IDT” or the “Parent”). The combined financial statements include all of the accounts of the following wholly-owned subsidiaries of IDT, which will be contributed to Rafael Holdings prior to the spin-off: IDT 225 Old NB Road, LLC, a Delaware Limited Liability Company; IDT 226 Old NB Road LLC, a Delaware Limited Liability Company; IDT Realty LLC, a New Jersey Limited Liability Company; IDT Capital Real Estate Holdings LLC, a Delaware Limited Liability Company; Broad Atlantic Associates LLC, a Delaware Limited Liability Company; Broad Atlantic Realty LLC, a Delaware Limited Liability Company; IDT RE Holdings LLC, a Delaware Limited Liability Company; and IDT Capital, Inc., a Delaware Corporation.

The “Company” in these financial statements refers to Rafael Holdings on this combined basis as if Rafael Holdings existed and owned the above interests in these entities in all periods presented.

All significant intercompany accounts and transactions have been eliminated in combination.

Properties

The Company owns commercial real estate located at 520 Broad Street, Newark, New Jersey, which serves as headquarters for IDT, Genie Energy Ltd. and the Company, and a related 800-car public parking garage across the street, as well as a building located at 225 Old New Brunswick Road in Piscataway, New Jersey that is used partially by IDT Telecom, Inc. for certain of its operations. Additionally, the Company owns a portion of the 6th floor of a building located at 5 Shlomo Halevi Street, Har Hotzvim, in Jerusalem, Israel.

Basis of Accounting

The assets and liabilities in these financial statements are recorded at historical cost. Direct expenses historically incurred by IDT on behalf of the entities are reflected in these financial statements. The most significant expenses as covered under a Master Services Agreement with IDT are as follows: legal and professional fees, salaries and employee benefits that have been allocated based on specific identification; certain facility costs, as well as certain salaries consisting of payroll, human resources, purchasing, accounts payable, treasury, network and telephone services, legal, travel, and consulting fees were allocated to these entities based on estimates of the incremental cost incurred by IDT; medical and dental benefits were allocated to these entities based on rates similar to COBRA health benefit provision rates charged to IDT employees. Insurance was allocated to these entities based on a combination of headcount and specific policy identification. Management believes that the assumptions and methods of allocation used were reasonable. However, the costs as allocated are not necessarily indicative of the costs that would have been incurred if these entities operated on a stand-alone basis. Therefore, the combined financial statements included herein may not necessarily be indicative of the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company to be expected in the future or what they would have been had the Company been a separate stand-alone entity during the periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition

Contractual rental revenue is reported on a straight-line basis over the terms of the respective leases. Accrued rental income, included within Accounts and Rents Receivable and Other Assets on the combined balance sheets, represents cumulative rental income earned in excess of rent payments received pursuant to the terms of the individual lease agreements. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments or parking customers to pay amounts due.

Recoveries from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period during which the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with guidance in ASC 605-45 “Principal Agent Considerations” (“ASC 605-45”). ASC 605-45 requires that these reimbursements be recorded on a gross basis, as: the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers; has discretion in selecting the supplier; and has credit risk.

The Company’s parking revenues are derived from monthly parking and transient parking. The Company recognizes parking revenue as earned.

F-7

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

Concentration of Credit Risk and Significant Customers

The Company routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited. For the year ended July 31, 2017, related parties represented 64% of the Company's revenue, and as of July 31, 2017, three customers represented 27%, 26% and 24% of the Company’s accounts receivable balance, respectively. For the year ended July 31, 2016, related parties represented 67% of the Company's revenue, and as of July 31, 2016, four customers represented 19%, 14%, 13% and 11% of the Company’s accounts receivable balance, respectively. For the year ended July 31, 2015, related parties and one customer represented 53%, and 6% of the Company's revenue, respectively, and as of July 31, 2015, two customers represented 16% and 11% of the Company’s accounts receivable balance, respectively.

Long-Lived Assets

Equipment, buildings, equipment and furniture and fixtures are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, which range as follows:

Classification	Years
Building and Improvements	40
Tenant Improvements	7
Other (primarily equipment and furniture and fixtures)	5

The Company tests the recoverability of its long-lived assets with finite useful lives whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company tests for recoverability based on the projected undiscounted cash flows to be derived from such asset. If the projected undiscounted future cash flows are less than the carrying value of the asset, the Company will record an impairment loss, if any, based on the difference between the estimated fair value and the carrying value of the asset. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such asset using an appropriate discount rate. Cash flow projections and fair value estimates require significant estimates and assumptions by management. Should the estimates and assumptions prove to be incorrect, the Company may be required to record impairments in future periods and such impairments could be material.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments

The method of accounting applied to long-term investments, whether consolidated, equity or cost, involves an evaluation of the significant terms of each investment that explicitly grant or suggest evidence of control or influence over the operations of the investee and also includes the identification of any variable interests in which the Company is the primary beneficiary. The combined financial statements include the Company’s controlled affiliates. In addition, Rafael Pharmaceuticals (see Note 5) is a variable interest entity; however, the Company has determined that it is not the primary beneficiary as the Company does not have the power to direct the activities of Rafael Pharmaceuticals that most significantly impact Rafael Pharmaceuticals’ economic performance. All significant intercompany accounts and transactions between the combined affiliates are eliminated.

Investments in businesses that the Company does not control, but in which the Company has the ability to exercise significant influence over operating and financial matters, are accounted for using the equity method. Investments in which the Company does not have the ability to exercise significant influence over operating and financial matters are accounted for using the cost method. Equity and cost method investments are included “Investments” in the accompanying combined balance sheets. The Company periodically evaluates its equity and cost method investments for impairment due to declines considered to be other than temporary. If the Company determines that a decline in fair value is other than temporary, then a charge to earnings is recorded in “Other Expenses, net” in the accompanying combined statements of income, and a new basis in the investment is established.

Income Taxes

The accompanying combined financial statements include provisions for Federal, state and foreign income taxes. The Company joins with its Parent and other affiliates in filing a federal income tax return on a combined basis.  Income taxes for the Company are calculated on a separate tax return basis.

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in its assessment of a valuation allowance. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

F-8

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. Tax positions that meet the more-likely-than-not recognition threshold are measured to determine the amount of tax benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability.

The Company classifies interest and penalties on income taxes as a component of income tax expense.

In November 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-17, “Balance Sheet Classification of Deferred Taxes.” This update requires an entity to classify deferred tax liabilities and assets as noncurrent within a classified statement of financial position. ASU 2015-17 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2016. This update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early application is permitted as of the beginning of the interim or annual reporting period. The Company adopted ASU 2015-17 as of August 1, 2015. The adoption of ASU 2015-17 did not have a material impact on the Company’s combined financial statements.

Contingencies

The Company accrues for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When the Company accrues for loss contingencies and the reasonable estimate of the loss is within a range, the Company records its best estimate within the range. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company discloses an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Fair Value Measurements

Fair value of financial and non-financial assets and liabilities is defined as an exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used to measure fair value, which prioritizes the inputs to valuation techniques used to measure fair value, is as follows:

Level 1 –	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 –	quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
Level 3 –	unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Functional Currency

The U.S. Dollar is the functional currency of our entities operating in the United States. The functional currency for our subsidiary operating outside of the United States is the Israeli Shekel, the currency of the primary economic environment in which the subsidiary primarily expends cash. For combined entities whose functional currency is not the U.S. Dollar, the Company translates their financial statements into U.S. dollars. The Company translates assets and liabilities at the exchange rate in effect as of the financial statement date, and translate accounts from the statements of comprehensive income (loss) using the weighted average exchange rate for the period. The Company reports gains and losses from currency exchange rate changes related to intercompany receivables and payables, currently in non-operating expenses.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on known troubled accounts, historical experience and other currently available evidence. Doubtful accounts are written-off upon final determination that the trade accounts will not be collected. The computation of this allowance is based on the tenants’ or parking customers’ payment histories and current credit statuses, as well as certain industry or geographic specific credit considerations. If the Company’s estimates of collectability differ from the cash received, then the timing and amount of the Company’s reported revenue could be impacted. The credit risk is mitigated by the high quality of the Company’s existing tenant base, inclusive of IDT, which represented 64%, 67%, and 53% of the Company’s revenue for the years ended July 31, 2017, 2016 and 2015, respectively. The Company recorded bad debt expense of $0, $82,000, and $0 for the years ended July 31, 2017, 2016 and 2015, respectively.

F-9

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

Other

In March 2016, the FASB issued an ASU to improve the accounting for employee share-based payments. The new standard simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted the new standard on August 1, 2017. The adoption of the new standard did not have a significant impact on the Company’s combined financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”), and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that will supersede most of the current revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards (“IFRS”). The goals of the revenue recognition project were to clarify and converge the revenue recognition principles under U.S. GAAP and IFRS and to develop guidance that would streamline and enhance revenue recognition requirements. The Company will adopt this standard on August 1, 2018. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. The Company is evaluating the impact that the standard will have on its combined financial statements.

In January 2016, the FASB issued an ASU, to provide more information about recognition, measurement, presentation and disclosure of financial instruments. The amendments in the ASU include, among other changes, the following: (1) equity investments (except those accounted for under the equity method or that result in consolidation) will be measured at fair value with changes in fair value recognized in net income, (2) a qualitative assessment each reporting period to identify impairment of equity investments without readily determinable fair values, (3) financial assets and financial liabilities will be presented separately by measurement category and form of financial asset on the balance sheet or the notes to the financial statements, and (4) an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. Entities will no longer be able to recognize unrealized holding gains and losses on equity securities classified as available-for-sale in other comprehensive income. In addition, a practicability exception will be available for equity investments that do not have readily determinable fair values and do not qualify for the net asset value practical expedient. These investments may be measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. Entities will have to reassess at each reporting period whether an investment qualifies for this practicability exception. The Company will adopt the amendments in this ASU on August 1, 2018. The Company is evaluating the impact that the ASU will have on its combined financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its pending adoption of the new standard on its combined financial statements.

In June 2016, the FASB issued an ASU that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new provisions will be applied as a cumulative-effect adjustment to retained earnings. The Company will adopt the new standard on August 1, 2020. The Company is evaluating the impact that the new standard will have on its combined financial statements.

F-10

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

In November 2016, the FASB issued an ASU that includes specific guidance on the classification and presentation of changes in restricted cash and cash equivalents in the statement of cash flows. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash or restricted cash equivalents will be included with cash and cash equivalents when reconciling the beginning of the period and end of the period total amounts shown on the statement of cash flows. The ASU will be applied using a retrospective transition method to each period presented. The Company will adopt the amendments in this ASU on August 1, 2018. The adoption will impact the Company’s beginning of the period and end of the period cash and cash equivalents balance in its statement of cash flows, as well as its net cash provided by operating activities.

In January 2017, the FASB issued an ASU to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current guidance, there are three elements of a business—inputs, processes, and outputs. While an integrated set of assets and activities (collectively referred to as a “set”) that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs, for example, by integrating the acquired set with their own inputs and processes. The amendments in this ASU provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments in this ASU (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments provide a framework to assist entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs. Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the FASB has developed more stringent criteria for sets without outputs. Lastly, the ASU narrows the definition of the term output. The Company will adopt the amendments in this ASU on August 1, 2018. The Company is evaluating the impact that the new standard will have on its combined financial statements.

In May 2017, the FASB issued an ASU to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Pursuant to this ASU, an entity should account for the effects of a modification unless all the following are met: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified (if the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification); (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The Company will adopt the amendments in this ASU prospectively to an award modified on or after on August 1, 2018. The Company is evaluating the impact that the new standard will have on its combined financial statements.

In August 2017, the FASB issued an ASU intended to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. In addition, the ASU includes certain targeted improvements to simplify the application of hedge accounting guidance in U.S. GAAP. The amendments in this ASU are effective for the Company on August 1, 2019. Early application is permitted. Entities will apply the amendments to cash flow and net investment hedge relationships that exist on the date of adoption using a modified retrospective approach. The presentation and disclosure requirements will be applied prospectively. The Company is evaluating the impact that this ASU will have on its combined financial statements.

F-11

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

Note 2—Fair Value Measurements

The following table presents the balance of assets measured at fair value on a recurring basis:

(in thousands)	Level 1	Level 2	Level 3	Total
July 31, 2017
Available-for-sale securities:
Rafael convertible promissory notes	$—	$—	$6,300	$6,300
Total	$—	$—	$6,300	$6,300
July 31, 2016
Available-for-sale securities:
Rafael convertible promissory notes	$—	$—	$2,000	$2,000
Total	$—	$—	$2,000	$2,000

At July 31, 2017 and 2016, the Company did not have any liabilities measured at fair value on a recurring basis.

At July 31, 2017, the fair value of the Rafael convertible promissory notes, which were classified as Level 3, was estimated based on a valuation of Rafael and other factors that could not be corroborated by the market.

The following tables summarize the change in the balance of the Company’s assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3). There were no liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) in the years ended July 31, 2017, 2016 or 2015.

Year ended July 31,
(in thousands)	2017	2016	2015
Balance, beginning of period	$2,000	$—	$—
Total gains included in other comprehensive income	2,100	—	—
Purchases	2,200	2,000	—
Balance, end of period	$6,300	$2,000	$—

Change in unrealized gains or losses for the period included in earnings for assets held at the end of the period	$—	$—	$—

The Company’s financial instruments include accounts and rents receivable, accounts payable, and due to IDT Corporation. The recorded carrying amount of accounts and rents receivable, accounts payable and due to IDT Corporation approximates their fair value due to their short-term nature. Other than noted above, the Company did not have any other assets or liabilities that were measured at fair value on a recurring basis as of July 31, 2017 and 2016.

F-12

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

Note 3—Accounts and Rents Receivable

Accounts and Rents Receivable consisted of the following (in thousands):

July 31,	2017	2016
Trade Accounts Receivable	$336	$310
Accrued Rental Income	10	29

Less Allowance for Doubtful Accounts	(82)	(82)
Accounts and Rents Receivable, net	$264	$257

Noncurrent Accrued Rental Income included in Other Assets was approximately $45,000 and $54,000 as of July 31, 2017 and 2016, respectively.

Note 4—Property and Equipment

Property and equipment consisted of the following (in thousands):

July 31,	2017	2016
Building and Improvements	$51,240	$49,884
Land	10,412	10,412
Tenant Improvements	1,150	1,150
Other	1,374	1,291
Construction in Progress	823	377

Less Accumulated Depreciation	(13,839)	(12,141)
Total	$51,160	$50,973

Other property and equipment consists of furniture and fixtures, office and other equipment and miscellaneous computer hardware.

Depreciation and amortization expense pertaining to property and equipment was approximately $1.7 million, $1.6 million and $1.2 million for fiscal years 2017, 2016 and 2015, respectively.

Note 5—Investments

Rafael Pharmaceuticals, Inc. (“Rafael Pharmaceuticals”)

Rafael Pharmaceuticals is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells.

On December 7, 2015, IDT approved an investment of up to $10 million in Rafael Pharmaceuticals. $2 million of this investment was funded as of July 31, 2016, as follows: $500,000 funded upon signing the Subscription and Loan Agreement during the second quarter of fiscal year 2016; and $1.5 million funded during the third quarter of fiscal year 2016. The initial $2 million investment was in exchange for Rafael Pharmaceuticals' 3.5% convertible promissory notes due in fiscal year 2018. To date, the Company has not accrued interest on this note, as collection cannot be reasonably assured; however, the Company has received an independent appraisal indicating the fair value of its investment in Rafael Pharmaceuticals exceeds the carrying value. On September 16, 2016, the Company made an additional $8 million investment in exchange for Rafael Pharmaceuticals' 3.5% convertible promissory notes due in fiscal year 2018.

The Company will own, subsequent to July 31, 2017, its interests/rights in Rafael Pharmaceutical through a 90%-owned non-operating subsidiary, IDT-Rafael Holdings, LLC. (“IDT-Rafael Holdings”). IDT-Rafael Holdings holds warrants to purchase a significant stake in Rafael Pharmaceuticals, as well as other equity and governance rights in Rafael Pharmaceuticals, and owns 50% of CS Pharma Holdings, LLC (“CS Pharma”), a non-operating entity which holds the convertible debt and other rights to purchase equity interests in Rafael Pharmaceuticals.

Those interests/rights include:

1.	$10,000,000 of Series D Convertible Notes of Rafael Pharmaceuticals held by CS Pharma.

2.	A warrant to purchase 56% of the capital stock of Rafael Pharmaceuticals – first $10,000,000 worth of shares belongs to CS Pharma; and the remainder belongs to IDT-Rafael Holdings.

F-13

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

3.	Certain governance rights, including appointment of directors.

4.	The contractual right to receive "Bonus Shares" for an additional 10% of the outstanding capital stock of Rafael Pharmaceuticals that are issued only upon achieving certain milestones. If the milestones are met, Bonus Shares are to be issued without any additional payment and Howard Jonas has the right to designate the Bonus Shares to others, including those who are instrumental to the future success of Rafael.

On March 2, 2017, Howard Jonas, IDT’s Chairman of the Board, and Chairman of the Board of Rafael Pharmaceuticals, purchased 10% of the Company’s direct and indirect interest and rights in Rafael Pharmaceuticals for a purchase price of $1 million. Separately, Howard Jonas and Deborah Jonas jointly own $525,000 of Series C Convertible Notes of Rafael Pharmaceuticals, and The Howard S. and Deborah Jonas Foundation owns $525,000 of Series C Notes of Rafael Pharmaceuticals.

On September 12, 2017, the Company’s Compensation Committee, Corporate Governance Committee and Board of Directors approved a compensatory arrangement with Howard S. Jonas related to this right to receive additional Rafael shares. In connection with this arrangement, IDT-Rafael Holdings distributed this right to its members such that the Company received the right to 9% of the outstanding capital stock of Rafael and Mr. Jonas received the right to 1% of the outstanding capital stock of Rafael. In addition, as compensation for assuming the role of Chairman of the Board of Rafael, and to create additional incentive to contribute to the success of Rafael, on September 19, 2017, the Company assigned its right to receive 9% of the outstanding capital stock of Rafael to Mr. Jonas. The right is further transferable by Mr. Jonas, in his discretion.

The Rafael Pharmaceuticals Series D Note earns interest at 3.5% per annum, with principal and accrued interest due and payable on September 16, 2018. The Series D Note is convertible at the holder’s option into shares of Rafael Pharmaceuticals’ Series D Preferred Stock. The Series D Note also includes a mandatory conversion into Rafael Pharmaceuticals common stock upon a qualified initial public offering, and conversion at the holder’s option upon an unqualified financing event. In all cases, the Series D Note conversion price is based on the applicable financing purchase price. IDT-Rafael Holdings and CS Pharma were issued warrants to purchase shares of capital stock of Rafael Pharmaceuticals representing up to 56% of the then issued and outstanding capital stock of Rafael Pharmaceuticals, on an as-converted and fully diluted basis. The right to exercise warrants as to the first $10 million thereof is held by CS Pharma and the remainder is owned by IDT-Rafael Holdings. The warrant expires on December 31, 2020. Currently, if IDT desires to raise additional financing from unaffiliated parties in connection with IDT’s exercise of its warrant or other current rights to invest in Rafael Pharmaceuticals (but not including the Rafael Pharmaceuticals rights held by CS Pharma), it first must give the other CS Pharma holders the opportunity to provide such financing on a pro rata basis. The exercise price of the warrant is the lower of 70% of the price sold in an equity financing, or $1.25 per share, subject to certain adjustments. The minimum initial and subsequent exercises of the warrant shall be for such number of shares that will result in at least $5 million of gross proceeds to Rafael Pharmaceuticals, or such lesser amount as represents 5% of the outstanding capital stock of Rafael Pharmaceuticals, or such lesser amount as may then remain unexercised. The warrant will expire upon the earlier of December 31, 2020 or a qualified initial public offering or liquidation event of Rafael Pharmaceuticals.

As of July 31, 2017, and based on current shares issued and outstanding, the Company would need to pay approximately $71 million to exercise the warrant in full and approximately $56 million to purchase a 51% controlling stake and on an as-converted fully diluted basis approximately $122 million to exercise the warrant in full and approximately $98 million to purchase a 51% controlling stake in Rafael Pharmaceuticals.

The Company’s investment in Rafael Pharmaceuticals, which was included in “Investments” in the accompanying combined balance sheets, consists of the following:

July 31 (in thousands)	2017	2016
Convertible promissory note (at fair value)	$6,300	$2,000
Warrants (at cost)	5,400	—
Right to receive additional shares (at cost)	400	—
Total investment in Rafael Pharmaceuticals	$12,100	$2,000

Rafael Pharmaceuticals is a variable interest entity; however, the Company has determined that it is not the primary beneficiary as is does not have the power to direct the activities of Rafael Pharmaceuticals that most significantly impact Rafael Pharmaceuticals’ economic performance (see Note 1).

Lipomedix

Lipomedix Pharmaceuticals Ltd. (“Lipomedix”) is a development-stage, privately held Israeli company focused on the development of an innovative, safe and effective cancer therapy based on liposome delivery.

As a result of this investment, IDT received approximately 3.2% of the common shares outstanding. During the second quarter of fiscal year 2017, the Company made an additional $300,000 investment in Lipomedix, increasing its ownership to 13.95% of the issued and outstanding ordinary shares, as well as providing Lipomedix with an advance of $200,000. During the fourth quarter of fiscal year 2017, the Company made an additional $1.1 million investment, inclusive of the $200,000 advance, in Lipomedix, increasing its ownership to 38.86% of the issued share capital of the company on a fully diluted basis. As such, the Company began accounting for this investment under the equity method as of and for the fourth quarter of fiscal year 2017. During the fourth quarter of fiscal year 2017, the Company recognized approximately $113,000 as its proportionate share of Lipomedix's loss. As of July 31, 2017, Lipomedix had assets totaling $1.2 million and liabilities totaling $77,000.

F-14

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

The Company also holds options to purchase an additional $900,000 in shares, which would increase its ownership to 50.6% of the issued share capital on a fully diluted basis. The option expires on the earlier of (1) a merger or acquisition transaction, (2) an initial public offering, or (3) November 30, 2017.

Note 6—Income Taxes

The Company is a member of a combined group of entities for which income tax returns are filed for the combined group. Income taxes for the Company are calculated on a separate tax return basis. The current U.S. Federal and State income tax expense is recorded as an increase in the payable amount Due to IDT Corporation.

The Company provides for deferred taxes based on the difference between the basis of assets and liabilities for financial reporting purposes and the basis for income tax purposes, calculated using enacted rates that will be in effect when the differences are expected to reverse.

The components of income (loss) before income taxes are as follows (in thousands):

Year Ended July 31,	2017	2016	2015
Domestic	$156	$1,100	$(571)
Foreign	239	59	(160)
Income (Loss) Before Income Taxes	$395	$1,159	$(731)

Provision for income taxes as presented in the Statement of Comprehensive Income (Loss) consisted of the following (in thousands):

Year Ended July 31,	2017	2016	2015
Current:
Foreign	$—	$—	$—
Federal	12	23	—
State	—	—	—
Total current expense	12	23	—
Deferred:
Foreign	57	17	(44)
Federal	51	409	(220)
State	—	—	—
Total deferred expense	108	426	(264)
Income tax expense	$121	$449	$(264)

The differences between income taxes expected at the U.S. federal statutory income tax rate and income taxes are reported as follows (in thousands):

Year Ended July 31,	2017	2016	2015
U.S. federal income tax at statutory rate	$134	$394	$(249)
State income tax	9	52	(26)
Valuation allowance	—	—	—
Foreign tax rate differential	(24)	(5)	11
Permanent differences	1	6	1
Other	—	2	(1)
Income tax expense	$121	$449	$(264)

The Company has not recorded U.S. income tax expense for foreign earnings, as such earnings are permanently reinvested outside the United States. The cumulative undistributed foreign earnings are included in accumulated deficit in the Company’s combined balance sheets and consisted of approximately $2.2 million at July 31, 2017. Upon distribution of these foreign earnings to the Company’s domestic entities, the Company may be subject to U.S. income taxes and withholding of foreign taxes; however, it is not practicable to determine the amount, if any, which would be paid.

F-15

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows (in thousands):

July 31,	2017	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$7,193	$6,937	$7,392
AMT carryforwards	24	24	—
Reserves and accruals	1,619	1,603	1,540
Stock-based compensation	—	—	—
Gross deferred tax assets	8,836	8,564	8,932
Less valuation allowance	—	—	—
Total deferred tax assets	8,836	8,564	8,932
Total deferred tax liabilities	—	—	—
Deferred tax, net	$8,836	$8,564	$8,932

Net deferred tax assets are included in “Other current assets” in the combined balance sheets.

At July 31, 2017 and 2016, the Company has available Federal and State net operating loss ("NOL") carryforwards from domestic operations of approximately $18.0 million to offset future taxable income. The Federal and State NOL carryforwards will begin to expire in 2026. The Company has no available NOLs from foreign operations. The AMT carryforwards do not expire.

The Company has adopted the accounting policy that interest and penalties will be classified as a component of the provision for income taxes. As of the date of adoption of ASC 740 and through July 31, 2017, the Company did not have any interest or penalties associated with unrecognized tax benefits. The Company does not anticipate any significant changes to the unrecognized tax benefits within twelve months of this reporting date.

The Company is a member of IDT's combined group; therefore its income or loss was included in IDT's tax return. IDT currently remains subject to examinations of its combined U.S. federal tax returns for fiscal years 2013 through 2016, and state and local tax returns generally for fiscal years 2012 through 2016. The Company remains subject to examinations of its Israeli tax returns for fiscal years 2013 through 2016.

Note 8—Commitments and Contingencies

Legal Proceedings

The Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business. Although there can be no assurance in this regard, the Company does not expect any of those legal proceedings to have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

Note 9—Related Party Transactions

The Company continues to maintain an intercompany balance Due to IDT that relates to cash advances for investments, loan repayments, charges for services provided to the Company by IDT and payroll costs for the Company's personnel that are paid by IDT, partially offset by rental income paid by various companies under common control to IDT to the Company. IDT advanced $9.4 million to the Company during fiscal year 2017 to invest in Rafael Pharmaceuticals and Lipomedix. IDT advanced $2.1 million to the Company during fiscal year 2016 to invest in Rafael Pharmaceuticals and Lipomedix and $6.4 million to pay off the outstanding note payable on the 225 Old New Brunswick Road building. IDT charges the Company for certain transactions and allocates routine expenses for, among other things: (1) the allocation between the Company and IDT of employee benefits, taxes and other liabilities and obligations; (2) services to be provided by IDT relating to human resources and employee benefits administration; (3) the allocation of responsibilities relating to employee compensation and benefit plans and programs and other related matters; and (4) finance, accounting, tax and legal services to be provided by IDT to the Company. In fiscal years 2017 and 2016, IDT allocated to the Company an aggregate of approximately $993,000 and $688,000, respectively, for payroll, benefits, insurance and other expenses, which were included in “Selling, general and administrative expense” in the combined statements of comprehensive income (loss). In all periods presented, the Company was included in IDT's combined federal income tax return.

F-16

RAFAEL HOLDINGS, INC. AND AFFILIATES
NOTES TO COMBINED FINANCIAL STATEMENTS — (CONTINUED)

The change in the Company’s liability to IDT was as follows:

Years ended July 31, (in thousands)	2017	2016
Balance at beginning of year	$15,145	$11,568
Payments by IDT on behalf of the Company	993	688
Rental revenue earned from IDT	(3,705)	(3,729)
Cash repayments, net of advances	11,260	6,618
Balance at end of year	$23,693	$15,145

Note 10—Future Minimum Rents

The properties are leased to tenants under net operating leases with initial term expiration dates ranging from 2017 to 2025. The future contractual minimum lease payments to be received (excluding operating expense reimbursements) by the Company as of July 31, 2017, under non-cancelable operating leases which expire on various dates through 2025, are as follows:

Year ending July 31:
(in thousands)
2018	$902
2019	1,043
2020	1,079
2021	940
2022	843
Thereafter	2,791
Total Minimum Future Rental Income	$7,598

In addition to the aforementioned future minimum rents, the Company entered into two leases for space in the building located at 520 Broad Street in Newark, NJ during the third quarter of fiscal year 2016. The first lease is for a portion of the sixth floor for an eleven-year term, of which the first six years are non-cancellable. The second lease is for a portion of the ground floor and basement for a term of ten years, seven months.

Related parties represented approximately 64%, 67%, and 53% of the Company’s total revenue for the years ended July 31, 2017, 2016 and 2015, respectively. The related party leases expire in April 2025 and are for 88,631 square feet and include two parking spots per thousand square feet of space leased. The annual rent will be approximately $1.7 million. The related parties have the right to terminate theses leases upon four months’ notice, and upon early termination will pay a termination penalty equal to 25% of the portion of the rent due over the course of the remaining term. Related parties will have the right to lease an additional 25,000 square feet in the building located at 520 Broad Street on the same terms as the base lease, and other rights to a further 25,000 square feet should all available space be leased to other tenants. Upon expiration of the lease, these related parties have the right to renew the leases for another 5 years.

Note 11—Business Segment Information

The Company conducts business as one operating segment.

Geographic Information

Revenue from customers located outside of the United States was generated entirely from related parties located in Israel. Revenue from these non-United States customers as a percentage of total revenues was as follows (revenues by country are determined based on the location of the related facility):

Year ended July 31,	2017	2016	2015
Revenue from tenants located in Israel	5%	5%	8%

Net long-lived assets and total assets of the Company were located as follows:

(in thousands)	United States	Israel	Total
July 31, 2017
Long-lived Assets, net	$71,674	$2,363	$74,037
Total Assets	83,675	2,529	86,204
July 31, 2016
Long-lived Assets, net	$59,930	$1,766	$61,696
Total Assets	62,366	1,943	64,309

F-17